   As filed with the Securities and Exchange Commission on October 3, 1995
                                                       Registration No. 33-79484

================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                          -------------------------

                               POST-EFFECTIVE
                               AMENDMENT NO. 6
                                     TO

                                  FORM S-1

                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                          -------------------------

                          CROWN CASINO CORPORATION

           (Exact name of registrant as specified in its charter)

           TEXAS                                        7999                                    63-0851141
(State or other jurisdiction of              (Primary Standard Industrial                       (IRS Employer
incorporation or organization)               Classification Code Number)                   Identification Number)

                    2415 WEST NORTHWEST HIGHWAY, SUITE 103
                             DALLAS, TEXAS  75220
                                (214) 352-7561

                 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              EDWARD R. MCMURPHY
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           CROWN CASINO CORPORATION
                    2415 WEST NORTHWEST HIGHWAY, SUITE 103
                             DALLAS, TEXAS  75220
                                (214) 352-7561

              (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                            HELEN T. FERRARO, ESQ.
                          SMITH, GAMBRELL & RUSSELL
                                  SUITE 1800
                          3343 PEACHTREE ROAD, N.E.
                              ATLANTA, GA 30326
                                (404) 264-2620


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                           CROWN CASINO CORPORATION

                           ------------------------

                            CROSS REFERENCE SHEET
                 (PURSUANT TO ITEM 501(B) OF REGULATION S-K)


       FORM S-1 ITEM NUMBER                                         CAPTION OR LOCATION IN PROSPECTUS
       --------------------                                         ---------------------------------
1.    Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus . . . . . . . .     Cover Page of Registration Statement; Cross
                                                                        Reference Sheet; Outside Front Cover

2.    Inside Front and Outside Back Cover Pages
         of Prospectus  . . . . . . . . . . . . . . . . . . . .     Inside Front Cover Page; Outside Back Cover Page

3.    Summary Information, Risk Factors and
         Ratio of Earnings to Fixed Charges . . . . . . . . . .     Prospectus Summary; The Company; Risk Factors

4.    Use of Proceeds . . . . . . . . . . . . . . . . . . . . .     Use of Proceeds

5.    Determination of Offering Price . . . . . . . . . . . . .     Plan of Distribution

6.    Dilution  . . . . . . . . . . . . . . . . . . . . . . . .     *

7.    Selling Security Holders  . . . . . . . . . . . . . . . .     Selling Shareholders

8.    Plan of Distribution  . . . . . . . . . . . . . . . . . .     Cover Page; Plan of Distribution

9.    Description of Securities to be Registered  . . . . . . .     Dividend Policy; Description of Capital Stock

10.   Interests of Named Experts and Counsel  . . . . . . . . .     *

11.   Information with Respect to the Registrant  . . . . . . .     Prospectus Summary; Risk Factors; The Company;
                                                                        Dividend Policy; Market Price of and Dividends
                                                                        on Common Stock; Selected Financial Information;
                                                                        Management's Discussion and Analysis of
                                                                        Financial Condition and Results of Operations;
                                                                        Business; Management; Executive Compensation;
                                                                        Certain Transactions; Change in Independent
                                                                        Auditors; Security Ownership of Certain
                                                                        Beneficial Owners and Management; Selling
                                                                        Shareholders; Description of Capital Stock;
                                                                        Financial Statements

12.   Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities . . . .     *

---------------
* Not applicable.

PROSPECTUS
                          MAXIMUM OF 10,121,869 SHARES

                            CROWN CASINO CORPORATION

                              -----------------

                                 COMMON STOCK

                              -----------------

       Of the 10,121,869 shares of Common Stock (the "Common Stock") of Crown Casino Corporation (the "Company") being offered hereby, 2,000,000 shares are being sold by the Company and 6,937,623 shares are being sold by certain holders of Common Stock. In addition, 1,184,246 shares of Common Stock underlying outstanding common stock purchase warrants are being offered for sale to the public by the holders of such warrants upon the exercise thereof. Such warrants are exercisable at prices ranging from $3.00 per share to $12.00 per share. Unless the context otherwise requires, the holders of Common Stock or outstanding warrants selling shares hereunder are hereinafter collectively referred to as the "Selling Shareholders." The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. The 2,000,000 shares being sold by the Company are being marketed on a best efforts basis by certain directors and executive officers of the Company, who will not receive any commissions or other remuneration in connection with such activities. See "Plan of Distribution." There is no minimum purchase requirement and there are no escrow arrangements with respect to such shares. The offering of such shares by the Company will expire November 8, 1996, unless earlier terminated in the sole discretion of the Company. The Company's Articles of Incorporation contain certain restrictions on ownership of the Common Stock. See "Risk Factors - Restrictions on Holders of Company Common Stock Contained in Articles of Incorporation."

       The Company's Common Stock is traded in the over-the-counter market under the Nasdaq symbol "DICE." On September 29, 1995, the average of the closing bid and asked prices for the Common Stock, as reported on the Nasdaq system, was $4.00 per share. As of the date hereof, the Company has sold a total of 915,000 shares of Common Stock in this offering, 320,000 shares at a price of $5.00 per share, 170,000 shares at a price of $3.50 per share, and 425,000 shares at a price of $4.00 per share. The offering price of the remaining 1,085,000 shares of Common Stock being sold by the Company hereby will be $5.00 per share.

       SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                -------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================
                                                                Underwriting      Proceeds to       Proceeds
                                                 Price to      Discounts and        Selling            to
                                                  Public        Commissions      Shareholders      Company(1)
                                                 --------      -------------     ------------      ----------
Offering by Selling Shareholders:(2)             See Text         See Text         See Text
  Offering Price Per Share  . . . . . . .         Below            Below            Below              $0
                                                 --------      -------------     ------------      ----------
  Offering Price Per Share of Common             See Text         See Text         See Text
       Stock Underlying Warrants  . . . .         Below            Below            Below              $0
                                                 --------      -------------     ------------      ----------
Offering by Company:
    Offering Price Per Share  . . . . . .           $5.00            $0               $0               $5.00
                                                 --------      -------------     ------------      ----------
            Total Minimum . . . . . . . .           $0               $0               $0               $0
                                                 --------      -------------     ------------      ----------
            Total Maximum . . . . . . . .           $5.00            $0               $0           $9,320,000
=============================================================================================================

(1) Before deducting expenses payable by the Company, which are estimated to be $200,000. Amounts shown reflect the sale by the Company of 320,000 shares at a price of $5.00 per share, 170,000 shares at a price of $3.50 per share, 425,000 shares at a price of $4.00 per share, and assume the sale of the remaining 1,085,000 shares at a price of $5.00 per share.
(2) The Selling Shareholders have advised the Company that they propose to offer for sale and to sell the Common Stock from time to time until November 8, 1996, through brokers in the over-the-counter market, in private transactions, and otherwise, at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon price fluctuations and the manner of sale. If the Common Stock is sold through brokers, the Selling Shareholders will pay brokerage commissions and other charges (which compensation as to a particular broker-dealer may be in excess of customary commissions). Except for the payment of such brokerage commissions and charges and the legal fees, if any, of the Selling Shareholders, the Company will bear all expenses in connection with registering the shares offered hereby. Such expenses are estimated to total approximately $200,000. See "Plan of Distribution."

         This Prospectus also relates to such additional securities as may be issued to the Selling Shareholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments.

              The date of this Prospectus is October ____, 1995

                            AVAILABLE INFORMATION

         The Company is subject to certain informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 75 Park Place, 14th Floor, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

         The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission as an exhibit to the Registration Statement.

                             PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus.

        Crown Casino Corporation, formerly Skylink America Incorporated, and subsidiaries ("Crown" or the "Company") owns a 50% interest in St. Charles Gaming Company, Inc. ("SCGC"), which owns and operates a riverboat gaming casino located in Calcasieu Parish, Louisiana that opened on July 29, 1995, owns an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada which is being held for development of a hotel and casino, and in July 1995 entered into a definitive purchase agreement to acquire the Bourbon Street Hotel and Casino (the "Bourbon Street Casino") located in Las Vegas, Nevada. The Company is also actively pursuing other gaming opportunities in these and other jurisdictions.

        From its inception in 1983 to February 1994, the Company had been engaged in various facets of the cable programming business including (i) providing Free-To-Guest ("FTG") and Pay-Per-View ("PPV") programming services and equipment to the lodging and hospital industries, (ii) designing, producing and selling PPV equipment, (iii) constructing and operating Satellite Master Antenna Television and Community Antenna Television systems, and (iv) the buying and selling of cable properties and assets.

        During the fiscal year ended April 30, 1992, management concluded that the hotel/motel FTG programming business had become increasingly competitive from a profit margin standpoint and that programming in the hotel industry was at or near saturation. Based on its conclusion that the value of the FTG business had peaked, in late fiscal 1992 the Company sold the majority of its FTG programming business which accounted for approximately 85% of the Company's total revenues during fiscal 1992. In June 1993, the Company made the decision to enter the gaming industry and, based upon that decision, the Company sold its remaining cable assets in November 1993 and February 1994.

        On June 25, 1993, Crown entered the gaming industry with the purchase of SCGC for $500,000 cash and 1.6 million shares of Crown common stock. SCGC had been formed in January 1993 in order to apply to the Louisiana Riverboat Gaming Commission ("Gaming Commission") to operate a riverboat gaming casino to be based in St. Charles Parish, Louisiana, near New Orleans. On June 18, 1993, SCGC received preliminary approval of its application from the Gaming Commission and in July 1993 filed its application with the Louisiana Riverboat Gaming Enforcement Division of the Office of State Police (the "Enforcement Division") for a license to operate a riverboat gaming casino. On March 29, 1994, SCGC received one of only fifteen authorized riverboat gaming licenses, subject to certain conditions, issued in the State of Louisiana.

        In January 1995, SCGC made the strategic decision to relocate the site for its planned Louisiana casino from St. Charles Parish to Calcasieu Parish in the southwest part of the state near the Texas border. See "Business--Gaming Development." In March 1995, the Company entered into an agreement with Louisiana Riverboat Gaming Partnership ("LRGP") to form a joint venture to develop the Calcasieu Parish project. LRGP, a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc., an Edward J. DeBartolo company, currently owns the Isle of Capri(SM) dockside riverboat casino located on the Red River in Bossier City, Louisiana. On June 9, 1995, the Company sold 50% of the outstanding common stock of SCGC for (i) a five-year $20 million note (the "LRGP Note"), (ii) $1 million cash, and (iii) a warrant (which may only be exercised by converting a portion of the LRGP Note) to purchase 416,667 shares of Casino America common stock at $12 per share. In July 1995, SCGC's riverboat casino opened for business in Calcasieu Parish as an Isle of Capri(SM) themed property. Certain conditions remain to be satisfied before a permanent riverboat gaming license will be issued by the Enforcement Division, although the casino may conduct business prior to receipt of such permanent license. See "Business--Gaming Development."

        SCGC's site in Calcasieu Parish consists of a 10.5 acre tract and an adjacent 5.5 acre tract (collectively, the "Site") on the west bank of the Calcasieu River bordering Lake Charles to the east and approximately 1/8 mile south of Interstate 10. The Site is approximately 28 miles east of the Texas border, which makes the casino the closest riverboat gaming establishment to Houston, Texas. The Company believes a majority of the casino's patrons come from Texas, due in part to the current absence of legalized casino gaming in Texas. SCGC has entered into lease agreements with respect to the Site for an initial term of five (5) years with renewal options for an additional thirty-five (35) years.

        The Calcasieu Parish casino's gaming operations are being managed by Casino America. Casino America has been a developer, owner and operator of dockside riverboat and dockside floating pavilion casinos and related facilities since 1992. Casino America currently owns and operates floating pavilion casinos in Biloxi and Vicksburg, Mississippi, and operates the dockside riverboat casino in Bossier City, Louisiana owned by LRGP.

        On December 13, 1993 the Company acquired 100% of the outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS"), a Nevada corporation, which was organized in September 1992 for the purpose of developing a hotel and casino project in Las Vegas, Nevada known as the Desert Winds Hotel and Casino (the "Desert Winds"). GEMS via contract had the right to purchase an 18.6 acre parcel of land for $10 million in the gaming district of Las Vegas. The option was exercised and the land was purchased on June 8, 1994. GEMS has no operations other than its development of the Desert Winds project. In connection with this transaction, the Company issued 885,000 shares of its common stock and assumed approximately $585,000 of liabilities. The Desert Winds site has received zoning approval for the construction of a 12-story, 400 room hotel and casino.

        In July 1995, the Company entered into a definitive asset purchase agreement to acquire the Bourbon Street Casino located in Las Vegas, Nevada for a purchase price of $10 million. The Bourbon Street Casino has approximately 430 slot machines and 15 table games over its 15,000 square feet of gaming space, 166 hotel rooms, including 16 suites, and has reported annual revenues of approximately $12 million. Consummation of this transaction is scheduled to occur in October 1995, unless extended by the parties.

        On August 31, 1995, the Company applied to the Gaming Commission for a certificate of preliminary approval for a gaming license which had been previously issued by the Gaming Commission to a third party and was subsequently surrendered back to the State by such third party due to a decision to abandon the project. Thirteen other applicants have also applied for preliminary approval for this license. No action has been taken by the Gaming Commission, and a recent notice to the applicants from the Gaming Commission indicates that all proceedings regarding the preliminary approval process have been suspended pending the resolution of certain legal proceedings regarding the parameters of the Gaming Commission's statutory authority.

        The Company is also pursuing opportunities to potentially acquire a second riverboat casino which would be operated from SCGC's existing site in Calcasieu Parish, although no agreement has been reached with any third party respecting such an acquisition and any such acquisition would require various state and local regulatory approvals, including the approval of the Gaming Commission and the Enforcement Division. See "Business - Future Expansion."

        The Company's business strategy is to expand its gaming operations through acquisition and development in new and existing gaming jurisdictions.

                        SUMMARY FINANCIAL INFORMATION
                    (In thousands, except per share data)


                                                                                                    Three Months Ended
                                                      Years Ended April 30,                              July 31,
                               ---------------------------------------------------------------     ---------------------
                                  1995          1994         1993         1992          1991         1995         1994
                                  ----          ----         ----         ----          ----         ----         ----
INCOME STATEMENT DATA:

   Revenues from:
     Continuing operations     $     --       $    --       $   --      $     --     $     --      $    --      $    --
     Discontinued operations         --           604        1,347        11,618       13,602           --           --

   Income (loss) from:
     Continuing operations     $(20,325)      $(2,052)      $ (263)     $   (380)    $   (581)     $10,745 (5)  $(1,525)
     Discontinued operations                     (177)        (145)        2,701 (1)     (614)          --           --
                               ---------------------------------------------------------------     --------------------
                               $(20,325)      $(2,229)      $ (408)     $  2,321     $ (1,195)     $10,745      $(1,525)
                               ===============================================================     =====================


   Income (loss) per share from:
     Continuing operations     $  (2.01)      $  (.34)      $ (.07)     $   (.10)    $   (.16)     $   .87      $  (.16)
     Discontinued operations                     (.03)        (.04)          .73         (.16)          --           --
                               ---------------------------------------------------------------     --------------------
                               $  (2.01)      $  (.37)      $ (.11)     $    .63     $   (.32)     $   .87      $  (.16)
                               ===============================================================     =====================



                                                                                                       Balance at
                                                        Balance at April 30,                             July 31,
                               --------------------------------------------------------------       ------------------
                                  1995          1994         1993         1992          1991               1995
                                  ----          ----         ----         ----          ----               ----
BALANCE SHEET DATA:

   Total assets(2)             $ 54,507       $30,974       $4,388        $5,477       $2,148             $39,985

   Working capital              (30,981) (3)    2,607        1,167           991        1,270               2,403

   Long-term obligations          2,271         2,330           --            --        6,009 (4)               4

   Stockholders' equity          17,930        23,837        3,711         4,196        1,875              28,898

   Shares outstanding            11,678         8,999        3,524         3,689        3,697              11,741

____________________

(1) Includes a gain on the sale of certain cable assets of $5.7 million before income taxes.
(2) Assets related to discontinued operations are shown net of related liabilities.
(3)     Includes debt and capital lease obligations of $29,388.
(4)     Long-term obligation amounts pertain to discontinued operations.
(5) Includes a gain on the sale of 50% of SCGC of $13.4 million after income taxes.

                                  THE COMPANY

        The Company was incorporated under the laws of Alabama in 1983. In 1989, the Company reincorporated in Texas and in 1993, the Company entered the gaming business and changed its name to Crown Casino Corporation. The Company's executive offices are located at 2415 West Northwest Highway, Suite 103, Dallas, Texas 75220 and its telephone number is 214-352-7561.

                                  RISK FACTORS

        In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following information relating to the Company and the Common Stock before making an investment in the Common Stock offered hereby.

NEW VENTURE RISKS; LACK OF OPERATING HISTORY

        The SCGC Louisiana casino project is a new development. The Company's operations are subject to all of the many risks inherent in the establishment of a new business enterprise, including operating problems with the riverboat and the land-based support facility, as well as the ability of the Company to market a new venture in a new gaming jurisdiction. The Company has never been involved in constructing land based support facilities or operating riverboat casinos. While the Company has engaged Casino America to manage the Company's Louisiana casino operations, and the Company believes that Casino America personnel do possess extensive casino management experience, such personnel have only limited experience in managing riverboat casinos. There can be no assurance that the Company will be able to operate and manage the Louisiana casino on a profitable basis.

        In addition, the land based support facility for the SCGC Louisiana casino project is not yet completed. The Company estimates that approximately $45 million will be spent to complete the parking garage and permanent terminal facility, construct a 300-room hotel, complete certain road improvements, and retire project-related payables. The Company expects that the additional capital necessary to complete this project will come from LRGP, Casino America or a financing source arranged by either of them, as well as cash flows from the Calcasieu Parish project. However, neither LRGP nor Casino America has a contractual obligation to provide such capital and no assurance can be given that such parties will provide the capital necessary to complete the planned improvements.

        The Company has entered into a definitive agreement to acquire the Bourbon Street Casino in Las Vegas, Nevada. However, the Company has never operated a casino in the State of Nevada and has no experience in conducting gaming operations in the State of Nevada. See "Risk Factors - Financing Risk" and "Risk Factors - Licensing Risk."

DEPENDENCE ON KEY PERSONNEL

        Management of the Company has no prior operating experience in riverboat gaming. Therefore, the success of the Company is largely dependent upon the efforts and skills of certain executive officers, key employees and Casino America, the loss of services of any of whom could materially adversely affect the Company. The Company's business will require managers with gaming industry experience and skilled employees. A shortage of skilled labor exists in the gaming industry, which may make it more difficult and expensive to attract and retain qualified employees. While the Company believes that it will be able to attract qualified employees, no assurance can be given that such employees will be available to the Company.

COMPETITION

        The casino gaming industry is highly fragmented and characterized by intense competition among a large number of participants, including riverboat, dockside and land-based casinos, video lottery terminals, Indian gaming, and other forms of legalized gaming in the United States. The Company will be competing with other larger, more established gaming companies, some of which have far greater financial resources than the Company. The Calcasieu Parish casino is the third riverboat casino operating in the Lake Charles area. In addition, a land-based Indian-owned casino opened in January 1995 in Kinder, Louisiana approximately 39 miles from the site of the Calcasieu Parish project. The Company believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based on the quality and location of gaming facilities, the effectiveness of marketing efforts, and customer service and satisfaction. Although management of the Company believes that the location of the Calcasieu Parish riverboat casino will allow it to effectively compete with other casinos in the area, the Company expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational.

FINANCING RISK

        In June 1994, SCGC completed a private placement of a $28,000,000 Senior Secured Increasing Rate Note (the "Senior Note") to an institutional investor (the "Lender"). SCGC repaid $6.5 million of the Senior Note in October 1994. The balance of the Senior Note was repaid in August 1995 from the issuance of $38.4 million of Senior Secured Increasing Rate Notes (the "New Notes") issued jointly by SCGC and LRGP to the same Lender. The New Notes become due on July 27, 1996, but may be extended for two additional six-month periods under certain circumstances. Also, the New Notes contain a variety of business, operating and financial covenants, including maintaining minimum cash flow and fixed charge coverage. An event of default has occurred due to the failure to meet certain financial covenants governing the New Notes. SCGC and LRGP are currently having discussions with the Lender regarding the event of default to obtain a waiver or amendment to the New Notes. While no assurance can be given that a satisfactory waiver or amendment will be forthcoming, the Company expects SCGC and LRGP will be able to obtain such waiver or amendment to cure the event of default. Neither the Company nor any of its consolidated subsidiaries are guarantors of the New Notes.

        In the event SCGC and LRGP are unable to finance the retirement of the New Notes or are unable to secure third party financing sufficient to retire the New Notes, they will either seek an extension of the maturity date of such New Notes or the Company will seek third party financing on their behalf. There can be no assurance that they will be able to secure either such extension or such third party financing.

        In July 1995, the Company entered into a definitive agreement to acquire the Bourbon Street Casino in Las Vegas, Nevada for a purchase price of $10 million, of which $500,000 was deposited in an escrow account and is subject to forfeiture in certain circumstances, generally in the event that the terms of the agreement are breached by the Company. The Company anticipates raising the remaining $9.5 million purchase price necessary to complete the acquisition of the Bourbon Street Casino from (i) conversion of $5 million of the LRGP Note into shares of Casino America common stock and the subsequent sale of such shares, (ii) the sale of all or a portion of the LRGP Note, (iii) the public or private sale of the Company's Common Stock, and/or (iv) the issuance of debt. However, there can be no assurance that any such financing will be obtained by or available to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

        In addition, the land-based support facility for the SCGC Calcasieu Parish casino project is not yet completed. The Company estimates that as of September 10, 1995 an additional $24 million will be spent to complete the parking garage, permanent terminal facility, certain road improvements, and retire project-related payables. In addition, SCGC plans to construct a 300 room hotel at an estimated cost of $15 million. The Company expects that the additional capital necessary to complete this project will come from LRGP, Casino America or a financing source arranged by either of them, as well as cash flows from the Calcasieu Parish project. However, neither LRGP nor Casino America has a contractual obligation to provide such capital and no assurance can be given that such parties will provide the capital necessary to complete the planned improvements.

SUBSTANTIAL LEVERAGE AND RELATED DEBT SERVICE

        In connection with the issuance of the New Notes and other equipment capital lease related debt incurred in connection with the establishment and operation of the Calcasieu Parish casino, SCGC and LRGP have substantial annual fixed debt service obligations. The ability of SCGC and LRGP to meet debt service requirements will depend on the ability (i) to generate sufficient cash flows from operations and/or (ii) to refinance the New Notes when they become due. Management of the Company believes that SCGC's and LRGP's cash flows from operations will be sufficient to make the required interest payments on the debt outstanding at such time. However, these operations are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of SCGC and LRGP. As a result, there can be no assurance that operations will generate sufficient cash flows to meet their debt service requirements.

LICENSING RISK

        SCGC has received a certificate of final approval from the Gaming Commission and a license with certain conditions from the Enforcement Division. The conditions to the license include the operation of the riverboat under an approved plan of security and internal controls for a period of six months, exercising due diligence in the development of its planned hotel in Calcasieu Parish, and obtaining the Enforcement Division's prior written approval for any modification to its plans for such hotel, including the abandonment of any portion of the project. Upon satisfaction of the conditions to the license, a permanent license will be issued by the Enforcement Division. No assurance can be given that these conditions will be met or that such final license or approvals will be obtained.

        In addition, there are numerous statutes and regulations in the State of Nevada governing gaming, and the Nevada regulatory authorities also have broad discretionary powers in connection with the licensing process. There can be no assurance that the Company will obtain the necessary permits and licenses in order to complete the acquisition of the Bourbon Street Casino, or to develop other casinos in Nevada, should the Company wish to do so. The Company expects to close the acquisition of the Bourbon Street Casino prior to receipt of a gaming license in the State of Nevada. From the date of the first closing until such time as the Company is issued a Nevada gaming license, the Company will lease the Bourbon Street Casino assets to the previous owners of the casino (who do have a Nevada gaming license) under an interim lease arrangement. In the event the Company does not obtain a gaming license within sixteen (16) months following the first closing, the lease will terminate and the previous owners may remove all of the gaming assets from the casino and shall have no further obligation to complete the sale of those assets to the Company.

        There are numerous other requirements specified in both the Nevada and Louisiana gaming statutes and relevant regulations governing the ownership and control of gaming operations, and the state regulatory agencies have broad discretionary authority to take action necessary to protect the public interests, including suspension or revocation of a license or disqualification of persons associated with the gaming operations who are found to be unsuitable. The Company will have expended significant sums of money for the acquisition of the Bourbon Street Casino, and SCGC has expended significant sums of money in the development of the Calcasieu Parish casino, prior to having obtained all final requisite licenses, permits and approvals. The failure to obtain any such license, permit or approval, as well as any withdrawal, suspension, revocation, restriction or failure to renew such license, permit or approval, would have a material adverse impact on the Company.

REGULATION OF LOAN TRANSACTIONS

        Under the Louisiana Riverboat Economic Development and Gaming Control Act (the "Louisiana Riverboat Act"), and applicable regulations issued thereunder, the Enforcement Division is empowered to regulate the adequacy and business terms of the financing of a licensee. The Enforcement Division is empowered under the regulations to order any loan transaction which it finds
unacceptable for any reason rescinded.   Within 30 days of any loan transaction
involving a licensee, the licensee must file a statement with the Enforcement Division disclosing the names and addresses of all parties to the transaction and the terms of the transaction. If, after whatever investigation the Enforcement Division deems appropriate, the Enforcement Division finds that the transaction is contrary or inimical to the public health, safety, morals, and good order and general welfare of the people of Louisiana, or would reflect, or tend to reflect, discredit upon the State of Louisiana, or the gaming industry, the Enforcement Division may order the transaction rescinded within such time and upon such terms and conditions as it may deem appropriate. The Enforcement Division has reviewed and approved the issuance of the New Notes.

        Similarly, the Nevada Gaming Commission has the authority to approve the holder of any debt securities of a gaming company conducting gaming operations in the state, and in connection therewith, if the Company issues debt in order to complete the acquisition of the Bourbon Street Casino, such debt issuance would likely require the approval of the Nevada Gaming Commission. No assurance can be given that such approval would be obtained.

NEW GAMING JURISDICTION

        Louisiana is a new gaming market, with the first riverboat gaming activities commencing in November 1993 on Lake Ponchartrain. Through August 31, 1995, there were twelve riverboat casinos operating in Louisiana; however, two riverboat casinos operating near New Orleans have been placed in bankruptcy recently, and other riverboat casinos operating in Louisiana have reported disappointing results of operations. The success of gaming in a market which has never supported gaming operations cannot be guaranteed or accurately predicted. The number of patrons of a riverboat casino in a new gaming jurisdiction like Louisiana and the propensity of these patrons to wager cannot be predicted with any degree of certainty and there can be no assurance that SCGC will be able to operate the Calcasieu Parish casino in a profitable manner.

REGULATORY UNCERTAINTY IN LOUISIANA

        The gaming industry in the State of Louisiana has recently received national media attention in part due to the commencement by federal authorities of an investigation of certain members of the Louisiana legislature and their association with gaming interests. There are also reports that a significant percentage of Louisiana residents are opposed to gaming in the State.
Depending upon the results of the investigation and other political developments, it is possible that the State of Louisiana may pass new gaming statutes and regulations which could have an adverse impact upon gaming generally in the State of Louisiana. The Company cannot predict how any such new or different statutes or regulations would impact SCGC's operations in the State of Louisiana.

        The Louisiana Riverboat Act permits the issuance of up to fifteen licenses to conduct gaming activities on a riverboat, of which no more than six may be issued for the operation of gaming activities on riverboats in any one parish. The Enforcement Division has awarded fifteen licenses, including one to the Company. In addition, Louisiana law also permits the operation of a single land-based facility in New Orleans. There are also Indian gaming casinos currently in operation in the state which are not subject to Louisiana gaming laws.

        The initial license necessary for conducting gaming activities on the Louisiana casino is for a five-year term and, thereafter, is renewable for one-year terms. No assurance can be given that the Enforcement Division will renew such license. No assurance can be given that the State of Louisiana will not repeal or amend existing legislation or enact legislation which may have a material adverse effect on the Company, including legislation that may (i) increase the number of riverboat gaming licenses which can be granted, (ii) authorize dockside gaming, (iii) permit more than one land-based casino, (iv) increase the statutory gaming fees and/or taxes, or (v) limit or prohibit gaming activities in the State of Louisiana.

        The Enforcement Division has broad discretion to deny, condition, restrict, revoke or suspend gaming licenses, including the license received by the Company, and impose fines and other penalties for violation of the Louisiana Riverboat Act and/or the relevant rules and regulations. Penalties may include revocation or suspension of licenses or permits. In such event, the ability of SCGC or the Company to successfully pursue a claim against the State of Louisiana, the Enforcement Division and/or the Gaming Commission involves the interpretation of state and federal law, including constitutional law, as to which the law is unclear. In addition, the Louisiana statute makes it clear that all risk of non-licensing is on the applicant, and each applicant is required to sign a comprehensive release of all present and future claims concerning matters of licensing and regulatory oversight against the Enforcement Division and the State of Louisiana. Accordingly, no prediction can be made regarding SCGC's or the Company's ability to successfully pursue such a claim if such a claim were to arise.

TAXATION

        The Company believes that the availability of significant additional revenue through taxation is one of the primary reasons that Louisiana and other jurisdictions have legalized gaming. The Company's gaming operations are, and any future gaming operations are likely to be, subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees would adversely affect the Company.

MARITIME CONSIDERATIONS

        Under the provisions of Title 46 of the U.S. Code, the design, construction and operation of the Calcasieu Parish riverboat casino are subject to regulation and approval by the U.S. Coast Guard. SCGC's riverboat vessel has received a Certificate of Inspection. The Calcasieu Parish riverboat casino will be subject to periodic inspections by the Coast Guard and every five years the riverboat must be dry docked for hull and other inspections, which will result in a loss of service that can have an adverse effect on the Company. Loss of the Certificate of Inspection would preclude the use of the riverboat as a floating casino.

        All shipboard employees of SCGC employed on U.S. Coast Guard regulated vessels, including those not involved with the actual operation of the vessel, such as dealers, cocktail hostesses and security personnel, may be subject to the Jones Act, which, among other things, exempts those employees from state limits on workers' compensation awards. The Company believes that SCGC has adequate insurance to cover employee claims.

        Operating on the Calcasieu River will expose the riverboat casino to marine hazards such as unpredictable river currents, potentially severe weather conditions and exposure to maritime traffic. SCGC has obtained maritime insurance coverage; however, the occurrence of a catastrophic loss in excess of such coverage could have a material adverse effect on the Company.

REGULATION BY GAMING AUTHORITIES

        Typically, gaming authorities, including those in Louisiana and Nevada, have discretionary authority to, and in certain circumstances must, require a direct or indirect holder of Common Stock to file an application to be investigated and to be found suitable as an owner or landlord of a gaming establishment. Such application may be required regardless of the circumstances under which ownership is obtained. The gaming laws and regulations of other jurisdictions in which the Company may seek or obtain licenses may also contain restrictions on the ability of a person or group to acquire or hold such securities or may require regulatory approval. In addition, the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916 and applicable regulations thereunder contain provisions designed to prevent persons who are not citizens of the United States, as defined therein, from holding in the aggregate more than 25% of the outstanding shares of common stock of the entities subject to such regulation. In addition, Louisiana and Nevada gaming regulators have the statutory right to investigate and approve any holder of 5% or more of the outstanding Common Stock of the Company. The regulator must determine that such persons are deemed suitable to hold such stock and may require such holders to make filings and submit to regulatory proceedings in order to be qualified. Any holder of Common Stock required to apply for a finding of suitability must pay all investigative fees and costs of the gaming authorities in connection with such an investigation. Such restrictions could adversely affect the marketability of the Company's Common Stock.

        In both Louisiana and Nevada, if the gaming authority finds that an individual owner or holder of a security of a corporate licensee or of a holding or an intermediary company or any person or persons with an economic interest in a licensee, or a director, partner, officer or manager is not qualified under applicable law or regulation and if, as a result, the licensee is no longer qualified to continue as a licensee, the gaming authority may suspend or revoke the license or permit. The gaming authority may also issue, under penalty, a revocation of license, a condition of disqualification naming the person or persons and declaring that such person or persons may not receive dividends or interest on securities of the corporation, exercise directly, or through trustee or nominee, a right conferred by securities of the corporation, receive remuneration from the licensee, receive any economic benefit from the licensee, continue an ownership or economic interest in a licensee or remain as a manager, officer, director or partner of a licensee.

ENVIRONMENTAL REGULATION

        The Company and SCGC are subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous material. While the Company and SCGC believe that they are presently in material compliance with all environmental laws, failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts of law which could adversely affect operations. Neither the Company nor SCGC maintains environmental impairment liability insurance to cover such events.

RESTRICTIONS ON HOLDERS OF COMPANY STOCK CONTAINED IN ARTICLES OF INCORPORATION

        The Articles of Incorporation of the Company provide that any shareholder of the Company who is found to be unsuitable by any gaming regulatory authority with jurisdiction over the Company's operations, may, in the discretion of the Board of Directors, be required to divest the shares of Company stock owned by such person within forty-five (45) days from the date on which the Company notifies the disqualified holder of the regulatory authority's determination of unsuitability, or the Company will have the right to purchase such stock at a price equal to the fair market value as defined in the Articles of Incorporation less twenty-five percent (25%).

        In addition, the Articles of Incorporation require that the Company maintain compliance under the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916, as amended, restricting the amount of shares of Company Common Stock which may be held by non-U.S. citizens. The Company may require foreign persons to divest their shares of Company Common Stock in accordance with the provisions of the Articles of Incorporation in the event that the Company determines that it is in violation of either of these Acts. See "Description of Capital Stock."

UNCERTAINTY WITH RESPECT TO LAS VEGAS PROJECTS

        The Company acquired all of the outstanding shares of capital stock of GEMS in December 1993 in exchange for an aggregate of 885,000 shares of Company Common Stock and the assumption of approximately $585,000 of liabilities. In June 1994, the Company exercised its option to purchase 18.6 acres of real property in Las Vegas for the development of a hotel and casino. This project is in the earliest stages of development, and there can be no assurance that the project will be completed, or if completed, that the project will be operated profitably. See "Business."

        In July 1995, the Company entered into a definitive agreement to acquire the Bourbon Street Casino in Las Vegas, Nevada for a purchase price of $10 million, of which $500,000 was deposited in an escrow account and is subject to forfeiture in certain circumstances, generally in the event that the terms of the agreement are breached by the Company. The Bourbon Street Casino has approximately 430 slot machines and 15 table games over its 15,000 square feet of gaming space and 166 hotel rooms, including 16 suites. Consummation of this transaction is scheduled to occur in October 1995, unless extended by the parties. There can be no assurance that the Company will obtain the necessary capital or financing in order to complete the acquisition of the Bourbon Street Casino, nor can there be any assurance the Company will obtain all necessary licenses and permits from the State of Nevada. The Company expects to complete the acquisition of the non-gaming assets in October 1995, prior to the receipt of a gaming license from the State of Nevada. After the date of the first closing and until the Company receives a Nevada gaming license, the Company will lease the Bourbon Street Casino non-gaming assets to its previous owners under an interim lease arrangement. Upon receipt of a gaming license, the Company will complete the purchase of the gaming assets. In the event that the Company has not obtained a gaming license within sixteen (16) months following the date of the first closing, the lease will terminate and the previous owners may remove all of the gaming assets from the casino and shall have no further obligation to sell such assets to the Company.

MAINTENANCE OF EFFECTIVE PROSPECTUS

        Selling Shareholders may effect sales of shares of Common Stock only pursuant to an effective Registration Statement and Prospectus. The Company has undertaken to maintain the effectiveness of this Prospectus for a period of two years from November 8, 1994. In the event of the lapse of effectiveness of this Prospectus, Selling Shareholders would be restricted from selling their shares in the open market.

CONTEMPORANEOUS OFFERING BY COMPANY AND SELLING SHAREHOLDERS

        The offering of shares by the Company will be conducted contemporaneously with the offering of shares by the Selling Shareholders. Due to the relatively small size of the Company and the fact that the Company's Common Stock is relatively thinly traded, either the Company or a Selling Shareholder may be unable to effect sales if the other party is offering to sell shares simultaneously.

                                DIVIDEND POLICY

        The Company currently anticipates that all of its earnings will be retained for development of the Company's business, and does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future earnings, operations, capital requirements and surplus, general financial condition, and contractual restrictions that may exist, and such other factors as the Board of Directors may deem relevant.

                                USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders.

        As of the date hereof, the Company has sold a total of 915,000 shares of Common Stock in this offering, 320,000 shares at a price of $5.00 per share, 170,000 shares at a price of $3.50 per share, and 425,000 shares at a price of $4.00 per share. The remaining 1,085,000 shares are offered hereby at a price of $5.00 per share. The net proceeds to the Company from the sale of the 2,000,000 shares offered by the Company hereby (after deducting estimated offering expenses) are estimated to be approximately $9.2 million. Of the approximate $3.5 million in net proceeds raised by the Company through the date of this Prospectus, the Company has utilized the proceeds for development of SCGC's Calcasieu Parish riverboat casino and for general corporate purposes. The Company intends to utilize the remaining net proceeds for the acquisition and/or development of other casino projects, including the acquisition of the Bourbon Street Casino, with any remainder to be added to working capital to be used for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

                 MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK


        The Company's Common Stock is authorized for quotation on the Nasdaq Small Capitalization system under the Nasdaq symbol "DICE." The following table sets forth, by fiscal quarter, the high and low bid prices reported by Nasdaq for the Company's Common Stock for the periods indicated. The bid quotation information presented represents prices between dealers and does not include retail mark-ups, mark-downs, or other fees or commissions and may not represent actual transactions.


                                                                  Bid Prices
                                                      ----------------------------------

                                                         High                 Low
                                                       --------             -------
                Fiscal Year 1996
                        First Quarter                   $6-5/16               $4-3/4

                Fiscal Year 1995
                        First Quarter                   $7-1/2                $5-5/8
                        Second Quarter                   8-3/8                 4-1/8
                        Third Quarter                        7                 2-7/8
                        Fourth Quarter                   5-3/4                 3-1/4


                Fiscal Year 1994
                        First Quarter                   $7-3/4                $  1/2
                        Second Quarter                       8                 4-3/8
                        Third Quarter                    7-1/2                     5
                        Fourth Quarter                      11                 6-5/8


        The closing bid and asked prices reported by Nasdaq for the Common Stock on September 29, 1995 were $3 7/8 and $4 1/8 respectively. On that date, there were approximately 1,875 shareholders of record. This number excludes individual shareholders holding stock under nominee security position listings.

        Since its inception, the Company has paid no dividends on its Common Stock. The Company currently intends to follow a policy of retaining earnings to finance future growth. Payment of dividends in the future will be determined by the Company's Board of Directors and will depend upon, among other things, the Company's future earnings, operations, capital requirements and surplus, general financial condition, and contractual restrictions that may exist, and such other factors as the Board of Directors may deem relevant.

                         SELECTED FINANCIAL INFORMATION

        The selected financial data presented below as of April 30, 1995, 1994, 1993, 1992 and 1991 and for each of the five years in the period ended April 30, 1995, have been derived from audited consolidated financial statements of the Company. The information presented for the three months ended July 31, 1995 and 1994 is derived from the unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operations for the three months ended July 31, 1995 are not necessarily indicative of the results that may be expected for the entire year ending April 30, 1996. The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

                         SUMMARY FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                                                                                    Three Months Ended
                                                      Years Ended April 30,                              July 31,
                               ---------------------------------------------------------------     ---------------------
                                  1995          1994         1993         1992          1991        1995          1994
                                  ----          ----         ----         ----          ----        ----          ----
INCOME STATEMENT DATA:

   Revenues from:
     Continuing operations     $     --      $     --       $   --      $     --      $    --      $    --      $    --
     Discontinued operations         --           604        1,347        11,618       13,602           --           --

   Income (loss) from:
     Continuing operations     $(20,325)     $ (2,052)      $ (263)     $   (380)     $  (581)     $10,745 (5)  $(1,525)
     Discontinued operations                     (177)        (145)        2,701 (1)     (614)          --           --
                               ---------------------------------------------------------------     ---------------------
                               $(20,325)     $ (2,229)      $ (408)     $  2,321      $(1,195)     $10,745      $(1,525)
                               ===============================================================     =====================

   Income (loss) per share from:
     Continuing operations     $  (2.01)     $   (.34)      $ (.07)     $   (.10)     $  (.16)     $   .87      $  (.16)
     Discontinued operations                     (.03)        (.04)          .73         (.16)          --           --
                               ---------------------------------------------------------------     ---------------------
                               $  (2.01)     $   (.37)      $ (.11)     $    .63      $  (.32)     $   .87      $  (.16)
                               ===============================================================     =====================


                                                                                                       Balance at
                                                        Balance at April 30,                             July 31,
                               --------------------------------------------------------------       ------------------
                                  1995          1994         1993         1992          1991               1995
                                  ----          ----         ----         ----          ----               ----
BALANCE SHEET DATA:

   Total assets(2)             $ 54,507       $30,974       $4,388        $5,477       $2,148             $39,985

   Working capital              (30,981) (3)    2,607        1,167           991        1,270               2,403

   Long-term obligations          2,271         2,330           --            --        6,009 (4)               4

   Stockholders' equity          17,930        23,837        3,711         4,196        1,875              28,898

   Shares outstanding            11,678         8,999        3,524         3,689        3,697              11,741

____________________

(1) Includes a gain on the sale of certain cable assets of $5.7 million before income taxes.
(2) Assets related to discontinued operations are shown net of related liabilities.
(3)     Includes debt and capital lease obligations of $29,388.
(4)     Long-term obligation amounts pertain to discontinued operations.
(5) Includes a gain on the sale of 50% of SCGC of $13.4 million after income taxes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following should be read in conjunction with the Company's consolidated financial statements appearing elsewhere herein.

OVERVIEW

        The Company owns a 50% interest in St. Charles Gaming Company, Inc. ("SCGC") which owns and operates a riverboat gaming casino in Calcasieu Parish, Louisiana, that opened on July 29, 1995, owns an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada which is being held for development of a hotel and casino, and in July 1995 entered into a definitive purchase agreement to acquire the Bourbon Street Hotel and Casino located in Las Vegas, Nevada. The Company is also actively pursuing other gaming opportunities in these and other jurisdictions. Prior to March 1994, the Company had been engaged in various facets of the cable and related programming businesses.

        In June 1993, the Company completed the acquisition of 100% of the outstanding common stock of SCGC, a Louisiana corporation, which had received preliminary approval from the Louisiana Riverboat Gaming Commission to construct and operate a riverboat casino to be based in St. Charles Parish, Louisiana. In March 1994, SCGC received a license with certain conditions from the Louisiana Riverboat Gaming Enforcement Division of the Office of State Police. In January 1995, SCGC made the strategic decision to relocate the site for its planned Louisiana riverboat casino from St. Charles Parish to Calcasieu Parish in the southwest part of the state near the Texas border. In March 1995, the Company entered into an agreement with Louisiana Riverboat Gaming Partnership ("LRGP") to form a joint venture to develop the Calcasieu Parish project. LRGP, a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc., owns the Isle of Capri(SM) dockside riverboat casino in Bossier City, Louisiana. Pursuant to the joint venture agreement, on June 9, 1995 the Company sold 50% of the outstanding common stock of SCGC for (i) a five-year $20 million note (the "LRGP Note"), (ii) $1 million cash, and (iii) a warrant (which may only be exercised by converting a portion of the LRGP Note) to purchase 416,667 shares of Casino America common stock at $12 per share. In July 1995, SCGC's riverboat casino opened for business in Calcasieu Parish, Louisiana as an Isle of Capri(SM) themed property.

        In December 1993, the Company acquired 100% of the outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS") which was organized for the purpose of developing a hotel and casino in Las Vegas, Nevada known as the Desert Winds Hotel and Casino (the "Desert Winds"). GEMS' primary asset was its option to purchase an 18.6 acre tract of land in the gaming district of Las Vegas. In June 1994, the option was exercised and the land was purchased. The Company may develop such property by itself or on a joint venture basis.

        In July 1995, the Company entered into a definitive stock purchase agreement to acquire the Bourbon Street Hotel and Casino (the "Bourbon Street Casino") located in Las Vegas, Nevada for a purchase price of $10 million. The Bourbon Street Casino has reported annual revenues of approximately $12 million. Closing is expected to occur by October 1995.

        As a result of the Company's entry into the gaming industry in June 1993 with the acquisition of SCGC, the Company made the decision to discontinue operations in the cable programming industry and focus all its efforts on gaming. During fiscal 1994, the Company sold all its remaining cable related assets and operations.

RESULTS OF OPERATIONS

        As a result of the Company's sale of 50% of SCGC on June 9, 1995, from and after such date SCGC's operating results are no longer consolidated with the Company, but rather are accounted for on the equity method. Accordingly, operating results for the first quarter of the current and prior fiscal year are not entirely comparable.

        As a result of the Company's decision to exit the cable industry, all revenues, costs and expenses directly related to cable operations have been reclassified to discontinued operations. The Company's discontinued operating results for fiscal 1994 and 1993 are not readily comparable to one another. Fiscal 1994 discontinued operations reflect the loss on the sale of the Company's remaining cable assets and only nine months of cable operations whereas fiscal 1993 discontinued operations did not have any cable asset sales and had a full twelve months of cable operations. The following discussion focuses on results from continuing operations.

THREE MONTHS ENDED JULY 31, 1995 COMPARED TO THREE MONTHS ENDED JULY 31, 1994

        Gaming pre-opening and development costs for the three months ended July 31, 1995 decreased $347,394 compared to the same period in the prior fiscal year. The decrease was attributable to comparing 39 days of development of SCGC's riverboat casino project in the current fiscal period versus a full three months in the prior fiscal period. General and administrative expenses for the three months ended July 31, 1995 increased $194,505 compared to the same period in the prior fiscal year. The increase was primarily attributable to increased personnel costs as the Company expanded its corporate staff in preparation for future growth and expansion. Interest expense for the three months ended July 31, 1995 decreased $139,373 compared to the same period in the prior fiscal year. The decrease was the result of the Company no longer consolidating the operating results of SCGC from and after June 9, 1995, as SCGC was formerly responsible for all of the Company's consolidated interest expense. Interest income for the three months ended July 31, 1995 increased $414,348 compared to the same period in the prior fiscal year. The increase was the result of the interest being recognized in the current fiscal quarter on the $20 million LRGP Note at the rate of 11.5% per annum, whereas the prior fiscal quarter interest income on a portion of the proceeds from the issuance of the $28 million Senior Note was being held in escrow and earning interest at the rate of 3% to 4% in a money market fund.


FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

        General and administrative expenses for fiscal 1995 increased $583,006 compared to fiscal 1994. The increase was primarily attributable to increased professional fees, personnel and travel costs associated with the development of the Company's Louisiana riverboat casino project. Gaming pre-opening and development costs for fiscal 1995 increased $7,208,553 compared to fiscal 1994. The increase was the result of greater personnel, advertising, legal, consulting and training costs incurred in connection with the anticipated opening of the Louisiana riverboat casino, and development efforts outside of Louisiana which began in fiscal 1995. In addition, fiscal 1995 reflects development activities for a full year, whereas in fiscal 1994, the Company was only in the early stages of developing its Louisiana riverboat casino project.

        In January 1995, SCGC made the decision to abandon its site in St. Charles Parish, Louisiana in favor of a new site in Calcasieu Parish, Louisiana. As a result of this decision, the Company recorded a charge of approximately $3.1 million, which represents the write-off of previously capitalized costs specific to the St. Charles Parish site. Also, in March 1995, in connection with the stock purchase agreement with LRGP, SCGC paid $4 million to buy out its casino management agreement and entered into a new management agreement with Casino America.

        Interest expense amounted to $6,826,538 in fiscal 1995, principally attributable to the issuance of the Senior Note in June 1994, with no comparable amount in the prior fiscal year period. Included in fiscal 1995 interest expense is $3,376,392 of amortization of debt issuance costs and the discount from the issuance of the Senior Note.

FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993

        General and administrative expenses for fiscal 1994 increased $814,309 compared to fiscal 1993. The increase was primarily attributable to increased professional fees, personnel and travel costs associated with the development of the Company's riverboat casino in St. Charles Parish, Louisiana and an increase in bad debt expense. In addition, the Company incurred nearly $1 million of gaming pre-opening expenses during fiscal 1994 in connection with the development of the Calcasieu Parish riverboat casino with no comparable amount in fiscal 1993.

        Interest expense for fiscal 1994 increased $574,434 over fiscal 1993 due to the write-off of approximately $321,760 of deferred financing costs and the sale of certain notes receivable at an aggregate discount of $245,085. The deferred financing costs write-off occurred as a result of the Company's decision to abandon a prior financing commitment in favor of a more attractive financing which closed in June 1994. Interest income for fiscal 1994 declined $57,816 from fiscal 1993 as a result of the sale of certain notes receivable during fiscal 1994 that were generating interest income prior to their sale.

LIQUIDITY AND CAPITAL RESOURCES

        During fiscal 1995, pursuant to a private placement and public equity offering, the Company raised approximately $7.4 million, net of transaction costs, through the sale of 1,701,700 shares of its common stock. As of September 15, 1995, the Company had sold 915,000 shares in this offering resulting in gross proceeds of $3,895,000 and had an additional 1,085,000 shares of common stock available for sale pursuant to its registration statement.

                                  The Company

        In connection with the acquisition of the Bourbon Street Casino, the Company anticipates raising the $10 million purchase price from (i) conversion of $5 million of the LRGP Note into 416,667 shares of Casino America common stock and the subsequent sale of such shares, (ii) the sale of all or a portion of the LRGP Note, (iii) the public or private sale of the Company's common stock, including 1,085,000 shares registered for sale pursuant to this registration statement, and/or (iv) the issuance of debt. However, there can be no assurance that the required financing will be obtained by or available to the Company.

        Management of the Company is evaluating the design, scope and capital requirements of its proposed hotel and casino project which is to be built on the Company's 18.6 acre tract of land in Las Vegas. Management is considering a variety of scenarios with respect to the operation and ownership of the proposed hotel and casino, including a potential joint venture relationship. In connection with the joint venture agreement with LRGP, the Company granted LRGP a right of first refusal to develop such project with the Company in the event the Company chooses to develop such project on a joint venture basis.

                                      SCGC

        Since the Company and LRGP entered into the joint venture agreement in March 1995, LRGP and its affiliate, Casino America, have been providing capital to develop the Calcasieu Parish project which opened in July 1995. As of September 10, 1995, the Company anticipates an additional $24 million will be spent to complete the permanent terminal facility, make certain road improvements and retire project-related payables. In addition, SCGC plans to construct a 300 room hotel at an estimated cost of $15 million. The Company expects that the additional capital necessary to complete the Calcasieu Parish project will come from LRGP, Casino America or a financing source arranged by either of them, and cash flows from operating the Calcasieu Parish project. However, neither LRGP nor Casino America has a contractual obligation to provide such capital and no assurance can be given that such parties will provide the capital necessary to complete the planned improvements.

        In June 1994, SCGC completed a private placement of a $28,000,000 Senior Secured Increasing Rate Note (the "Senior Note") to an institutional investor. SCGC repaid $6.5 million of the Senior Note in October 1994. The balance of the Senior Note was repaid in August 1995 from a portion of the proceeds from the issuance of $38.4 million of Senior Secured Increasing Rate Notes (the "New Notes") issued jointly by SCGC and LRGP (collectively, the "Issuers") to the same institutional investor. The New Notes initially become due on July 27, 1996, but can be extended up to an additional twelve months at the option of the Issuers provided no event of default has occurred and is continuing, carry a 12% coupon increasing 25 basis points each quarter until maturity, and provide for contingent interest beginning in May 1996 equal to 7.5% of the Issuers' consolidated cash flow, as defined. The New Notes are collateralized by substantially all the assets of the Issuers and the agreement governing the New Notes contains covenants relating to certain business, operational and financial matters including limitations on (i) incurring additional debt, (ii) paying dividends, (iii) merging or consolidating with others, (iv) changes in control, (v) capital expenditures, (vi) investments and joint ventures, (vii) the sale of assets, and financial covenants pertaining to
(a) minimum cash flow, (b) minimum fixed charge ratio, (c) maximum leverage ratio, and (d) minimum net worth. An event of default has occurred due to the failure to meet certain financial covenants of the agreement governing the New Notes. The Issuers are currently having discussions with the holder of the New Notes regarding the event of default to obtain a waiver or amendment to the New Notes. While no assurance can be given that a satisfactory waiver or amendment will be forthcoming, the Company expects the Issuers will obtain such waiver or amendment to cure the event of default. The New Notes are not guaranteed by the Company or any of its consolidated subsidiaries.

SEASONALITY

        The Company anticipates that gaming revenues will be higher during warmer weather (typically from early spring through late fall) than during the colder winter months.

EFFECTS OF INFLATION

        Although management of the Company cannot accurately determine the precise effect of inflation on the Company's operations, it does not believe inflation has had a material effect on the Company's financial position or results of operations.

                                    BUSINESS

GENERAL

        Crown Casino Corporation, formerly Skylink America Incorporated, and subsidiaries ("Crown" or the "Company") owns a 50% interest in St. Charles Gaming Company, Inc. ("SCGC"), which owns and operates a riverboat gaming casino located in Calcasieu Parish, Louisiana that opened on July 29, 1995, owns an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada which is being held for development of a hotel and casino, and in July 1995 entered into a definitive purchase agreement to acquire the Bourbon Street Hotel and Casino located in Las Vegas, Nevada. The Company is also actively pursuing other gaming opportunities in these and other jurisdictions.

        Prior to March 1994, the Company had been engaged in various facets of the cable programming business including (i) providing Free-To-Guest ("FTG") and Pay-Per-View ("PPV") programming services and equipment to the lodging and hospital industries, (ii) designing, producing and selling PPV equipment, (iii) constructing and operating Satellite Master Antenna Television and Community Antenna Television systems, and (iv) the buying and selling of cable properties and assets.

HISTORY

        Since its inception in 1983, the Company has been engaged in various facets of the cable and related programming businesses. During the fiscal year ended April 30, 1992, it became apparent to management of the Company that the hotel/motel FTG programming business had become increasingly competitive from a profit margin standpoint and that programming in the hotel industry was at or near saturation, and it was management's opinion that the value of the FTG business had peaked. Taking into account these and other factors, in late fiscal 1992, the Company sold the majority of its FTG programming business which accounted for approximately 85% of the Company's cable revenues during fiscal 1992. During the next fiscal year, the Company reviewed the status of its remaining cable operations, namely PPV and franchised cable, and began exploring new business opportunities. In early fiscal 1994, the Company began focusing its attention on opportunities in the gaming industry. In June 1993, the Company made the decision to enter the gaming business through the acquisition of SCGC. Based upon that decision, the Company sold its remaining cable assets in November 1993 and February 1994. The dispositions of the FTG, PPV and other cable assets in fiscal 1992 and 1994 did not require stockholder approval under the laws of the State of Texas and therefore no vote of stockholders was taken. Such assets were sold to third parties unaffiliated with the Company.

GAMING DEVELOPMENT

        On June 25, 1993, Crown entered the gaming industry with the purchase of SCGC for $500,000 cash and 1.6 million shares of Crown common stock. SCGC had been formed in January 1993 in order to apply to the Louisiana Riverboat Gaming Commission ("Gaming Commission") to operate a riverboat gaming casino to be based in St. Charles Parish, Louisiana, near New Orleans. On June 18, 1993, SCGC received preliminary approval of its application from the Gaming Commission and in July 1993 filed its application with the Louisiana Riverboat Gaming Enforcement Division of the Office of State Police (the "Enforcement Division") for a license to operate a riverboat gaming casino. On March 29, 1994, SCGC received one of only fifteen authorized riverboat gaming licenses, subject to certain conditions, issued in the State of Louisiana.

        In January 1995, SCGC made the strategic decision to relocate the site for its planned Louisiana riverboat casino from St. Charles Parish to Calcasieu Parish in the southwest part of the state near the Texas border. In March 1995, the Company entered into an agreement with Louisiana Riverboat Gaming

Partnership ("LRGP") to form a joint venture to develop the Calcasieu Parish project. LRGP, a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc., an Edward J. DeBartolo company, owns the Isle of Capri(SM) dockside riverboat casino in Bossier City, Louisiana. On June 9, 1995, the Company sold 50% of the outstanding common stock of SCGC for (i) a five-year $20 million note (the "LRGP Note"), (ii) $1 million cash, and (iii) a warrant (which may only be exercised by converting a portion of the LRGP Note) to purchase 416,667 shares of Casino America common stock at $12 per share. In July 1995, SCGC's riverboat casino opened for business in Calcasieu Parish as an Isle of Capri(SM) themed property.

        SCGC's site in Calcasieu Parish consists of a 10.5 acre tract and an adjacent 5.5 acre tract (collectively, the "Site") on the west bank of the Calcasieu River bordering Lake Charles to the east and approximately 1/8 mile south of Interstate 10. The Site is approximately 28 miles east of the Texas border which makes the casino the closest riverboat gaming establishment to Houston, Texas. The Company believes a majority of the casino's patrons will come from Texas due, in part, to the current absence of legalized gaming in that state. SCGC has entered into lease agreements with respect to the Site for an initial term of five years with renewal options for an additional thirty-five years.

        SCGC's gaming operations are being managed by Casino America. Casino America owns and operates casinos in Biloxi and Vicksburg, Mississippi, and operates the dockside riverboat casino in Bossier City, Louisiana owned by LRGP.


        On December 13, 1993, the Company acquired 100% of the outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS"), a Nevada corporation, which was organized in September 1992 for the purpose of developing a hotel and casino project in Las Vegas, Nevada known as the Desert Winds Hotel and Casino (the "Desert Winds"). GEMS via contract had the right to purchase an 18.6 acre tract of land for $10 million in the gaming district of Las Vegas. The option was exercised and the land was purchased on June 8, 1994. GEMS has no operations other than its development of the Desert Winds project. In connection with this transaction, the Company issued 885,000 shares of its common stock and assumed approximately $585,000 of liabilities. The Desert Winds site has received zoning approval for the construction of a twelve story, 400 room hotel and casino.

        In July 1995, the Company entered into a definitive asset purchase agreement to acquire the Bourbon Street Hotel and Casino (the "Bourbon Street Casino") located in Las Vegas, Nevada for a purchase price of $10 million. The Bourbon Street Casino has approximately 430 slot machines and 15 table games over its 15,000 square feet of gaming space, 166 hotel rooms, including 16 suites, and has reported annual revenues of approximately $12 million. Consummation of this transaction is scheduled to occur in October 1995, unless extended by the parties.

        On August 31, 1995, the Company applied to the Gaming Commission for a certificate of preliminary approval for a gaming license which had been previously issued by the Gaming Commission to a third party and was subsequently surrendered back to the State by such third party due to a decision to abandon the project. Thirteen other applicants have also applied for preliminary approval for this license. No action has been taken by the Gaming Commission, and a recent notice to the applicants from the Gaming Commission indicates that all proceedings regarding the preliminary approval process have been suspended pending the resolution of certain legal proceedings regarding the parameters of the Gaming Commission's statutory authority.

        The Company is also pursuing opportunities to potentially acquire a second riverboat casino which would be operated from SCGC's existing site in Calcasieu Parish, although no agreement has been reached with any third party respecting such an acquisition and any such acquisition would require various state and local regulatory approvals, including the approval of the Gaming Commission and the Enforcement Division.

        The Company's business strategy is to expand its gaming operations through acquisition and development in new and existing gaming jurisdictions.

        The LRGP Joint Venture Agreement. On March 2, 1995, the Company entered into an agreement with LRGP to form a joint venture to develop the Company's Louisiana casino project (the "Agreement"). Pursuant to the Agreement, on June 9, 1995, the Company sold 50% of the outstanding common stock of SCGC to LRGP for (i) the $20 million LRGP Note, (ii) $1 million cash, and (iii) a warrant (which may only be exercised by converting a portion of the LRGP Note) to purchase up to 416,667 shares of Casino America common stock at an exercise price of $12.00 per share.

        The LRGP Note bears interest at 11.5% per annum, payable monthly, and is collateralized by LRGP's 50% interest in SCGC. Principal is payable in seventeen equal quarterly installments beginning in June 1996. If the distributions from SCGC to LRGP during any quarter are less than the principal installment due for such quarter, LRGP will only be obligated to pay the amount of such distribution and any deficiency will be deferred to the next installment due under the LRGP Note. All principal and interest not previously paid will be due and payable in June 2000.

        In addition, pursuant to the Agreement, LRGP will lend funds or will provide a financing source for SCGC to provide for the development of the Calcasieu Parish project in amounts to be agreed upon between LRGP and the Company. The maximum amount of all loans funded or guaranteed by LRGP will not exceed $45 million, unless agreed to by the parties. In August 1995, SCGC and LRGP jointly issued $38.4 million of senior secured increasing rate notes, the proceeds of which were used to retire all of SCGC's senior debt ($21.9 million) and certain LRGP obligations ($8.4 million). The balance of the proceeds were used in the development of the Calcasieu Parish project. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

        Since the Company and LRGP entered into the joint venture agreement in March 1995, LRGP and its affiliate, Casino America, have been providing capital to develop the Calcasieu Parish project which opened in July 1995. As of September 10, 1995, the Company anticipates an additional $24 million will be spent to complete the permanent terminal facility, make certain road improvements and retire project-related payables. In addition, SCGC plans to construct a 300 room hotel at an estimated cost of $15 million. The Company expects that the additional capital necessary to complete the Calcasieu Parish project will come from LRGP, Casino America or a financing source arranged by either of them, and cash flows from operating the Calcasieu Parish project. However, neither LRGP nor Casino America has a contractual obligation to provide such capital and no assurance can be given that such parties will provide the capital necessary to complete the planned improvements.

        In connection with the Agreement, SCGC bought out its prior casino management agreement and entered into a new casino management agreement with Casino America. The Casino America management agreement has a term of 99 years and provides for a management fee of (i) 2% of "Revenues," as defined in the agreement (generally net gaming revenues less gaming and admission taxes plus all other operating revenues), plus (ii) 10% of "Net Operating Income," as defined in the agreement, provided however, the total management fee shall not exceed 4% of "Revenues." In the event the LRGP Note goes into default and the Company reacquires LRGP's 50% interest in SCGC, SCGC will have the right to terminate the Casino America management agreement.

        The Company and LRGP also entered into a shareholders' agreement respecting their joint ownership of SCGC, which governs the ownership rights by the Company and LRGP to the stock of SCGC. The shareholders' agreement provides, among other things, that in the event that either the Company or LRGP desires to sell its interest in SCGC, whether through an asset or stock sale, such shareholder must first offer to sell its interest in SCGC to the other shareholder under the terms and conditions provided in the agreement. Except as expressly permitted by the shareholders' agreement, neither the Company nor LRGP may sell, assign, or otherwise transfer or encumber any part of the SCGC stock owned by either of them without the written consent of the other.

        In addition to the foregoing, the Company granted LRGP a right of first refusal to jointly develop its 18.6 acre tract of land in the gaming district of Las Vegas in the event the Company chooses to develop such project on a joint venture basis.

CALCASIEU PARISH CASINO FACILITIES

        The Calcasieu Parish casino (the "Casino") is a four deck riverboat measuring approximately 292 feet in length by 74 feet in width. The Casino offers approximately 48,000 square feet of floor space including 26,000 square feet which is used for active gaming operations. The Casino contains approximately 903 slot machines, all of which are equipped with IGT's computerized player tracking system ("The Smart System"), which allows the Casino to build a data base of its customers' playing habits, and 52 table games (including black jack, craps, Caribbean stud and roulette) on three levels for a total of approximately 1,250 gaming positions. The fourth level of the riverboat contains approximately 9,000 square feet of entertainment space. The Casino can accommodate 2,000 passengers and has been designed to create a comfortable and spacious atmosphere.

        The Casino's land based support facilities currently consist of a 15,000 square foot temporary facility and a 1,400-space parking garage. Construction of the permanent land-based pavilion, which when combined with the temporary facility will encompass 90,000 square feet of space, is ongoing. The permanent land-based pavilion, which is expected to be completed in early 1996, will contain a variety of non-gaming amenities such as restaurants, bars and lounges, an entertainment area, a gift shop and a boarding area, as well as administrative offices. After completion of the permanent facility, SCGC plans to begin construction of a 300-plus room hotel.

CALCASIEU PARISH SITE

        The Calcasieu Parish site (the "Site") consists of a 10.5 acre tract and an adjacent 5.5 acre tract on the west bank of the Calcasieu River bordering Lake Charles to the east and approximately 1/8 mile south of Interstate 10. The Site, located in the Greater Lake Charles area, is approximately 28 miles east of the Texas border, which makes it the closest riverboat gaming establishment to Houston, Texas.

        In March and July 1995, SCGC entered into agreements to lease the two parcels of land that comprise the Site. The leases have an initial term of five years with seven five-year renewal options. During the initial term, the leases require annual rental payments of $850,000 in years one through four, and $1,000,000 in year five, payable monthly. During the first renewal term, the rent will be increased annually by the greater of (i) 5%, or (ii) the percentage increase in the average consumer price index for Calcasieu Parish, Louisiana for the previous twelve month period. During the second through seventh renewal terms, the lessor and SCGC will attempt to set the rent equal to 100% of the rent paid by other riverboat gaming operators in Louisiana and Mississippi for comparable property usages, or if no agreement can be made, then the parties will appoint real estate appraisers to set the rent for such renewal term. However, in no event shall the annual rent be less than $1.6 million during the fourth and all subsequent renewal terms. In addition, SCGC will pay all real estate taxes, except for taxes due on the unimproved value of the property. The Company has guaranteed the obligations of SCGC under these leases.

CALCASIEU PARISH RIVERBOAT OPERATIONS

        The Casino will make up to eight cruises per day at three-hour intervals beginning at 8:45 a.m. with the latest cruise at 5:45 a.m. While on board the passengers will be offered a variety of slot machines, craps, black jack, roulette, Caribbean stud and any other gaming opportunity for which there is a perceived market demand. Pursuant to Louisiana law, the Casino can remain at the dock during periods of adverse weather at the discretion of the riverboat captain and gaming can continue.

        The Casino's gaming operations are being managed by Casino America pursuant to a casino management agreement which was executed simultaneously with the Agreement. SCGC had previously contracted with Century Casinos, Inc. to manage the Casino's gaming operations. As a result of the Agreement, however, SCGC and Century Casinos, Inc. terminated their agreement pursuant to which SCGC paid a termination fee of $4 million.

        Since 1992, Casino America has been a developer, owner and operator of dockside riverboat and floating pavilion casinos and related facilities. Casino America currently owns and operates floating pavilion casinos in Biloxi and Vicksburg, Mississippi, and operates the dockside riverboat casino in Bossier City, Louisiana owned by LRGP. Casino America is generally responsible, subject to the direction and approval of an executive management committee, for the construction, development and operation of the Casino. During the pre-opening and construction phase, Casino America is generally expected to, among other things, (i) create the design and specifications of the land-based facilities, (ii) assist in the supervision of construction activities, (iii) assist in the purchasing of equipment for the land-based facility, (iv) prepare operating budgets, (v) develop and implement operating policies, marketing strategies and credit systems, (vi) hire and train personnel, (vii) coordinate advertising and public relations, (viii) assist in obtaining necessary licenses and permits, and (ix) provide other services incidental to the completion of the development.

        During the operating phase Casino America is generally expected to, among other things, (i) employ, pay, and supervise all employees of the Casino,
(ii) purchase or provide for all necessary supplies and provisions, (iii) maintain, repair and operate the Casino in a first class and professional manner, (iv) ensure compliance with all statutes, ordinances, laws, rules and regulations of applicable governing bodies, (v) arrange for utilities, telephone service, security and trash removal, (vi) supervise concessionaires,
(vii) establish and maintain accounting systems and internal controls, (viii) hire, book, and retain entertainment, and (ix) provide additional services necessary for the successful operation of the Casino.

CALCASIEU PARISH MARKET

        Calcasieu Parish has a population of approximately 172,000, including approximately 160,000 in the Greater Lake Charles area. The following table reflects the estimated population within various distances from the Casino:

                Distance from                       Estimated
                    Casino                          Population
                  (in miles)                      (in millions)
                  ----------                      -------------
                      50                                .5
                     100                               1.5
                     150                               6.4
                     200                               9.9

        Lake Charles is an active community with a cultural heritage and community resources, including a symphony orchestra, ballet and numerous art galleries and museums. The area is also host to seasonal festivals and special events which highlight Cajun food and music, historic crafts and water sports. Lake Charles hosts the annual "Contraband Days," which is the second largest festival in Louisiana after New Orleans' Mardi Gras Festival. Contraband Days spans a period of two weeks and attracts approximately 200,000 visitors to the area. In addition, Lake Charles has a civic center which offers a 2,000 seat theater and a 50,000 square foot exhibition hall which is used for conventions, sporting events and entertainment. Lake Charles is well known for its outdoor recreational activities including hunting, boating and fishing.

        U.S. Interstate 10 connects Lake Charles to Texas cities to the west, including Orange (35 miles), Beaumont (58 miles), Port Arthur (59 miles), Galveston (135 miles), and Houston (140 miles), and the Louisiana cities of Baton Rouge (123 miles), and New Orleans (207 miles) to the east. The Company believes a majority of its patrons will come from Texas, particularly from the Greater Houston area, due in large part to the current absence of legalized casino gaming in Texas.

LAS VEGAS MARKET

        According to the Las Vegas Convention and Visitors Association (the "LVCVA"), the number of visitors to Las Vegas has increased at a steady and significant rate for the last ten years from 12.8 million in 1984 to 28.2 million visitors in 1994, a compound annual rate of increase of 8.2%. Aggregate expenditures by visitors increased at an estimated compound annual rate of 11.7% from $6.3 billion in 1984 to an estimated $19.0 billion in 1994. The number of hotel and motel rooms increased by approximately 44.2% from 61,394 in 1988 to 88,560 in 1994. Despite this significant increase in hotel and motel rooms the Las Vegas hotel occupancy rate exceeded 85% in each year from 1988 to 1994. Las Vegas hotel occupancy rates are among the highest of any major market in the United States.

        The expansion of gaming in the United States has been accompanied by an increasing acceptance of gaming as a form of entertainment. As a result of the increased popularity and public acceptance of gaming, Las Vegas has sought to increase its popularity as a vacation resort. An increasing number of destination resorts are developing non-gaming entertainment to complement their gaming in order to draw visitors to Las Vegas. The Company believes that large themed resorts will serve to increase the popularity of Las Vegas as a vacation and convention destination. The MGM Grand Hotel and Theme Park opened in December 1993 with 5,000 hotel rooms, a multi-themed casino, and a large scale amusement and entertainment facility. Shortly before the MGM opening, the Luxor's 2,600-room project along with Treasure Island's 2,900-room complex adjacent to the Mirage opened. By the end of 1997, it is anticipated that at least another 8,500 hotel rooms will be opened in Las Vegas. In addition, Clark

County, in which Las Vegas is located, has had one of the fastest growing populations in the United States, increasing at a compound annual rate of 5.9% from 1984 to 1994.

        The Company believes that the growth in the Las Vegas market has been enhanced as a result of dedicated programs by the LVCVA and major Las Vegas hotels to promote Las Vegas as a major convention site, the increased capacity of McCarran International Airport ("McCarran") and the introduction of large multi-themed destination resorts in Las Vegas. In 1984, approximately one million people attended conventions in Las Vegas and spent approximately $800 million. In 1994, the number of convention attendees had increased to more than 2.6 million, and the amount spent by convention attendees increased to approximately $3.0 billion. Currently, Las Vegas is the fourth largest convention market in the country.

        During the past five years, the facilities of McCarran have been expanded to accommodate the increasing number of airlines and passengers it services. The number of passengers traveling through McCarran increased from
10.1 million in 1984 to 26.9 million in 1994, a compound annual rate of increase of 10.3%. A $200 million expansion project was recently completed, allowing for the accommodation of up to 30 million travelers annually. Long-term expansion plans for McCarran provide for additional runways, three new satellite concourses, 65 additional gates and other facilities which would allow McCarran to handle up to 60 million visitors annually.

SALES AND MARKETING

        Calcasieu Parish. SCGC's marketing strategy is to attract customers to the Casino by designing and implementing marketing strategies and promotions that emphasize the Isle of Capri's(SM) Caribbean theme and promote repeat visitation and customer loyalty. For example, SCGC offers Island Gold Players Club membership for its slot machine patrons and "V.I.P." services to higher wagering and repeat gaming patrons. The Island Gold Players Club is a promotional activity in which members accumulate points that can be exchanged for benefits, such as casino cash tokens, prizes and complimentary services.
In addition, Club members receive double hand-paid jackpots, tournament priority and monthly newsletters. It is anticipated that (to the extent permitted by law) Club membership cards will be usable on an interchangeable basis at other Isle of Capri(SM) casino properties. Further, SCGC uses the Club to track patron slot play and develop a customer database, which SCGC utilizes in its marketing programs.

        To encourage group sales, SCGC emphasizes bus programs, corporate and hotel sales programs and golf package programs with area hotels and golf courses. SCGC also places a significant emphasis on attracting local residents and seeks to maintain a strong local identity by being a leader in staging and supporting special events. SCGC further enhances its casino's appeal to local patrons by offering liberal rules on its table games and by encouraging enrollment in the Island Gold Players Club.

        SCGC uses radio, outdoor and print media to promote its services and to achieve greater name recognition. To further enhance the Isle of Capri(SM) casino tropical theme, SCGC utilizes Jeffrey Holder, a well known actor and television personality popularly known as the "Uncola(R) Man,"(1) as a celebrity spokesperson for certain of the Isle of Capri(SM) television and print media advertisements.

        Las Vegas. The Bourbon Street Casino is located one block east of the Las Vegas Strip (Las Vegas Boulevard) in Las Vegas. Within this block are situated some of the most famous hotels in the world: Bally's, Flamingo Hilton, Caesar's Palace, Barbary Coast, and the soon to be built Bellagio. In





--------------------
  (1)   The Uncola(R) trademark is owned by Dr. Pepper/Seven-Up Companies, Inc.

the past two years over 11,000 hotel rooms have opened on the Strip and over 6,000 additional rooms are presently under construction. In 1994, the Las Vegas visitor count increased 19% over 1993, with over 28 million visitors, augmenting the already highly competitive atmosphere in the city.

        Management believes that the size of the Bourbon Street Casino lends itself to a specific market. With 150 rooms, 16 suites, and 15,000 square feet of gaming space, it is small in comparison to other Strip hotels. Many of the major Strip hotels have over 2,000 rooms, with vast casino and public areas. The major Strip hotels market to families as well as the traditional gambler. Rising operating costs and significant debt service have forced many larger hotels to reduce the complementaries that gamblers have been accustomed to receiving. The Bourbon Street Casino, on the other hand, has the ability to cater to players by virtue of its smaller size, with personal recognition and attention to detail, offering a more rewarding experience for those whose main purpose in visiting Las Vegas is to gamble. Management believes that its target customer is less interested in a family experience or the theatrical type attractions found at many of the new Strip properties. Availability of the most popular games, with better odds for the player, favorable limits, good food, and pleasant surroundings are the key features to offer the Bourbon Street Casino customer. In addition, the Bourbon Street Casino endeavors to garner some of the locals market. Locals often do not frequent the Strip area, believing it to be too congested, with parking extremely difficult, and less friendly service than may be found at the local casinos. The Bourbon Street Casino, on the other hand, is more accessible and prides itself on a friendly staff and more personal recognition. Management plans to refurbish the casino areas, brightening all the areas and making it more comfortable and attractive. Slot machines have become the mainstay of the casino industry, and in this regard, management plans to upgrade and replace most of the existing machines.

        Management is also considering the possible future expansion of the Bourbon Street Casino, as the current buildings only cover approximately 50% of the land being purchased by the Company. Marketing efforts presently are concentrated on the existing customer data base and tour and travel wholesalers. Management intends to focus more on marketing to junket operators, who generally service more serious gamblers, and to travel agents in key markets such as California and Arizona. Local marketing efforts will also be utilized, and new collateral marketing materials will be developed.

INDUSTRY AND COMPETITION

        The gaming industry nationwide is undergoing dramatic transformation. The legalization of gaming on Indian reservations has influenced the spread of gaming throughout the U.S. An active area of expansion is riverboat gaming which presently is permitted in Illinois, Indiana, Missouri, Iowa, Louisiana and Mississippi. In addition, ballots and referenda related to some form of legalized gaming are being considered in several other states. Given the success and generally positive reception to date, management believes that gaming is likely to continue to expand.

        The Company believes that the expansion into emerging markets of gaming, including riverboat and dockside gaming, state sponsored video lotteries, small stakes casino gaming and gaming on Indian land, reflects the increasing popularity and acceptability of gaming activities in the United States. The primary reason for the growth in the legalization of riverboat and dockside gaming is attributable to a need by states to increase tax revenues and create jobs without increasing general taxation. Secondly, riverboat and dockside gaming is apparently more palatable to the general public than traditional land-based casinos because riverboat casinos are by their nature restricted to waterways and therefore remove some of the public's concern of having a casino operating in their neighborhood. Lastly, as public officials see their citizens travel across borders to neighboring states that have approved gaming, there is competitive pressure to pass gaming legislation and retain the related tax revenues.

        Riverboat gaming operations can differ from traditional land based casinos in that they can charge for admission, sometimes require reservations, and can restrict entry and departure to a period of fixed duration. Even when the vessels remain at the dock during inclement weather, boarding times may be restricted. The casino floor, however, does not need to be cleared between gaming sessions. Riverboats, unlike land based facilities, are also regulated by the U.S. Coast Guard, whose regulations affect boat design, on-board facilities, equipment and personnel.

        The casino gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, including riverboat, dockside and land-based casinos, video lottery terminals, Indian gaming, and other forms of legalized gaming in the United States. The Company will be competing with larger, more established gaming companies, many of which have far greater financial resources than the Company. The Company believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based on the quality and location of gaming facilities, the effectiveness of marketing efforts, and customer service and satisfaction. Although management of the Company believes that the location of the Calcasieu Parish Casino will allow the Company to effectively compete with other casinos in the geographic area surrounding it, the Company expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational.

        Calcasieu Parish. Louisiana state law currently limits the number of riverboat gaming licenses that may be granted to fifteen, plus a single land-based facility in New Orleans. There are also Indian gaming casinos operating in the state, which are not subject to Louisiana gaming laws. The Company believes Louisiana's self imposed limitation on the number of licenses that may be granted may create a favorable operating environment for the holders of such licenses.

        The primary market area for the Calcasieu Parish Casino includes the Houston, Texas metropolitan area, other population centers west of the Casino such as Beaumont, Galveston, Orange and Port Arthur, Texas, and population centers east of the Casino such as Lafayette and Baton Rouge, Louisiana. SCGC expects that more than half of its patrons will come from Texas, with a significant portion coming from metropolitan Houston. Although casino gaming is not currently permitted in Texas, the Texas legislature has considered various proposals to authorize casino gaming. Gaming cannot commence in Texas until the legislature adopts appropriate legislation (which may require an amendment to the Texas Constitution and an affirmative vote of the people) and operators complete the licensing and construction process. If casinos commence operations in Texas in or near SCGC's primary market area, they would adversely affect the Calcasieu Parish Casino.

        The Calcasieu Parish Casino is the third riverboat gaming facility to enter the Lake Charles, Louisiana market. Two riverboats, containing an aggregate of approximately 50,000 square feet of casino floor space, currently operate from a single location in the City of Lake Charles approximately three miles from the site of SCGC's Casino. In addition, a land-based, Indian-owned casino opened in January 1995 in Kinder, Louisiana, approximately 39 miles from the site of the Casino. As a new entrant into the Lake Charles market, the Casino faces the additional challenge of competing for established customers of its competitors. Management believes that the Casino has several competitive advantages in the Lake Charles gaming market. The Casino, with its location at the western end of the Lake Charles gaming market, will be the first gaming facility reached by patrons arriving from the west, including Texas. The Company intends to capitalize on its superior location by maximizing the visibility of the Casino with a 120-foot-high tower. Moreover, management believes that free on-site covered parking facilities further enhance the competitive advantages of the Casino.

        Las Vegas. The Bourbon Street Casino faces competition from other casinos and hotels in the Las Vegas area, including competitors located on the Las Vegas Strip, east of the Las Vegas Strip, on the Boulder Highway and in downtown Las Vegas. Such competition includes a number of operations that target local residents, as well as gaming facilities not related to hotels. Recently, several of the Company's direct competitors who cater to the "locals" market have completed major expansion projects, and other expansions are in progress or are planned. Currently, there are approximately 27 major gaming properties located on or near the Las Vegas Strip, 12 located in the downtown area, and several located in other areas of Las Vegas.

        The Bourbon Street Casino competes with other state and international gaming operations, as well as hotel-casinos located in the Laughlin and Reno-Lake Tahoe areas of Nevada. The Company believes that it competes for gaming customers with the casinos in Atlantic City, New Jersey and other parts of the world, and with state-sponsored lotteries, on- and off-track wagering, card parlors, riverboat and Native American gaming ventures and other forms of legalized gaming in the United States, as well as with gaming on cruise ships. In addition, certain states have recently legalized and several other states are currently considering legalizing casino gaming in specific geographic areas within those states. The Company believes that the legalization of unlimited land-based casino gaming in or near any major metropolitan area, such as Chicago or Los Angeles, could have a material adverse effect on the Bourbon Street Casino. The availability of other gaming opportunities such as local casinos, lotteries and other forms of gaming in other states, particularly in areas close to Nevada, such as California, could adversely affect the Bourbon Street Casino.

LOUISIANA GAMING REGULATION

        In July 1991, the Louisiana legislature adopted legislation permitting certain types of gaming activity on the Mississippi, Red, Calcasieu, Mermentau, Ouachita or Atchafalaya rivers, in the Mississippi River Gulf Outlet, Bayou Bienvenue, Lake Ponchartrain, Lake Maurepas, Lake Charles and the Intracoastal Waterway. In 1995, this legislation was expanded to include the Toledo Bend Reservoir north of the Toledo Bend Dam.

        The legislation granted authority to supervise gaming activities to the Gaming Commission and the Enforcement Division. The Gaming Commission is authorized to hear and determine all appeals relative to the granting, suspension, revocation, and renewal of all licenses, permits and applications. In addition, the Gaming Commission must establish regulations concerning authorized routes and duration of excursions, minimum levels of insurance, construction of riverboats and periodic inspections. The Enforcement Division is authorized to investigate applicants and issue licenses, investigate violations of the statute and conduct reviews of gaming activities.

        In issuing a license, the Enforcement Division must find that the applicant is a person of good character, honesty and integrity, and the applicant is a person whose prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair or illegal practices, methods, and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith. The Enforcement Division will not grant a license unless it finds that: (i) the applicant is capable of conducting gaming operations, which means that the applicant can demonstrate the capability, either through training, education, business experience, or a combination of the above to operate a gaming casino; (ii) the proposed financing of the riverboat and the gaming operations is adequate for the nature of the proposed operation and from a source suitable and acceptable to the Enforcement Division; (iii) the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat so as to ensure the safety of its passengers; (iv) the applicant submits a detailed plan of design of the riverboat in its application for a license; (v) the applicant designates the docking facilities to be used by the riverboat;
(vi) the applicant shows adequate
financial ability to construct and maintain a riverboat; and (vii) the applicant has a good faith plan to recruit, train, and upgrade minorities in all employment classifications.

        The Enforcement Division is empowered to issue up to fifteen licenses to conduct gaming activities on a riverboat of new construction in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one parish.

        The Louisiana gaming law specifies certain restrictions and conditions relating to riverboat gaming operations, including but not limited to the following: (i) gaming is not permitted while a riverboat is docked, unless the vessel is docked for less than 45 minutes between excursions, or unless dangerous weather or water conditions exist; (ii) each round trip riverboat cruise may not be less than three nor more than eight hours in duration (inclusive of the 45 minutes between excursions), subject to specified exceptions; (iii) agents of the Enforcement Division are permitted on board at any time during gaming operations; (iv) gaming devices, equipment, and supplies may only be purchased or leased from permitted suppliers; (v) gaming may only take place in the designated gaming area while the riverboat is upon a designated river or waterway; (vi) gaming equipment may not be possessed, maintained, or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair, or storage of such equipment; (vii) wagers may be received only from a person present on a licensed riverboat; (viii) persons under 21 are not permitted in designated gaming areas; (ix) except for slot machine play, wagers may be made only with tokens, chips, or electronic cards purchased from the licensee aboard a riverboat; (x) licensees may only use docking facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat's licensed berth; (xi) licensees must have adequate protection and indemnity insurance; (xii) licensees must have all necessary federal and state licenses, certificates, and other regulatory approvals prior to operating a riverboat; and (xiii) gaming may only be conducted in accordance with the terms of the license and the rules and regulations adopted by the Enforcement Division.

        Louisiana law permits 24-hour unlimited stakes gaming on newly constructed riverboats which conduct cruises, does not have loss or bet limitations, but restricts the percentage of space on a riverboat that may be utilized for gaming to the lesser of (a) 60% of the total square footage of the passenger access area, or (b) 30,000 square feet. A total of fifteen riverboat gaming licenses are authorized to be granted, with a maximum of six riverboat gaming licenses in any one parish. Louisiana law also allows a single, land-based casino in the City of New Orleans. The legal age for gaming in Louisiana is 21.

        The license fee to conduct gaming activities on a riverboat is (i) $50,000 per riverboat for the first year of operation and $100,000 per year per riverboat thereafter plus (ii) 3 1/2% of the net gaming proceeds. In addition, an annual franchise fee of 15% of the net gaming proceeds is charged to conduct operations on Louisiana waterways. The local governing authority (city or parish) is permitted to assess the riverboat operation up to $2.50 per person as an admissions tax. In addition, Calcasieu Parish has a statutory 50c. per head admissions tax applicable to riverboat gaming operations, the proceeds of which are used to support education.

        The transfer of a license or permit or an interest in a license or permit is prohibited. The sale, assignment, transfer, pledge, or disposition of securities which represent 5% or more of the total outstanding shares issued by a corporation that holds a license is subject to Enforcement Division approval. A security issued by a corporation that holds a license must generally disclose these restrictions.

        The conditions to SCGC's permanent riverboat casino license include the operation of the riverboat under an approved plan of security and internal controls for a period of six months, exercising due diligence in the development of its planned hotel in Calcasieu Parish, and obtaining of the

Enforcement Division's prior written approval to any modification to its plans for such hotel, including the abandonment of any portion of the project. Upon satisfaction of the conditions to the license, a permanent license will be issued by the Enforcement Division.

NEVADA GAMING REGULATION

        The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act"); and (ii) various local ordinances and regulations. Gaming operations in Nevada are subject to the licensing and regulatory control of the Nevada Gaming Commission ("Nevada Commission"), the Nevada State Gaming Control Board ("Nevada Board") and various other county and city regulatory agencies, including the City of Las Vegas, collectively referred to as the "Nevada Gaming Authorities."

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable recordkeeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on the Company's proposed gaming operations.

        The Company will be required to be registered with the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and to be found suitable to own the stock of the Bourbon Street Casino. The Bourbon Street Casino is licensed by the Nevada Gaming Authorities as a corporate licensee ( a "Corporate Licensee") under the terms of the Nevada Act. The following regulatory requirements will be applicable to the Company and the Bourbon Street Casino upon their receipt of all necessary approvals from the Nevada Gaming Authorities in connection with their applications for registration or licensing, as applicable. There can be no assurance that such approvals will be obtained or that if obtained, that they will be obtained on a timely basis.

        As a Registered Corporation, the Company will be required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive, any percentage of profits from a Corporate Licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities.

        The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company or the Corporate Licensee in order to determine whether such individual is suitable or should be licensed as a business associate of the Corporate Licensee.
Officers, directors and certain key employees of the Corporate Licensee will be required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Company who are actively and directly involved in the activities of the Corporate Licensee may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

        If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company or the Corporate Licensee, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company or the Corporate Licensee to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or resolutions of questions pertaining to licensing are not subject to judicial review in Nevada.

        The Company and the Corporate Licensee will be required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, liens, sales of securities and similar financing transactions by the Corporate Licensee will be required to be reported to or approved by the Nevada Commission.

        If it were determined that the Nevada Act was violated by the Corporate Licensee, the licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company, the Corporate Licensee and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Limitation, conditioning or suspension of the licenses of the Corporate Licensee could (and revocation of any license of the Corporate Licensee would) materially adversely affect the Company.

        Any beneficial holder of a Registered Corporation's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated and have its suitability as a beneficial holder of the Registered Corporation's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

        The Nevada Act requires any person who acquires more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and the other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to the consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

        Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities of the Company beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company will be subject to disciplinary action if, after it receives a notice that a person is unsuitable to be a stockholder or to have any other relationship with it, it
(i) pays that person any dividend or interest upon voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remunerations in any form to that person for services rendered or otherwise, or
(iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

        The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remunerations in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

        The Company will be required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company will also be required to render maximum assistance in determining the identity of the beneficial owner. The Company will also be required to disclose to the Nevada Commission, upon its request, the identities of any of their security holders. The Nevada Commission has the power to require the stock certificates of the Company to bear a legend indicating that the securities are subject to the Nevada Act. It is unknown whether the Nevada Commission will impose such a requirement on the Company.

        After becoming a Registered Corporation, the Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes.

        The regulations of the Nevada Board and the Nevada Commission also provide that any entity which is not an "affiliated company," as such term is defined in the Nevada Act, or which is not otherwise subject to the provisions of the Nevada Act or such regulations, such as the Company, which plans to make a public offering of securities intending to use such securities, or the proceeds from the sale thereof for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Commission for prior approval of such offering. The Nevada Commission may find an applicant unsuitable to be a holding company if it did not submit such an application.

        Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

        The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

        License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. Nevada licensees that hold a license to manufacture or distribute gaming devices also pay certain fees and taxes to the State of Nevada.

        Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act.
Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who was denied a license or finding of suitability in Nevada on the grounds of personal unsuitability.

NON-GAMING REGULATIONS

        The Company is subject to certain federal, state and local safety and health laws, regulations and ordinances that apply to non-gaming businesses generally, such as the Clean Air Act, Clean Water Act,

Occupational Safety and Health Act, Resource Conservation Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act. The Company has not made, and does not anticipate making, material expenditures with respect to such environmental laws and regulations. However, the coverage and attendant compliance costs associated with such laws, regulations and ordinances may result in future additional costs to the Company's operations.

        The federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916 and applicable regulations thereunder contain provisions designed to prevent persons who are not citizens of the United States from holding in the aggregate more than 25% of the outstanding shares of common stock of entities subject to such regulation.

        All navigable vessels must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel (including requirements that each vessel be operated by a minimum complement of personnel) and safety. Each vessel must hold a Certificate of Inspection from the Coast Guard. The Coast Guard requirements establish design standards, set limits on the operation of the vessels and require individual licensing of certain personnel involved with the operation of the vessel. The Calcasieu Parish Casino is subject to periodic inspections by the Coast Guard and every five years the Casino must be dry docked for hull and other inspections, which will result in a loss of service that can have an adverse effect on the Company. Failure to hold a Certificate of Inspection would preclude the use of the riverboat as a floating casino.

        All shipboard employees of SCGC, even those not involved in the actual operation of the vessel, such as dealers, cocktail hostesses and security personnel, may be subject to the Jones Act which, among other things, exempts those employees from state limits on workers' compensation awards.

        Continuing construction activities on the Site require the approval of a variety of regulatory agencies including those associated with sewage, fire and building safety, food service and sanitation and other construction and development related matters.

FUTURE EXPANSION

        In December 1993, Crown acquired all of the outstanding stock of GEMS, which had an option to purchase an 18.6 acre tract of land for $10 million in the gaming district of Las Vegas located across the street from the Gold Coast Hotel and Casino. GEMS exercised the option and purchased the land on June 8, 1994. The land has received zoning approval for the construction of a 12-story, 400-room hotel and casino known as the Desert Winds Hotel and Casino. Crown intends to develop the Desert Winds project either independently or through a joint venture. In connection with the joint venture agreement with LRGP, the Company granted LRGP a right of first refusal to jointly develop its Desert Winds project in the event the Company chooses to develop such project on a joint venture basis. GEMS has no other operations other than its development of the Desert Winds project.

        In July 1995, the Company entered in to a definitive asset purchase agreement to acquire the Bourbon Street Casino in Las Vegas, Nevada for a purchase price of $10 million, of which $500,000 was deposited in an escrow account and is subject to forfeiture in certain circumstances, generally in the event that the terms of the agreement are breached by the Company. The Bourbon Street Casino has approximately 430 slot machines and 15 table games over its 15,000 square feet of gaming space, 166 hotel rooms, including 16 suites, and has reported annual revenue of approximately $12 million. Consummation of this transaction is scheduled to occur in October 1995, unless extended by the parties. In the event the Company is not licensed to operate a casino in Nevada prior to the first closing of the Bourbon Street Casino acquisition, the Company will lease the Bourbon Street Casino back to the current gaming operator for $62,500 per month. In the event that the Company does not obtain a Nevada gaming license within sixteen (16) months after the first closing date, the previous owners of the casino may terminate the lease and will be under no obligation to sell the gaming assets to the Company.

        In August 1995, the Company formed a wholly-owned subsidiary, Calcasieu Gaming Corporation, LLC ("Calcasieu Gaming"), that applied for a certificate of preliminary approval to dock a second riverboat casino at SCGC's site in Calcasieu Parish. The Company applied to the Gaming Commission for a certificate of preliminary approval for a license which had been previously issued by the Gaming Commission to a third party and was subsequently surrendered back to the State by such third party due to a decision to abandon the project. Thirteen other applicants have also applied for preliminary approval for this license. No action has been taken by the Gaming Commission, and a recent notice to the applicants from the Gaming Commission indicates that all proceedings regarding the preliminary approval process have been suspended pending the resolution of certain legal proceedings regarding the parameters of the Gaming Commission's statutory authority.

        The Company is also pursuing opportunities to potentially acquire a second riverboat casino which would be operated from SCGC's existing site in Calcasieu Parish, although no agreement has been reached with any third party respecting such an acquisition and any such acquisition would require various state and local regulatory approvals, including the approval of the Gaming Commission and the Enforcement Division. The Company anticipates that the operation of a second riverboat casino at the Calcasieu Parish site would involve joint ownership or a joint venture arrangement with LRGP or Casino America.

EMPLOYEES

        At September 15, 1995 the Company employed 11 persons full time. None of the Company's employees is covered by a collective bargaining agreement and the Company believes that its employee relations are satisfactory. SCGC currently employs approximately 1,000 persons full time. The Bourbon Street Casino currently employs approximately 350 persons full time.

PROPERTIES

        The Company currently maintains its executive offices in approximately 3,000 square feet of leased office space in Dallas, Texas. In July 1995, the Company executed a lease for approximately 6,000 square feet of office space at a different location in the Dallas area. The lease has a five-year term with two three-year renewal options. During the initial term, annual rent (excluding insurance, taxes and common area maintenance charges) ranges from $65,450 in year one to $77,350 in year five.

        On July 8, 1994, SCGC purchased its Calcasieu Parish Casino. The Casino consists of four decks and an aggregate of 48,000 square feet of floor space, including 26,000 square feet to be used for active gaming operations.

        In March and July 1995, SCGC entered into agreements to lease the two parcels of land that compromise the 16-acre Calcasieu Parish site. The leases have an initial term of five years with seven five-year renewal options. During the initial term, the leases require annual rental payments of $850,000 (excluding property taxes) in years one through four, and $1,000,000 in year five, payable monthly.

        In July 1995, the Company entered into a definitive asset purchase agreement to acquire the Bourbon Street Casino located in Las Vegas, Nevada for a purchase price of $10 million. The Bourbon Street Casino has 166 hotel rooms, including 16 suites. Closing is scheduled to occur in October 1995, unless extended by the parties.

        The Company owns 6.5 acres of land adjacent to the Mississippi River levee in St. Charles Parish, Louisiana that it had planned to use in connection with its former riverboat casino site in St. Charles Parish. The Company will seek to sell such property in the near future.

        The Company, through its GEMS subsidiary, exercised an option to purchase an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada on June 8, 1994, for $10 million. The land has received zoning approval for the construction of a 12-story, 400-room hotel and casino.

ENVIRONMENTAL MATTERS

        The Company's operations do not qualify it as a hazardous waste generator and the Company believes it is in compliance with all applicable laws and regulations governing the discharge of hazardous waste into the environment.

PENDING LITIGATION

        Other than as set forth below, there are no pending legal proceedings to which the Company is a party or of which any of its properties are subject that the Company believes have the potential to have a material adverse effect on the Company. There are no material proceedings known to the Company being contemplated by any governmental authority. There are no material proceedings known to the Company, pending or contemplated, in which any director, officer or affiliate or any principal security holder of the Company or any associate of any of the foregoing, is a party or has an interest, adverse to the Company.

        On September 21, 1994, an action was filed against the Company and SCGC in the 24th Judicial District Court for the Parish of Jefferson, Louisiana by Avondale Industries, Inc. ("Avondale"). In this action, Avondale alleges that the Company was contractually obligated to Avondale for the construction of SCGC's riverboat vessel based upon a letter of intent (allegedly reaffirming a previous agreement entered into between Avondale and SCGC). Avondale alleges that the Company breached a duty to negotiate in good faith toward the execution of a definitive Vessel Construction Contract. Alternatively, Avondale alleges that a separate, oral contract for the construction of the vessel existed and that the Company committed unspecified unfair trade practices and misrepresentation. Avondale seeks unspecified damages including "all lost profits and lost overhead" and attorneys fees. The Company intends to vigorously contest liability in this matter.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth certain information regarding the executive officers and directors of the Company:

  NAME                                         AGE      POSITION WITH THE COMPANY
  ----                                         ---      -------------------------
  Edward R. McMurphy  . . . . . . . . . .      44       Chairman of the Board, President and
                                                        Chief Executive Officer

  Tilman J. Falgout, III  . . . . . . . .      46       Executive Vice President, General
                                                        Counsel and Director

  Mark D. Slusser . . . . . . . . . . . .      38       Vice President Finance, Chief
                                                        Financial Officer and Secretary

  Edward J. Preuss, Jr. . . . . . . . . .      62       Vice President Project Development

  Leslie M. Clavir  . . . . . . . . . . .      54       Vice President Gaming

  John David Simmons  . . . . . . . . . .      58       Director

  David J. Douglas  . . . . . . . . . . .      31       Director

  Gerald L. Adams . . . . . . . . . . . .      60       Director

  Gerard M. Jacobs  . . . . . . . . . . .      39       Director

  Robert J. Kehl  . . . . . . . . . . . .      60       Director

----------------------------


        EDWARD R. MCMURPHY has served as President of the Company since July 1984 and as Chief Executive Officer since January 1988. He has been a director of the Company since its inception in April 1983. Prior to and during his involvement with the Company, Mr. McMurphy served as President of Marion Properties, Inc., a real estate investment and development company from 1979 to 1986.

        TILMAN J. FALGOUT, III has served as Executive Vice President and General Counsel of the Company since March 1995 and as a director of the Company since September 1992. From 1978 through June 1995, Mr. Falgout was a partner in the law firm of Stumpf & Falgout, Houston, Texas.

        MARK D. SLUSSER has served as Chief Financial Officer of the Company since October 1989 and as Secretary since April 1990. From 1981 until joining the Company, Mr. Slusser was employed by Ernst & Young LLP, where he held various positions in the Audit Department including Senior Manager. Mr. Slusser is a Certified Public Accountant.

        EDWARD J. PREUSS, JR. has served as Vice President Project Development since April 1994. He was self employed as a general business consultant for 11 years prior to joining the Company. Prior to his self-employment, Mr. Preuss worked at Marion Corporation as Vice President of Corporate Communications from 1976 to 1983.

        LESLIE M. CLAVIR has served as Vice President Gaming of the Company since March 1995. From December 1993 to February 1995, Mr. Clavir was employed by Century Casinos, Inc. as General

Manager of SCGC's Louisiana riverboat casino. From 1991 to November 1993, Mr. Clavir served as Director of Casino Operations for the Hotel San Remo in Las Vegas, Nevada. From 1986 to 1991, Mr. Clavir owned and operated three bar and restaurant properties. From 1982 to 1986, Mr. Clavir was General Manager of the Pioneer Inn Hotel and Casino in Reno, Nevada. From 1977 to 1982, Mr. Clavir was employed by the Boyd Group where he held various casino operational and management positions.

        JOHN DAVID SIMMONS has served as a director of the Company since August 1986. Since 1970, he has been President of Condomart, Inc., a marketing consulting firm specializing in real estate marketing. Mr. Simmons is also currently employed by Simmons & Associates, Inc., a real estate development company, and Management Resources Company, a management consulting firm.

        DAVID J. DOUGLAS has served as managing director of Triple S Capital Corporation (investment banking firm) since February 1993. From July 1989 through January 1993, Mr. Douglas served as Vice President of Hatchett Capital Group, Inc. (investment banking firm). From 1986 through 1988, Mr. Douglas was employed by Paine Webber Incorporated, where he was promoted to Associate in 1988. Mr. Douglas has served as a director of the Company since September 1992.

        GERALD L. ADAMS has been an entrepreneur for the past 30 years, starting, developing and operating a number of businesses primarily related to the shipping, trucking, and more recently, real estate industries. Mr. Adams currently owns and operates several companies, including TriRiver Dock, Inc. (stevedoring), Illinois Marine Towing, Inc. (marine towing), Barge Terminal Trucking, Inc. (trucking) and Adams Enterprises, Inc. (trucking and crane services). Mr. Adams has served as a director of the Company since October 1993.

        GERARD M. JACOBS has been the owner and President of Environmental Waste Funding Corporation, a company specializing in landfill development and finance, since 1991. From 1988 to 1991, Mr. Jacobs specialized in landfill development and finance as a sole proprietor. Mr. Jacobs is also a director and a substantial stockholder of Casper & Associates, Inc., an engineering firm specializing in fiber optic communications. From 1983 to 1988, Mr. Jacobs developed resource recovery, landfill and hydroelectric projects for the investment banking firm of Russell, Rea & Zappala, Inc., Pittsburgh, Pennsylvania. From 1978 to 1983, Mr. Jacobs practiced securities, corporate and banking law with the law firms of Reed, Smith, Shaw & McClay and Manion, Alder & Cohen, P.C., Pittsburgh, Pennsylvania. Mr. Jacobs has been a director of the Company since September 1994.

        ROBERT J. KEHL has been an entrepreneur for the past 35 years, starting, developing and operating businesses primarily in the riverboat construction, gaming, riverboat touring and restaurant industries. Since 1993, Mr. Kehl has served as president of Kehl River Boats, Inc., a riverboat construction firm in Houma, Louisiana. Mr. Kehl, through companies owned or controlled by him, has built several riverboat vessels, many of which have been sold for use as riverboat gaming vessels. In April 1991, Mr. Kehl's family owned DuBuque Casino Belle, Inc. became the first riverboat gaming operation in the nation. Mr. Kehl currently has interests in several companies involved in gaming and riverboat construction or operation. Mr. Kehl has been a director of the Company since September 1994.

        The Board of Directors has established Compensation and Stock Option and Audit Committees. The Compensation and Stock Option Committee, which is comprised of Messrs. Douglas, Simmons and Adams, is responsible for recommending compensation levels for the Company's executive officers and is authorized to consider and make grants of options pursuant to the Company's 1986 Incentive Stock Option Plan and 1991 Non-Qualified Stock Option Plan and to administer such plans. The Audit Committee, which is comprised of Messrs. Douglas, Jacobs and Kehl, is responsible for recommending independent auditors and reviewing with the independent auditors the scope and results of the audit engagement.

        The individuals serving on the Board of Directors will continue to serve until reelected or replaced at the next annual meeting of stockholders of the Company, or until their earlier resignation or removal. All executive officers of the Company serve at the discretion of the Board of Directors.

                             EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and any other executive officer whose salary and bonus, if any, exceeded $100,000 during the years ended April 30, 1995, 1994 and 1993:

                           SUMMARY COMPENSATION TABLE

                                                       Annual Compensation
                                            -----------------------------------------
                                                                                              Long-Term
                                                                                             Compensation
                                                                                             ------------
           Name and             Fiscal                                  Other Annual        Stock Options/
      Principal Position         Year         Salary        Bonus       Compensation              SARs
      ------------------        -----         ------        -----       ------------         --------------
  Edward R. McMurphy            1995        $162,500      $ 70,000           --                250,000(1)
    President and               1994         156,410       100,000           --                275,000
    Chief Executive             1993         125,000       123,427           --                   --
    Officer

--------------------
(1)     Represents a regrant of an option previously granted in fiscal 1994.


EMPLOYMENT AGREEMENT

        Effective January 1, 1988, the Company entered into a five-year employment agreement with Edward R. McMurphy. The employment agreement was amended in February 1991 to extend the term of employment for five years from January 1, 1991, terminating on December 31, 1995. The amendment provides for an annual base salary of at least $125,000, and awarded incentive stock options to Mr. McMurphy covering 30,000 shares at an exercise price of $0.65625, which options vested at the rate of 10,000 shares per year commencing on January 1, 1993, and have a term of ten years expiring on February 25, 2001.

        In the event of Mr. McMurphy's death or disability during the term of employment, Mr. McMurphy or his designated beneficiary or estate will be paid an amount equal to the annual base salary as then in effect on the date of Mr. McMurphy's death or disability, as the case may be. The Company may, upon 30 days' written notice, terminate his employment "without cause" upon the condition that he shall be entitled, during the balance of the term of employment, to the annual base salary which would otherwise be payable to him had he remained in the employ of the Company.

STOCK OPTION PLAN

        The following table provides certain information concerning individual grants of stock options under the Company's Incentive Stock Option Plan made during the fiscal year ended April 30, 1995, to the executive officer named in the Summary Compensation Table:

                                Option Grants in Last Fiscal Year

                                                                                        Potential Realizable
                                                                                           Value at Assumed
                                                                                        Annual Rates of Stock
                                                                                       Price Appreciation for
                               Individual Grants                                           Option Term (1)
-------------------------------------------------------------------------------------------------------------
                               Number of     % of Total
                               Securities      Options
                               Underlying    Granted to      Exercise
                                Options     Employees in      Price       Expiration
        Name                    Granted      Fiscal Year    Per Share         Date          5%         10%
 ---------------------         ---------    ------------    ---------     -----------    -------     ------
 Edward R. McMurphy            250,000(2)       53.8%        $3.3125        1/19/05     $520,803   $1,319,818

----------------------------------
(1) The dollar amounts under these columns represent the potential realizable value of each option assuming that the market price of the common stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by regulation and therefore are not intended to forecast possible future appreciation, if any, of the price of the common stock.

(2) Of this amount, 50,000 shares vested on April 19, 1995, and the balance will vest in increments of 50,000 shares per year commencing on April 19, 1996.

        The following table provides certain information concerning each exercise of stock options under the Company's Incentive Stock Option Plan during the fiscal year ended April 30, 1995, by the executive officer named in the Summary Compensation Table and the fiscal year end value of unexercised options held by such person under the Company's Stock Option Plan:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES


                                                                       Number of                Value of
                                                                      Unexercised             Unexercised
                                                                   Options at Fiscal       Options at Fiscal
                                                                        Year-End                 Year-End
                               Shares Acquired        Value           Exercisable/            Exercisable/
            Name                 on Exercise         Realized        Unexercisable          Unexercisable(1)
            ----                 -----------         --------        -------------          -------------
 Edward R. McMurphy                20,000            $87,000        217,143/200,000        $754,208/$306,250


--------------------
(1) The market value of the Company's common stock at April 28, 1995 was $4.84375 per share, and all options held by the above officer were in-the-money. The actual value, if any, an executive may realize will depend upon the amount by which the market price of the Company's common stock exceeds the exercise price when the options are exercised.


DIRECTOR COMPENSATION

        Effective May 1, 1995, non-employee directors of the Company receive a $20,000 annual retainer, $1,500 per board meeting attended in person, and $500 per committee meeting attended in person. Directors who are also employees of the Company do not receive separate compensation for their services as a director. In February 1991, the Board of Directors adopted the Company's 1991 Non-Qualified Stock Option Plan ("Non-Qualified Plan"), which was approved by the Company's stockholders in September 1991, pursuant to which options to purchase shares of the Company's common stock may be granted to directors, officers and key employees of the Company, including non-employee directors. On the last business day of February in each year, each then non-employee director of the Company is automatically granted an option to purchase 2,500 shares of common stock at an exercise price equal to the fair market value of such stock on the date of grant. Options granted under the Plan are exercisable for a period of up to ten years. In the event that a director ceases to be a director of the Company for any reason, options granted to the director will expire upon the earlier to occur of (1) the tenth anniversary of the date of grant of the option or (2) ninety days following the date on which such director ceased to be a director.


                              CERTAIN TRANSACTIONS

        During fiscal 1995, Tilman J. Falgout, III, presently Executive Vice President and General Counsel and director of the Company, was a partner in the law firm of Stumpf & Falgout, Houston, Texas, which receives fees from the Company for legal services rendered on its behalf. During fiscal 1995, such firm earned fees totaling approximately $259,000 for services rendered to the Company. During fiscal 1994, such firm earned fees totaling $217,674 for services rendered to the Company.

        On May 20, 1993, the Company entered into an agreement with 10 Westpark Corporation, a corporation controlled by Mr. Falgout, pursuant to which the Company agreed to issue 400,000 shares of its common stock to 10 Westpark Corporation should 10 Westpark introduce the Company to a corporation or other entity which would allow the Company to enter the gaming business. The payment would be in the nature of a finder's fee, and as of the date of the agreement, the value of the contract to 10 Westpark Corporation was $287,500 (based upon the average of the closing bid and asked prices of the common stock on May 20,
1993). The Company closed the acquisition of St. Charles Gaming Company, Inc. in June 1993 and issued the 400,000 shares of common stock to 10 Westpark Corporation in July 1993. Mr. Falgout holds the shares in 10 Westpark Corporation for the benefit of himself and his brothers and sisters.

        In October 1993, the Company entered into a purchase agreement with Kehl River Boats, Inc. ("KRB") to purchase a riverboat to house its casino facility. Robert J. Kehl, a director of the Company, is president and a significant stockholder of KRB. The agreement with KRB provides for a purchase price, which has been paid in full, comprised of (i) 1,056,667 shares of Crown common stock, (ii) $9.57 million in cash payments, and (iii) a warrant to purchase 100,000 shares of the Company's common stock exercisable at $6.06125 per share.

        In connection with the Company's private placement of Common Stock from June 1993 to May 1994, Gerard M. Jacobs, a director of the Company, acted as a finder. In consideration of Mr. Jacobs' services in such capacity, the Company paid Mr. Jacobs an aggregate of $116,971 in cash and issued to Mr. Jacobs warrants to purchase 77,981 shares of the Company's common stock, at an average exercise price of $7.50 per share.

        In June 1994, the Company and Mr. Jacobs entered into a Teaming Agreement, agreeing to work together to obtain a license to conduct gaming operations in the State of Illinois. Any such venture will be owned 50% by the Company and 50% by a group of Illinois residents, the names and respective interests of which will be specified by Mr. Jacobs. The agreement provides that Mr. Jacobs will receive a fee, payable in warrants to purchase common stock of the Company, in consideration for his services in assisting the Company in obtaining such a license. Upon the execution of the agreement, the Company issued to Mr. Jacobs a warrant to purchase 50,000 shares of common stock of the Company exercisable at $7.25 per share. Upon the occurrence of certain future events, including the issuance of an Illinois gaming license, the agreement provides for the issuance of warrants to purchase up to an additional 200,000 shares of Crown common stock.

        Management believes that all of the foregoing transactions were, and all future transactions between the Company and its officers, directors, principal shareholders or affiliates of such persons will be, on terms no less favorable to the Company than could have been obtained from unaffiliated parties.

                         CHANGE IN INDEPENDENT AUDITORS

        On October 26, 1993, Ernst & Young LLP, the independent auditors for the Company, resigned. Ernst & Young LLP advised the Company that a primary reason for their resignation was the Company's change in its business from cable programming to the gaming industry. Ernst & Young LLP advised the Company that the local Dallas office did not have sufficient expertise in this area and that substantial additional educational requirements would have to be met in order for the local office to continue the engagement.

        Ernst & Young LLP's report on the financial statements of the Company for the fiscal year ended April 30, 1993 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the fiscal year ended April 30, 1993 and the subsequent interim period preceding the resignation of Ernst & Young LLP, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. No event listed in Paragraphs (A) through (D) of Item 304 a(1)(v) of Regulation S-K occurred within the fiscal year ended April 30, 1993 and the subsequent interim period preceding the resignation of Ernst & Young LLP.

        Ernst & Young LLP provided the Company with a letter indicating its agreement with the foregoing statements made by the Company.

        On April 28, 1994, the Company engaged Coopers & Lybrand L.L.P. as its independent auditors. During the fiscal year ended April 30, 1993 and the subsequent interim period prior to engaging Coopers & Lybrand L.L.P., the Company did not consult with Coopers & Lybrand L.L.P. regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements. There were no disagreements with or a reportable event related to the engagement of the Company's prior independent accountants.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of August 18, 1995, with respect to ownership of the outstanding common stock by (i) all persons known to the Company to own beneficially more than five percent (5%) of the outstanding common stock of the Company (whose address is shown), (ii) each director of the Company, and (iii) all directors and executive officers as a group. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares owned by him.

                                                      Number of Shares                      Percent
                Name                                  Beneficially Owned                    of Class
-------------------------------------                 ------------------                    --------
Robert J. Kehl                                            1,059,167(1)                         8.9%
    Third Street
    Ice Harbor
    Dubuque, Iowa 52004

Edward R. McMurphy                                          710,476(2)                         5.9%
    2415 West Northwest Hwy.
    Suite 103
    Dallas, Texas 75220

Gerald L. Adams                                             555,000(3)                         4.7%

Tilman J. Falgout, III                                      474,000(4)                         4.0%

Gerard M. Jacobs                                            322,681(5)                         2.7%

John David Simmons                                           39,650(6)                            *

David J. Douglas                                             32,500(7)                            *

All Directors and Executive                               3,255,017(8)                        26.3%
 Officers as a Group (10 persons)


-------------------------
*Less than 1%.

(1) Includes 956,667 shares and 100,000 shares subject to a presently exercisable stock purchase warrant, all issued in the name of Kehl River Boats, Inc., of which Mr. Kehl is president and a principal shareholder. Also includes 2,500 shares subject to a non-qualified stock option.

(2) Includes 217,143 shares subject to presently exercisable incentive stock options.

(3)    Includes 5,000 shares subject to non-qualified stock options.

(4) Includes 32,500 shares subject to non-qualified stock options, 25,000 shares subject to presently exercisable incentive stock options, and 400,000 shares held in a corporation controlled by Mr. Falgout.

(5) Includes 2,300 shares held by a corporation controlled by Mr. Jacobs, 110,000 shares owned by Mr. Jacobs' spouse, 127,981 shares subject to outstanding stock purchase warrants, and 2,500 shares subject to a non-qualified stock option.

(6)    Includes 37,500 shares subject to non-qualified stock options.

(7)    Includes 32,500 shares subject to non-qualified stock options.

(8) Includes an aggregate of 642,624 shares subject to stock options and/or warrants held by certain of the Company's directors and executive officers, or corporations of which they are significant shareholders, 402,300 shares held in corporations controlled by certain directors, 956,667 shares issued in the name of Kehl River Boats, Inc. of which a director is president and a principal shareholder, and 110,000 shares owned by the spouse of a director.

                              SELLING SHAREHOLDERS

        The following table sets forth certain information as of September 30, 1994 (before the commencement of this offering), with respect to ownership of the outstanding Common Stock by each of the Selling Shareholders. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares owned by him. This table assumes that all shares offered by the Selling Shareholders are sold in this offering. Unless otherwise indicated, no Selling Shareholder has any position, office or other material relationship with the Company.

                                   Before the Offering as of (9/30/94)                      After the Offering
                                   -----------------------------------  Shares to    -------------------------------
                                    Number of Shares     Percent        be sold in   Number of Shares       Percent
Name of Beneficial Owner           Beneficially Owned    of Class        Offering    Beneficially Owned     of Class
------------------------           ------------------    --------       ----------   ------------------     --------
SELLING SHAREHOLDERS WHO ARE
DIRECTORS OF THE COMPANY:

Gerald L. Adams                          752,500 (1)        7.0%          750,000          2,500               *
  1225 East 9th Street
  Lockport, Illinois 60441

Robert J. Kehl                         1,156,667 (2)       10.6%        1,156,667              0               *
  3rd Street
  Ice Harbor
  DuBuque, Iowa 52004

Tilman J. Falgout, III                   462,500 (3)        4.3%          400,000         62,500               *

Gerard M. Jacobs                         337,181 (4)        3.1%          303,981         33,200               *


OTHER SELLING SHAREHOLDERS:

  Private Placement for Cash:
  ---------------------------

6420 Wilshire Associates                  10,000               *           10,000              0               0

Myron L. Ace                              10,000               *           10,000              0               0

Acorn Corrugated Box Co.                  10,000               *           10,000              0               0

Vincent A. Albanese                        9,700               *            9,700              0               0

Richard J. Albenesius                      5,000               *            5,000              0               0

Frank & Sharon Alesia                     10,700               *           10,700              0               0

Paul Almond                                5,000               *            5,000              0               0

Robert Amonie, M.D.                       10,000               *           10,000              0               0

Donald A. Ballarini                       10,000               *           10,000              0               0

Chengyuan Bao and Liang Yan Xue            5,000               *            5,000              0               0

Fred B. Barbara                           50,000               *           50,000              0               0

Bank of the West TTEE                      5,000               *            5,000              0               0

Marvin Barhorst                            3,000               *            3,000              0               0

Michael M. & Joan L. Bearden               5,000               *            5,000              0               0

Vincent & Kathleen Bell                    9,500               *            9,500              0               0

Floyd M. Berg                              8,000               *            8,000              0               0

Neal M. Bidwell                           10,000               *           10,000              0               0

BJRC High Yield Partners                  15,000               *           15,000              0               0

Richard Bloom                              1,000               *            1,000              0               0

George & Rose Bonomo                     100,000               *          100,000              0               0

Paul Bratney                               3,000               *            3,000              0               0

Wayne J. Breau                             2,500               *            2,500              0               0

Brent-Air Pharmacy                        10,000               *           10,000              0               0

Brompton Partners L.P.                    12,000               *           12,000              0               0

Harry Joe Brown, Jr.                      10,000               *           10,000              0               0

Albert Bruno                              80,000               *           80,000              0               0

Corrine Bruno                             20,000               *           20,000              0               0

William Burrough                           5,000               *            5,000              0               0

Dr. Allen Bursk                           10,000               *           10,000              0               0

Vincent Cainkar                            2,000               *            2,000              0               0

James W. Cameron, Jr.                     50,000               *           50,000              0               0

Philip A. Carpenter                       18,000               *           18,000              0               0

Richard Carpenter TTEE for
Karen Carpenter Testamentary Trust        15,000               *           15,000              0               0

Richard Carpenter by WF Wolfen            15,000               *           15,000              0               0

Bruno and Maryann Caruso                   5,000               *            5,000              0               0

David P. Cutler                            8,333               *            8,333              0               0

Neil & Sharon Dabney                      20,000               *           20,000              0               0

John G. & Margery M. Davies               10,000               *           10,000              0               0

Wilda & David Davis                        3,000               *            3,000              0               0

Richard Dawson/Nancy Dhonau               10,000               *           10,000              0               0

William and Jolan Deeley                   4,000               *            4,000              0               0

D/R Asset Mgmnt. Inc. FAO                 40,000               *           40,000              0               0

Delaware Charter GTEE & Trust             20,000               *           20,000              0               0

Randee C. Devlin                          10,000               *           10,000              0               0

Arthur T. Donaldson                       10,000               *           10,000              0               0

Jack Dorman                               10,000               *           10,000              0               0

James F. Dorsey                           10,000               *           10,000              0               0

Double Bliss Corp.                         8,750               *            8,750              0               0

I. Steven Edelson                          7,870               *            7,870              0               0

E. Lee Elliott & Anthony L. Rick          10,000               *           10,000              0               0

Jorge A. Escalante                       370,000            3.4%          370,000              0               0

Eshman Living Trust                        5,000               *            5,000              0               0

Hong Fan                                   5,000               *            5,000              0               0

Lynn Feldkamp                              3,000               *            3,000              0               0

Jerry Fields                              10,000               *           10,000              0               0

Keith A. Finger                            5,000               *            5,000              0               0

Diane Finkel                               1,000               *            1,000              0               0

Donald H. Foster                         204,000            1.9%          204,000              0               0

Philip Freedberg                           5,000               *            5,000              0               0

Jack E. Freedman                          10,000               *           10,000              0               0

Leonard H. Friedlander                     5,000               *            5,000              0               0

Calude T.H. Friedman                       5,000               *            5,000              0               0

GC & H Partners                           10,000               *           10,000              0               0

Galbrook Corp.                             8,750               *            8,750              0               0

Theodore Lynch Getty Gaston                5,000               *            5,000              0               0

Gerald Ginsberg DDS PC, MPP               17,500               *           17,500              0               0

Morris Glesby                              5,000               *            5,000              0               0

Sandra Post Goggin                         5,000               *            5,000              0               0

Terrence J. Goggin                        13,334               *           13,334              0               0

Ralph Goldman                              9,300               *            9,300              0               0

Richard A. Gralitzer                      10,000               *           10,000              0               0

Greenstreet Partners                      50,000               *           50,000              0               0

John Gregory                               2,000               *            2,000              0               0

David Gross                                8,000               *            8,000              0               0

Ronald B. Gross, MP Plan                  17,500               *           17,500              0               0

Susan Harris Family Trust                 10,000               *           10,000              0               0

J. Michael Hester                         13,890               *           13,890              0               0

Hermarl Holdings Inc.                     27,500               *           27,500              0               0

Warren Hoffman IRA                        10,000               *           10,000              0               0

William F. & Prudence Hopkins             20,000               *           20,000              0               0

Edwin J. Hull                              8,333               *            8,333              0               0

The Insight Fund L.P.                     10,000               *           10,000              0               0

Irell & Manella Profit Sharing Plan        5,000               *            5,000              0               0

George Izeluk                             10,000               *           10,000              0               0

JMG Capital Partners                      15,000               *           15,000              0               0

Gerard M. Jacobs                          66,000               *           66,000              0               0

Thomas Haskins Jacobs                     10,000               *           10,000              0               0

William R. Jenkins                       115,000            1.1%          115,000              0               0

William L. Jiler                           7,500               *            7,500              0               0

J. Stuart Johnson                         20,000               *           20,000              0               0

J. Steven Johnson                          5,000               *            5,000              0               0

Warren Johnson                            10,000               *           10,000              0               0

Alvan Kamis                               10,000               *           10,000              0               0

George Karabatsos                         10,000               *           10,000              0               0

Harold Katz                                5,000               *            5,000              0               0

M. Gordon Keiser                           5,000               *            5,000              0               0

Frank E. Kerdyk                           10,000               *           10,000              0               0

Paul Kestenbaum                            5,000               *            5,000              0               0

Leslie King Living Trust                   5,000               *            5,000              0               0

Thomas V. King                             4,000               *            4,000              0               0

Harlan Kleiman & Lorraine Reiner          10,000               *           10,000              0               0

Nicholas P. Klokochar                     10,000               *           10,000              0               0

Jacqueline Knapp                           5,000               *            5,000              0               0

Joel and Judy Knapp Family Trust          10,000               *           10,000              0               0

Juliette Knapp                             5,000               *            5,000              0               0

Otis C. Knighton                          50,000               *           50,000              0               0

Ron Kool                                   5,000               *            5,000              0               0

Krasnow Family Trust                       5,000               *            5,000              0               0

Fred Kyle                                  2,000               *            2,000              0               0

Steven Landgarten                          3,000               *            3,000              0               0

Robert Lassoff                            10,000               *           10,000              0               0

The Morris Leviloff Trust                 10,000               *           10,000              0               0

Daniel J. Lynch                            5,000               *            5,000              0               0

John P. & Michelle Lynch                  10,000               *           10,000              0               0

Mandel Properties                          2,500               *            2,500              0               0

Vincent P. Mazzeo                          5,000               *            5,000              0               0

Timothy S. McAnarney                         926               *              926              0               0

Jay R. McCollum                           20,000               *           20,000              0               0

Heather M. McKay                          10,000               *           10,000              0               0

Ellen Meyer                               20,000               *           20,000              0               0

Donald F. Moorehead                       50,000               *           50,000              0               0

George O. Moorehead                       10,000               *           10,000              0               0

Clifford J. Moquist                        5,000               *            5,000              0               0

The Max Negri Trust                       10,000               *           10,000              0               0

The Negri Foundation                      20,000               *           20,000              0               0

George Novogroder                         22,500               *           22,500              0               0

J. M. Oksiuta                             10,000               *           10,000              0               0

Irawan Onggara                            22,000               *           22,000              0               0

Morris Ostin by WF Wolfen                 15,000               *           15,000              0               0

William and Rosemary Pacella              50,000               *           50,000              0               0

Joseph J. Paris                            5,000               *            5,000              0               0

Michael Park                              10,000               *           10,000              0               0

David Pearce                              15,000               *           15,000              0               0

Frank Pierce                               5,000               *            5,000              0               0

PN Service Inc. MPP                       10,000               *           10,000              0               0

Brian D. Porter                          200,000            1.9%          200,000              0               0

John T. Porter                           100,000               *          100,000              0               0

Reidsville Investments                    10,000               *           10,000              0               0

Michael A. Reinsdorf                       7,870               *            7,870              0               0

Stephen & Jodie Reiss                      5,000               *            5,000              0               0

Judy L. Resnick                           20,000               *           20,000              0               0

Grace A. Roberti-Jacobs                  110,000            1.0%          110,000              0               0

Edward Robertson                           5,000               *            5,000              0               0

Stanley and Marilyn Ross Trust            20,000               *           20,000              0               0

David Rost                                 5,000               *            5,000              0               0

Ellis Rubenstein                           5,000               *            5,000              0               0

Harold Rubenstein                         10,000               *           10,000              0               0

Edward A. Rucker                           5,000               *            5,000              0               0

Joseph G. Salinger                         2,000               *            2,000              0               0

The Saritzky Trust                         2,000               *            2,000              0               0

Daniel Scelfo                              5,000               *            5,000              0               0

Ronald A. Schachar                        25,000               *           25,000              0               0

Darryl Schall                             10,000               *           10,000              0               0

Charles Schellhorn                        10,000               *           10,000              0               0

Rolf Schuermann                            7,000               *            7,000              0               0

Thomas Seeley                              5,000               *            5,000              0               0

Lorri Seguax                               5,000               *            5,000              0               0

Abdul R. Shakir                           10,000               *           10,000              0               0

Gary & Madelyn Silman Trust               10,000               *           10,000              0               0

Lee Norman Sion                           20,000               *           20,000              0               0

Samuel K. Skinner                         20,000               *           20,000              0               0

Sloane Overseas Fund Ltd.                  8,000               *            8,000              0               0

Andrew D. Smith                            5,000               *            5,000              0               0

Robert G. Solomon                         30,000               *           30,000              0               0

South Florida Clothing Exchange            5,000               *            5,000              0               0

A.J. Spiegal                               5,000               *            5,000              0               0

Susan Spivak, Trustee FBO                 10,000               *           10,000              0               0

Matthew J. Stahl                          10,000               *           10,000              0               0

Robert E. Stanell                         10,000               *           10,000              0               0

Jerome Steinbaum                          10,000               *           10,000              0               0

Neil Strauss                              10,000               *           10,000              0               0

David A. Swanson                           2,000               *            2,000              0               0

Wayne A. Taylor                           10,000               *           10,000              0               0

Julian W. Timmons                         12,000               *           12,000              0               0

Transtor, Inc.                            30,000               *           30,000              0               0

Ian Wallace                               10,000               *           10,000              0               0

Edward Wilkins                            35,000               *           35,000              0               0

Delmar F. Williams                         5,000               *            5,000              0               0

Daniel A. Wiltz                            9,000               *            9,000              0               0

Paul Junger Witt Family Trust             10,000               *           10,000              0               0

Herbert Wolas                             10,000               *           10,000              0               0

Richard Wolfen                             5,000               *            5,000              0               0

Werner F. Wolfen                          15,000               *           15,000              0               0

Jules Yanofsky                            10,000               *           10,000              0               0

Kangling Zheng                            11,000               *           11,000              0               0

Walter Zifkin                             10,000               *           10,000              0               0

  Acquisition of St. Charles Gaming Company, Inc.:
  ------------------------------------------------

10 Westpark Corporation                  400,000            3.7%          400,000              0               0

Gerald L. Adams                          752,500 (1)        7.0%          750,000          2,500               *

E.P.I.M., Inc.                            22,500               *           22,500              0               0

Clarence & Leina May Fogg                 84,200               *           84,200              0               0

G.C.E.S., Inc.                            22,500               *           22,500              0               0

Louisiana Education, Inc.                 22,500               *           22,500              0               0

Barry W. Miller                           67,500               *           67,500              0               0

Robert S. Miller                          10,000               *           10,000              0               0

  Acquisition of Gaming Entertainment Management Services, Inc.:
  --------------------------------------------------------------

Sol Adler                                 24,091               *           24,091              0               0

Ray Alizadeh                                 467               *              467              0               0

Michael G. Bailey                        101,710               *          101,710              0               0

Bailey Saetveit & Co. PSP                 14,394               *           14,394              0               0

Edward F. Calus                           26,768               *           26,768              0               0

David E. Clement                             701               *              701              0               0

Nancy Opie Clement                           701               *              701              0               0

Thomas A. Clement                            467               *              467              0               0

CPMSI                                     24,243               *           24,243              0               0

Linda K. Corporon                          3,460               *            3,460              0               0

W.E. Diederich                             2,146               *            2,146              0               0

Timothy M. Dougall                        29,465               *           29,465              0               0

William M. Dougall                        29,465               *           29,465              0               0

Charles Golding, Jr.                     294,646            2.7%          294,646              0               0

Dennis Goodman                            25,884               *           25,884              0               0

Geoffrey H. Gray                          82,677               *           82,677              0               0

Letitia Gray                               4,293               *            4,293              0               0

Gordon A. Haines                             126               *              126              0               0

John J. Halsey                             1,869               *            1,869              0               0

Larry J. Hannappel                         2,146               *            2,146              0               0

Judith B. Herm                             2,525               *            2,525              0               0

Dennis L. Jacob                               63               *               63              0               0

Richard Johnson                              126               *              126              0               0

Erik R. Kelly                                934               *              934              0               0

Thomas M. & Danielle L. Lamirato             934               *              934              0               0

Charles B. Lawton, M.D.                    2,146               *            2,146              0               0

James N. Menzel                              126               *              126              0               0

John McLaughlin                           15,152               *           15,152              0               0

Roy B. Moran                              35,000               *           35,000              0               0

Khaled H. Murib                              467               *              467              0               0

Brian Parsons                              1,742               *            1,742              0               0

Sally H. Parson Trust                      6,970               *            6,970              0               0

Barbara L. Rutt                           10,101               *           10,101              0               0

William R. Saetveit                       73,700               *           73,700              0               0

William K. & Ann J. Speaker                  126               *              126              0               0

Arlin & Karen Shepard                        126               *              126              0               0

Mike P. Slouka                               126               *              126              0               0

Norman Slotnick                           13,056               *           13,056              0               0

Robert B. & Cindy A. Speaker               4,167               *            4,167              0               0

Lloyd O. Thompson                          2,146               *            2,146              0               0

Trynd, Inc.                                4,154               *            4,154              0               0

Margaret J. Van Hook                       2,146               *            2,146              0               0

WDT Associates, Inc.                      11,786               *           11,786              0               0

Tom Ward & Kathleen Stumpp                27,399               *           27,399              0               0

Jerry & Audrey Williams                       63               *               63              0               0


For Sale Upon Exercise of Outstanding Warrants(5):
-------------------------------------------------

Crown Warrant Partners I                  23,529               *           23,529              0               0

Crown Warrant Partners II                120,000            1.2%          120,000              0               0

Richard Bloom                             48,867               *           48,867              0               0

Don Farris                                54,022               *           54,022              0               0

Daniel Goggin                             38,990               *           38,990              0               0

The Hubbard Company, Inc.                 77,981               *           77,981              0               0

Gerard M. Jacobs(6)                      127,981            1.2%          127,981              0               0

Kehl River Boats, Inc.                   100,000               *          100,000              0               0

Nomura Holding America, Inc.             508,414            4.5%          508,414              0               0

OKGBD & Co.                               80,440               *           80,440              0               0

Jason Reese                                  402               *              402              0               0

Allen Stern                                3,620               *            3,620              0               0


Consideration for Property or Services:
--------------------------------------

Calcasieu Development Corporation(7)     200,000            1.8%          200,000              0               0

Robert J. D'Hemecourt(8)                 100,000               *          100,000              0               0

Kehl River Boats, Inc.(9)              1,056,667            9.8%        1,056,667              0               0

------------------------------
 *  Less than 1%.

(1)    Includes 2,500 shares subject to non-qualified stock options.

(2) Includes 1,056,667 shares and 100,000 shares subject to a presently exercisable stock purchase warrant, all issued in the name of Kehl River Boats, Inc., of which Mr. Kehl is president and a significant shareholder. See "Certain Transactions."

(3) Includes 30,000 shares subject to non-qualified stock options and 400,000 shares held in a corporation controlled by Mr. Falgout.

(4) Includes 2,300 shares held by a corporation controlled by Mr. Jacobs, 127,981 shares subject to presently exercisable stock purchase warrants and 110,000 shares held by Mr. Jacobs' wife, with respect to which Mr. Jacobs disclaims beneficial ownership.

(5) The shares set forth below are all subject to outstanding warrants to purchase Common Stock, unless otherwise noted. Such shares are offered for sale to the public by the holders of such warrants upon exercise thereof. For purposes of calculating the percentages in the table below, all such shares are assumed to be presently outstanding.

(6) Shares represented by warrants to purchase 77,981 shares and 50,000 shares.

(7) The Company and Calcasieu Development Corporation ("CDC") previously entered into a letter agreement regarding the potential use of certain land controlled by CDC in the City of Lake Charles that the Company was considering to use for its riverboat casino site. In consideration for the mutual release and termination of such agreement, and CDC's cooperation in effecting SCGC's development of its site in Calcasieu Parish, the Company issued 200,000 shares of Crown Common Stock to CDC.

(8)    Mr. D'Hemecourt is a Louisiana-based consultant to the Company.
       Pursuant to a consulting agreement between SCGC and Mr. D'Hemecourt, the Company issued Mr. D'Hemecourt 100,000 shares of Crown Common Stock as partial consideration for Mr. D'Hemecourt's services.

(9) In October 1993, the Company entered into a purchase agreement with Kehl River Boats, Inc. ("KRB") to purchase a riverboat already under construction. The agreement with KRB provides for a purchase price, which has been paid in full, comprised of (i) 1,056,667 shares of Crown Common Stock, (ii) $9.57 million in cash payments, and (iii) a warrant to purchase 100,000 shares of Crown Common Stock. Robert J. Kehl, president and a significant shareholder of KRB, is a director of the Company.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         The Company is authorized to issue up to 50,000,000 shares of Common Stock. As of the date hereof, 11,741,459 shares of Common Stock are issued and outstanding. Holders of shares of Common Stock are entitled to elect all of the members of the Board of Directors of the Company, and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Company. Subject to such preferential rights as the Board of Directors may grant in connection with future issuances of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may declare in its discretion out of funds legally available therefor. Holders of shares of Common Stock are entitled to share ratably in any distribution made to holders of Common Stock in the event of a liquidation, dissolution or winding up of the Company after payment of liabilities and any liquidation preference on any shares of Preferred Stock then outstanding. Holders of shares of Common Stock have no cumulative voting or preemptive rights, nor do they have any conversion, preemptive or other rights to subscribe for additional shares or other securities. There are no redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors of the Company is authorized, without further action of the shareholders of the Company, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series and the rights and preferences thereof, including dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such series. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, an issuance of Preferred Stock could result in a class of securities outstanding with preferences over the Common Stock with respect to dividends and liquidations, and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock.

         The Company has no present plans to issue any shares of the Preferred Stock.

REGISTRATION RIGHTS RELATED TO CERTAIN WARRANTS

         On January 5, 1994, in partial consideration for its services as placement agent in connection with a proposed private placement of Company debt securities which was never consummated, the Company granted Dabney/Resnick, Inc. a warrant to purchase 80,440 shares of the Company's Common Stock. Pursuant to a separate Registration Rights Agreement, Dabney/Resnick, Inc. has the right to require the Company on one occasion to register the shares underlying such warrant under the federal Securities Act of 1933 (the "Securities Act").

         On January 5, 1994, the Company issued a warrant to purchase 80,440 shares of its Common Stock to Sun Life Insurance Company of America, Inc. ("Sun Life") as a commitment fee in connection with services rendered to the Company by Sun Life relating to a proposed private placement of debt securities which was never consummated. In June 1994, the Company issued a warrant to purchase 508,414 shares of its Common Stock to Nomura Holding America Inc. ("Nomura") in connection with Nomura's purchase from SCGC of a $28,000,000 Senior Secured Increasing Rate Note. Pursuant to separate Registration Rights Agreements, the above holders each have the right to require the Company on one occasion to register the shares underlying such warrants under the Securities Act.

         In March and April 1994, the Company issued warrants to purchase an aggregate of 314,952 shares of Common Stock to four persons in consideration of services rendered by them in connection with the Company's private placement of Common Stock.

         Pursuant to the contract for the purchase of SCGC's riverboat executed in October 1993, the Company granted to Kehl River Boats, Inc. a warrant to purchase 100,000 shares of Common Stock, which was issued in July 1994. In June 1994, the Company undertook to grant to Gerard M. Jacobs, a director of the Company, a warrant to purchase 50,000 shares of Common Stock in consideration of services on the Company's behalf in connection with the Company's efforts to obtain a gaming license in the State of Illinois. This warrant was issued in October 1994.

         The Company is required to give notice to each of the above holders of any proposed registration by the Company of shares of Common Stock pursuant to a registration statement to be filed under the Securities Act and to permit them, subject to certain restrictions, to register and sell shares of Common Stock pursuant to such registration statement.

         In addition, the Company has granted a warrant to purchase 50,000 shares of Common Stock to one individual in consideration of such individual's introducing the Company to the investment banking community for assistance in the Company's debt private placement. The warrant holder does not have registration rights with respect to such warrant.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

         Divestiture. The Articles of Incorporation of the Company empower the Board of Directors to require the divestiture of shares of any person who beneficially owns, directly or indirectly, shares of any class of capital stock of the Company who is found by a gaming regulatory authority to be unsuitable to hold the Company's stock.

         In addition, the Articles of Incorporation provide that the Company must be in compliance with the federal Merchant Marine Act of 1936, as amended, and the federal Shipping Act of 1916, as amended. The Board of Directors is given the power to divest any shareholder who has rendered the Company in non-compliance with these Acts of a sufficient number of shares to bring the Company into compliance with the Acts.

         The procedure for divestiture requires the shareholder within 45 days of notice from the Company of violation of either provision to sell, transfer or dispose of his shares in the Company. Following the 45 day period, the Company shall, for a period of 60 days, have the right, but not the obligation, to purchase all or any part of such shares of stock from the disqualified shareholder at a price per share equal to the fair market value of such stock, less 25%.

         Indemnification. The Bylaws provide that directors and officers of the Company will be indemnified by the Company to the fullest extent authorized by Texas law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company.

         Limitation of Liability. In addition, the Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such provision shall not eliminate or limit the liability of a director for (a) a breach of the director's duty of loyalty to the Company or its shareholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (d) an act or omission for which the liability of a director is expressly provided by an applicable statute. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, will remain available to a shareholder seeking redress from a violation of fiduciary duty. In addition, the provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee of the Company).

         Anti-Takeover Provisions of Articles of Incorporation. The Company's Articles of Incorporation authorize the Board of Directors to issue up to 1,000,000 shares of Preferred Stock from time to time in one or more designated series or classes. The Board of Directors, without approval of the shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other provisions of a particular series or class of Preferred Stock. The issuance of Preferred Stock could, among other things, adversely affect the voting power or other rights of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company. The Board of Directors has no present intention to issue any series or class of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

         Securities Transfer Corporation acts as the Transfer Agent and Registrar for the Common Stock.

                              PLAN OF DISTRIBUTION

         Of the 8,121,869 shares of Common Stock being offered hereby for the benefit of the Selling Shareholders, 3,316,756 shares were originally issued by the Company in a private placement to "accredited investors" pursuant to Regulation D promulgated by the Securities and Exchange Commission, which was completed in May 1994; 1,056,667 shares were issued to KRB in connection with the purchase of the riverboat; 300,000 shares were issued in consideration of certain agreements or services performed on behalf of the Company or for other non-cash consideration; 2,264,200 shares represent shares of Common Stock issued in connection with the acquisitions of SCGC and GEMS; and 1,184,246 shares underlie warrants to purchase Common Stock of the Company. The Company has agreed to register the shares for resale by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of such shares by the Selling Shareholders.

         The Selling Shareholders have advised the Company that they propose to offer for sale and to sell Common Stock from time to time beginning November 8, 1994 and for the next twenty-four months thereafter through brokers in the over-the-counter market, in private transactions, or otherwise, at market prices prevailing at the time of sale or at prices and terms then obtainable, in block transactions, negotiated transactions, or otherwise. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon market price fluctuations and the manner of sale.

         If the shares are sold through brokers, the Selling Shareholders will pay brokerage commissions and other charges, including any transfer taxes (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders will also pay the fees and expenses of any counsel retained by them in connection with this offering. Except for the payment of such legal fees and expenses, brokerage commissions and charges, the Company will bear all expenses in connection with registering the shares offered hereby, which registration expenses are estimated to total approximately $200,000.

         The 2,000,000 shares of Common Stock offered by the Company hereby are to be offered and sold on behalf of the Company on a best-efforts basis by certain directors and executive officers of the Company, who will not receive any commissions or other remuneration in connection with such activities. As of the date hereof, the Company has sold a total of 915,000 shares of Common Stock in this offering, 320,000 shares at a price of $5.00 per share, 170,000 shares at a price of $3.50 per share, and 425,000 shares at a price of $4.00 per share. The remaining 1,085,000 shares are being offered by the Company at a price of $5.00 per share. There is no minimum purchase requirement with respect to such shares and there are no escrow arrangements. The offering of such shares by the Company will expire on November 8, 1996, unless earlier terminated in the sole discretion of the Company.

         The offering by the Company is being made without the services of an underwriter and the Company has employed no brokers, dealers, or salespersons in connection with the sale of the Common Stock. However, the Company may in its sole discretion pay a sales concession not to exceed ten percent (10%) of the per share sales price to various brokers, dealers or other salespersons for sales made by them. No other distribution expenses are expected to be incurred in connection with the offering.

         The Company reserves the unqualified right to terminate the offering of shares on behalf of the Company at any time during its pendency for any reason whatsoever.

REPORTS TO STOCKHOLDERS

         The Company will furnish stockholders with annual reports containing financial statements audited by an independent public accounting firm and will make available copies of quarterly reports containing unaudited financial statements for each of the first three fiscal quarters of the year.

                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Smith, Gambrell & Russell, Atlanta, Georgia.

                                    EXPERTS

         The consolidated balance sheets of Crown Casino Corporation as of April 30, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended April 30, 1995, included in this Prospectus and Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated statements of operations, stockholders' equity, and cash flows of Crown Casino Corporation, formerly Skylink America Incorporated, and subsidiaries for the year ended April 30, 1993, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and in the Registration Statement, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The combined balance sheets of Bourbon Street Hotel and Casino (a division of Hotel Investors Corporation of Nevada) as of December 31, 1994 and 1993 and the related combined statements of operations and cash flows for each of the two years in the period ended December 31, 1994, included in this Prospectus and Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The balance sheets of St. Charles Gaming Company, Inc. (a Development Stage Enterprise) as of April 30, 1995 and 1994 and the related statements of operations, stockholders' equity and cash flows for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994, included in this Prospectus and Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                  CROWN CASINO CORPORATION AND SUBSIDIARIES
                        INDEX TO FINANCIAL STATEMENTS

                                                                                                                     Page
                                                                                                                    Number
                                                                                                                    ------
                                    FINANCIAL STATEMENTS OF CROWN CASINO CORPORATION,
                                          FORMERLY SKYLINK AMERICA INCORPORATED:

Audited Financial Statements:
----------------------------

Reports of Independent Auditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-3
Consolidated Balance Sheets as of April 30, 1994 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-4
Consolidated Statements of Operations for the fiscal years ended April 30, 1993,
    1994, and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-5
Consolidated Statements of Cash Flows for the fiscal years ended April 30, 1993, 1994,
    and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-6
Consolidated Statements of Stockholders' Equity for the fiscal years ended April 30, 1993,
    1994, and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-7
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-9


Unaudited Financial Statements:
------------------------------

Consolidated Balance Sheets as of July 31, 1995 (unaudited) and April 30, 1995 (audited)  . . . . . . . . . . .      F-21
Consolidated Statements of Operations for the three months ended July 31, 1994 and 1995 . . . . . . . . . . . .      F-22
Consolidated Statements of Cash Flows for the three months ended July 31, 1994 and 1995 . . . . . . . . . . . .      F-23
Notes to Consolidated Financial Statements (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-24


Proforma Financial Information:
------------------------------

Proforma Condensed Consolidated Balance Sheet and Statements of Operations  . . . . . . . . . . . . . . . . . .      F-28
Notes to Pro Forma Condensed Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .      F-31


                                 FINANCIAL STATEMENTS OF BOURBON STREET HOTEL AND CASINO:

Audited Financial Statements:
----------------------------

Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-33
Combined Balance Sheets as of December 31, 1993 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-34
Combined Statements of Operations for the years ended December 31, 1993 and 1994  . . . . . . . . . . . . . . .      F-35
Combined Statements of Cash Flows for the years ended December 31, 1993 and 1994  . . . . . . . . . . . . . . .      F-36
Notes to Combined Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-37


Unaudited Financial Statements:
------------------------------

Combined Balance Sheet as of June 30, 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-44
Combined Statements of Operations for the six months ended June 30, 1994 and 1995 . . . . . . . . . . . . . . .      F-45
Combined Statements of Cash Flows for the six months ended June 30, 1994 and 1995 . . . . . . . . . . . . . . .      F-46

Note to Combined Financial Statements (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-47

                                 FINANCIAL STATEMENTS OF ST. CHARLES GAMING COMPANY, INC.
                                            (A DEVELOPMENT STAGE ENTERPRISE):

Audited Financial Statements:
----------------------------

Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-49
Balance Sheets as of April 30, 1994 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-50
Statements of Operations for the periods from June 25, 1993 (acquisition date)
    to April 30, 1994 and 1995, and the fiscal year ended April 30, 1995  . . . . . . . . . . . . . . . . . . .      F-51
Statements of Cash Flows for the periods from June 25, 1993 (acquisition date)
    to April 30, 1994 and 1995, and the fiscal year ended April 30, 1995  . . . . . . . . . . . . . . . . . . .      F-52
Statements of Stockholders' Equity (Deficit) for the period from June 25, 1993 (acquisition date)
    to April 30, 1994, and the fiscal year ended April 30, 1995   . . . . . . . . . . . . . . . . . . . . . . .      F-53
Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-54


Unaudited Financial Statements:
------------------------------

Balance Sheet as of July 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-60
Statements of Operations for the three months ended July 31, 1994 and 1995  . . . . . . . . . . . . . . . . . .      F-61
Statements of Cash Flows for the three months ended July 31, 1994 and 1995  . . . . . . . . . . . . . . . . . .      F-62
Notes to Financial Statements (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-63

REPORT OF INDEPENDENT AUDITORS
                                                        Crown Casino Corporation



REPORT OF INDEPENDENT ACCOUNTANTS
Stockholders and Board of Directors
Crown Casino Corporation


    We have audited the accompanying consolidated balance sheets of Crown Casino Corporation and subsidiaries as of April 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended April 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crown Casino Corporation and subsidiaries as of April 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the two years in the period ended April 30, 1995 in conformity with generally accepted accounting principles.



Dallas, Texas                                           Coopers & Lybrand L.L.P.
August 7, 1995




REPORT OF INDEPENDENT AUDITORS
Stockholders and Board of Directors
Crown Casino Corporation (formerly Skylink America Incorporated)



    We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Crown Casino Corporation (formerly Skylink America Incorporated) and subsidiaries for the year ended April 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Crown Casino Corporation (formerly Skylink America Incorporated) and subsidiaries for the year ended April 30, 1993, in conformity with generally accepted accounting principles.



Dallas, Texas                                                Ernst & Young LLP
June 11, 1993

CONSOLIDATED BALANCE SHEETS                                                                Crown Casino Corporation

April 30,                                                                            1995              1994
-----------------------------------------------------------------------------------------------------------
ASSETS

Current assets:
  Cash and cash equivalents                                                  $  1,692,440       $ 1,778,939
  Receivables, net                                                                                1,041,243
  Prepaid expenses                                                                931,935           155,082
                                                                             ------------       -----------
     Total current assets                                                       2,624,375         2,975,264
                                                                             ------------       -----------

Property and equipment:
  Land deposit and site costs                                                                     1,286,223
  Construction in progress                                                      1,565,739
  Furniture, fixtures and equipment                                             8,887,241         1,842,118
  Riverboat and barges                                                         15,256,140         9,329,024
                                                                             ------------       -----------
  Land held for development                                                    16,608,555
                                                                               42,317,675        12,457,365
  Less accumulated depreciation                                                  (223,055)          (75,007)
                                                                             ------------       -----------
                                                                               42,094,620        12,382,358
                                                                             ------------       -----------

Other assets:
  Non-compete agreement, net                                                      316,674           416,670
  Debt issuance costs, net                                                        345,963
  Land purchase option                                                                            6,075,000
  License costs                                                                 9,125,000         9,125,000
                                                                             ------------       -----------
                                                                                9,787,637        15,616,670
                                                                             ------------       -----------

                                                                             $ 54,506,632       $30,974,292
                                                                             ============       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                           $    999,611       $   215,334
  Accrued liabilities                                                           1,038,587           152,809
  Advances from LRGP                                                            2,179,083
  Capital lease obligations                                                     2,876,632
  Notes payable                                                                26,511,603
                                                                             ------------       -----------
     Total current liabilities                                                 33,605,516           368,143
                                                                             ------------       -----------

Capital lease obligations, less current portion                                 2,271,477
Deferred income taxes                                                             500,000         4,440,000
Common stock pending issuance                                                     200,000         1,500,000
Common stock subject to redemption                                                                  829,500
Commitments and contingencies

Stockholders' equity:
  Preferred stock, par value $.01 per share, 1,000,000 shares authorized; none issued or outstanding
  Common stock, par value $.01 per share, 50,000,000 shares
     authorized; 11,678,459 issued and outstanding (9,686,319 issued and
     8,998,925 outstanding in 1994)                                               116,785            96,863
  Additional paid-in capital                                                   41,859,407        28,049,381
  Accumulated deficit                                                         (24,046,553)       (3,721,708)
  Treasury stock, at cost                                                                          (587,887)
                                                                             ------------       -----------
     Total stockholders' equity                                                17,929,639        23,836,649
                                                                             ------------       -----------

                                                                             $ 54,506,632       $30,974,292
                                                                             ============       ===========



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS                                             Crown Casino Corporation

Years Ended April 30,                                             1995               1994             1993
----------------------------------------------------------------------------------------------------------
Revenues                                                   $        --        $        --        $      --

Costs and expenses:
  General and administrative                                 2,008,319          1,425,313          611,004
  Gaming pre-opening and development                         8,189,802            981,249
  Buy-out of management contract                             4,000,000
  St. Charles Parish site abandonment                        3,131,359
  Depreciation and amortization                                248,044            370,885           36,591
                                                          ------------        -----------        ---------
                                                            17,577,524          2,777,447          647,595
                                                          ------------        -----------        ---------

Net interest (income) expense:
  Interest expense                                           6,826,538            578,320            3,886
  Interest income                                             (176,889)          (197,447)        (255,263)
                                                          ------------        -----------        ---------
                                                             6,649,649            380,873         (251,377)
                                                          ------------        -----------        ---------

     Loss from continuing operations before
      income taxes                                         (24,227,173)        (3,158,320)        (396,218)

Benefit for income taxes                                    (3,902,328)        (1,105,933)        (133,104)
                                                          ------------        -----------        ---------

     Loss from continuing operations                       (20,324,845)        (2,052,387)        (263,114)
                                                          ------------        -----------        ---------

Discontinued operations, net of taxes:
  Income (loss) from discontinued operations                                        2,949         (144,953)
  Loss on disposition of discontinued operations                                 (179,755)
                                                          ------------        -----------        ---------
                                                                                 (176,806)        (144,953)
                                                          ------------        -----------        ---------

     Net loss                                             $(20,324,845)       $(2,229,193)       $(408,067)
                                                          ============        ===========        =========


Loss per share:
  From continuing operations                              $      (2.01)       $      (.34)       $    (.07)
  From discontinued operations                                                       (.03)            (.04)
                                                          ------------        -----------        ---------
                                                          $      (2.01)       $      (.37)       $    (.11)
                                                          ============        ===========        =========


Weighted average common and common
  equivalent shares outstanding                             10,103,993          5,988,963        3,611,547
                                                          ------------        -----------        ---------


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                                              Crown Casino Corporation

YEARS ENDED APRIL 30,                                             1995               1994              1993
-----------------------------------------------------------------------------------------------------------
Operating activities:
  Loss from continuing operations                         $(20,324,845)       $(2,052,387)       $ (263,114)
  Adjustments to reconcile net loss
     to net cash used by operating activities:
     Depreciation and amortization                             248,044            370,885            36,591
     Amortization of debt issuance costs/discount            3,376,392
     Write-down of assets                                    3,131,359            421,760
     Discount on notes sold                                                       245,086
     Deferred income taxes                                  (3,940,000)        (1,147,500)         (115,000)
     Equity securities issued for services                   1,562,500
     Changes in assets and liabilities, net of acquisitions:
        Receivables, net                                       592,447            344,534           764,777
        Prepaid expenses                                      (902,259)          (113,082)
        Accounts payable and accrued liabilities             1,611,415             96,673          (245,229)
        Income taxes payable                                                                       (242,850)
  Net effect of discontinued operations                                           322,357          (338,805)
                                                          ------------        -----------        ----------
     Net cash used by operating activities                 (14,644,947)        (1,511,674)         (403,630)
                                                          ------------        -----------        ----------


Investing activities:
  Purchases of assets                                      (18,897,910)        (7,452,047)           (6,578)
  Sale of assets                                                                1,331,374             2,700
  Acquisitions, net                                                              (869,519)
  Net effect of discontinued operations                                           869,623           (24,060)
                                                          ------------        -----------        ----------
     Net cash used by investing activities                 (18,897,910)        (6,120,569)          (27,938)
                                                          ------------        -----------        ----------


Financing activities:
  Issuance of common stock                                   7,403,490         13,298,463
  Purchase of common stock                                     (55,000)        (2,208,000)          (77,100)
  Issuance of debt and warrants                             32,700,000            700,000
  Debt issuance costs                                       (1,633,407)
  Advances from LRGP                                         2,179,083
  Payments of debt and capital lease obligations            (7,137,808)        (2,500,000)
  Net effect of discontinued operations                                                             (17,667)
                                                          ------------        -----------        ----------
     Net cash provided (used) by financing activities       33,456,358          9,290,463           (94,767)
                                                          ------------        -----------        ----------

Increase (decrease) in cash and cash equivalents               (86,499)         1,658,220          (526,335)
Cash and cash equivalents at:  Beginning of year             1,778,939            120,719           647,054
                                                          ------------        -----------        ----------

                                      End of year         $  1,692,440        $ 1,778,939        $  120,719
                                                          ============        ===========        ==========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                                    Crown Casino Corporation

FOR THE THREE YEARS                                      COMMON STOCK                    TREASURY STOCK
IN THE PERIOD ENDED APRIL 30, 1995                    SHARES        AMOUNT             SHARES        AMOUNT
-----------------------------------------------------------------------------------------------------------
Balance at April 30, 1992                          4,211,230     $  42,112            522,729     $(510,787)

  Purchase of common stock                                                            164,665       (77,100)
  Net loss
                                                  ----------      --------           --------    ----------

Balance at April 30, 1993                          4,211,230        42,112            687,394      (587,887)

  Issuance of common stock                         5,608,389        56,084
  Issuance of warrants
  Purchase of common stock                          (220,800)       (2,208)
  Stock options exercised                             87,500           875
  Tax benefit of stock options
  Net loss
                                                  ----------      --------           --------    ----------

Balance at April 30, 1994                          9,686,319        96,863            687,394      (587,887)

  Issuance of common stock                         2,650,034        26,501
  Issuance of warrants
  Purchase of common stock                                                             10,000       (55,000)
  Stock options exercised                             39,500           395
  Cancellation of treasury stock                    (697,394)       (6,974)          (697,394)      642,887
  Net loss
                                                  ----------      --------           --------    ----------

Balance at April 30, 1995                         11,678,459      $116,785                 --    $       --
                                                  ==========      ========           ========    ==========

See accompanying notes to consolidated financial statements.

                                                                                 RETAINED
                                                            ADDITIONAL           EARNINGS             TOTAL
                                                               PAID-IN       (ACCUMULATED     STOCKHOLDERS'
                                                               CAPITAL           DEFICIT)            EQUITY
-----------------------------------------------------------------------------------------------------------
Balance at April 30, 1992                                  $ 4,313,708     $      350,752     $   4,195,785

  Purchase of common stock                                                                          (77,100)
  Net loss                                                                       (408,067)         (408,067)
                                                           -----------       ------------      ------------

Balance at April 30, 1993                                    4,313,708            (57,315)        3,710,618

  Issuance of common stock                                  23,347,585                           23,403,669
  Issuance of warrants                                         951,664                              951,664
  Purchase of common stock                                    (770,592)        (1,435,200)       (2,208,000)
  Stock options exercised                                       67,016                               67,891
  Tax benefit of stock options                                 140,000                              140,000
  Net loss                                                                     (2,229,193)       (2,229,193)
                                                           -----------       ------------      ------------

Balance at April 30, 1994                                   28,049,381         (3,721,708)       23,836,649
                                                           -----------       ------------      ------------

  Issuance of common stock                                  12,418,442                           12,444,943
  Issuance of warrants                                       1,989,845                            1,989,845
  Purchase of common stock                                                                          (55,000)
  Stock options exercised                                       37,652                               38,047
  Cancellation of treasury stock                              (635,913)
  Net loss                                                                    (20,324,845)      (20,324,845)
                                                           -----------       ------------      ------------

Balance at April 30, 1995                                  $41,859,407       $(24,046,553)     $ 17,929,639
                                                           ===========       ============      ============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              Crown Casino Corporation



A - HISTORY AND DESCRIPTION OF BUSINESS

    Crown Casino Corporation, formerly Skylink America Incorporated, and subsidiaries (the "Company") owns a 50% interest in a riverboat gaming casino located in Calcasieu Parish, Louisiana that opened in July 1995, owns an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada which is being held for development of a hotel and casino, and in July 1995 entered into a definitive purchase agreement to acquire the Bourbon Street Hotel and Casino (the "Bourbon Street Casino") located in Las Vegas, Nevada. The Company is also actively pursuing other gaming opportunities in these and other jurisdictions.

    Prior to March 1994, the Company had been engaged in various facets of the cable programming business.


B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Principles of Consolidation
    The consolidated financial statements include the accounts of Crown Casino Corporation and all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    Cash and Cash Equivalents
    The Company considers cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    Casino Pre-opening and Development Costs
    All casino pre-opening and development costs are expensed as incurred. Pre-opening and development costs consist principally of personnel costs, advertising, insurance, travel, consulting and professional fees.

    Property and Equipment
    Property and equipment are stated at cost. Expenditures for additions, renewals and improvements are capitalized. Interest costs during construction of facilities are capitalized. Costs of repairs and maintenance are expensed as incurred. Depreciation will be charged on gaming related equipment and facilities beginning in July 1995 (commencement of operations). Depreciation is computed using the straight-line method over the following estimated useful lives:

          Furniture, fixtures and equipment                5 to 10 years
          Riverboat and barges                                  15 years


    Non-Compete Agreement
    In connection with the acquisition of St. Charles Gaming Company, Inc. ("SCGC"), the seller agreed not to compete with the Company within the Louisiana market for a period of five years. The costs allocated to such agreement are being amortized over a five year period using the straight-line method. At April 30, 1995 accumulated amortization amounted to $183,326.

    Debt Issuance Costs
    In connection with the issuance of the Senior Note and amendments to the agreement governing the Senior Note, the Company incurred debt issuance costs of approximately $2.5 million. These costs are being amortized over the term of the Senior Note using the effective interest method.

    License Costs
    License costs principally represent the excess purchase price of acquiring SCGC over the net identifiable tangible assets (see Note D). These costs will be amortized beginning in July 1995 (commencement of operations) over the remaining license term using the straight-line method. The Louisiana license was issued on March 29, 1994 and has a five year initial term, which is subject to renewal.

    Income Taxes
    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

    Treasury Stock
    During fiscal 1995 the Company formally canceled all of its shares held in treasury. The amount credited to additional paid-in capital upon the original issuance of such shares was estimated to be equal to or greater than the Company's cost of reacquiring such shares. Accordingly, the carrying value in excess of the par value of such shares was charged to additional paid-in capital upon such cancellation.

    Loss Per Share
    Loss per share has been calculated using the weighted average number of shares outstanding.

    Reclassifications
    Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the fiscal 1995 presentation. Amounts associated with cable activities have been reclassified to discontinued operations.


C - SALE OF 50% OF LOUISIANA PROJECT

    On June 9, 1995 pursuant to a definitive Stock Purchase Agreement ("Stock Purchase Agreement") the Company sold a 50% interest in SCGC to Louisiana Riverboat Gaming Partnership ("LRGP"), a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc. LRGP owns the Isle of CapriSM dockside riverboat casino in Bossier City, Louisiana. The purchase price consists of (i) a five-year $20 million note (the "LRGP Note"),
(ii) $1 million cash, and (iii) a warrant (which may only be exercised by converting a portion of the LRGP Note) to purchase 416,667 shares of Casino America common stock at $12 per share.

    The LRGP Note bears interest at 11.5% per annum, payable monthly, and is secured by LRGP's 50% interest in SCGC. Principal is payable in seventeen equal quarterly installments beginning in June 1996. If the distributions from SCGC to LRGP during any quarter are less than the principal installment due for such quarter, LRGP will only be obligated to pay the amount of such distribution and any deficiency will be deferred to the next installment due under the LRGP Note. All principal and interest not previously paid will be due and payable in June 2000.

    In June 1995, as a result of the sale of a 50% interest in SCGC, the Company recorded a gain before income taxes of approximately $22 million. However, the majority of the gain has been deferred until such time as its realization is reasonably assured. Realization of such deferred gain is dependent on the collection of the LRGP Note, which is principally dependent on SCGC's future operating profits. Prior to maturity, the principal payments on the LRGP Note are limited to the amount of distributions received by LRGP from SCGC's operations, and principal payments on the LRGP Note are not guaranteed by LRGP.

    Also, pursuant to the Stock Purchase Agreement, LRGP will lend funds, or will provide a financing source for SCGC, to provide for the development of the Calcasieu Parish project and the payment of interest on SCGC's senior debt, in amounts to be agreed upon between LRGP and the Company. The maximum amount of all loans funded or guaranteed by LRGP will not exceed $45 million, unless agreed to by the parties. At April 30, 1995 Casino America and LRGP had loaned or advanced SCGC a total of approximately $6.9 million. In August 1995 SCGC and LRGP jointly issued $38.4 million of senior secured increasing rate notes whose proceeds were used to retire all of SCGC's senior debt ($21.9 million) and certain LRGP obligations ($8.4 million). The balance of the proceeds will be used in the development of the Calcasieu Parish project (see Note G).

    In connection with the Stock Purchase Agreement, SCGC bought out its prior casino management agreement for $4 million and entered into a new casino management agreement with Casino America. The Casino America management agreement has a term of 99 years and provides for a management fee of (i) 2% of "Revenues," as defined in the agreement (generally net gaming revenues less gaming and admission taxes plus all other operating revenues), plus (ii) 10% of "Net Operating Income," as defined in the agreement, provided however, the total management fee shall not exceed 4% of "Revenues." In the event the LRGP Note goes in default and the Company reacquires LRGP's 50% interest in SCGC, SCGC will have the right to terminate the Casino America management agreement.

    In addition to the foregoing, the Company granted LRGP a right of first refusal to jointly develop its 18.6 acre tract of land in the gaming district of Las Vegas in the event the Company chooses to develop such project on a joint venture basis.

    At April 30, 1995 SCGC had assets, liabilities and shareholder's deficit of approximately $35 million, $38 million and $3 million, respectively. SCGC's condensed results of operations for the year ended April 30, 1995 and the period from June 25, 1993 (date of acquisition) through April 30, 1994 were as follows (in thousands):

                                                                          1995                 1994
          -----------------------------------------------------------------------------------------
          Revenue                                                   $       --              $    --
          Costs and expenses                                            21,730                1,516
          Benefit for income taxes                                      (2,828)                (573)
                                                                      --------               ------
                 Net loss                                           $  (18,902)             $  (943)
                                                                      ========               ======


D - ACQUISITIONS

    In June 1993 the Company acquired 100% of the outstanding common stock of SCGC, a Louisiana corporation which was organized in January 1993 for the purpose of developing a riverboat casino project in St. Charles Parish, Louisiana. The Company paid $500,000 and issued 1.2 million shares of restricted common stock to the seller in exchange for all of the issued and outstanding common stock of SCGC and for the seller's agreement not to compete with the Company. In addition, in connection with the transaction, the Company issued 400,000 shares of restricted common stock as a finder's fee to a company which has a principal shareholder who is a director of the Company.

    In December 1993 the Company acquired 100% of the outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS"), a Nevada corporation which was organized in September 1992 for the purpose of developing a hotel and casino project in Las Vegas, Nevada known as the Desert Winds Hotel and Casino. GEMS' primary asset was its option to purchase an 18.6 acre tract of land in the gaming district of Las Vegas located on the southeast corner of the intersection of Flamingo and Arville. The option was exercised and the land was purchased in June 1994. GEMS has no operations other than its development of the Desert Winds project. In connection with the transaction the Company issued 850,000 shares of restricted common stock to the shareholders of GEMS and issued 35,000 shares of restricted common stock to an unrelated company as a finder's fee. Prior to the acquisition, the Company loaned GEMS $500,000 which was assumed in the purchase.

    The acquisitions have been accounted for using the purchase method of accounting. The purchase price and purchase price allocations are as follows (in thousands):



                                                                        SCGC                   GEMS
          -------------------------------------------------------------------------------------------
          Purchase price:
              Cash                                                  $     500
              Stock issued                                              5,600              $  3,982
              Other transaction costs                                      50                    20
              Liabilities assumed                                          25                   585
                                                                    ---------              --------
                                                                    $   6,175              $  4,587
                                                                    =========              ========
          Purchase price allocation:
              Cash                                                  $      50              $     80
              Non-compete agreement                                       500
              Land purchase option                                                            6,075
              License costs                                             9,025
              Deferred income taxes                                    (3,400)               (1,568)
                                                                    ---------              --------
                                                                    $   6,175              $  4,587
                                                                    =========              ========


    The shares issued were valued based upon the trading price of the Company's stock on the earlier of the date when all material contingencies to the acquisition were removed or upon closing, discounted to reflect the restricted nature of the securities. The Company recorded a deferred tax liability to reflect the difference in basis of the acquired assets and liabilities for income tax and financial reporting purposes. The activities of SCGC and GEMS have been included in the Company's results of operations from their respective dates of acquisition. Pro forma results of operations have not been presented for the fiscal year ended April 30, 1994 as such results are not materially different from the actual results of operations for such period.

    In July 1995, the Company entered into a definitive asset purchase agreement to acquire the Bourbon Street Hotel and Casino located in Las Vegas, Nevada for $10 million (see Note P).


E - LICENSING

    In March 1994 SCGC received a license with certain conditions from the Louisiana Riverboat Gaming Enforcement Division (the "Enforcement Division"). The license has an initial term of five years and is thereafter subject to renewal.

    In connection with the proposed acquisition of the Bourbon Street Hotel and Casino, the Company intends to apply for a Nevada gaming license.


F - LAND HELD FOR DEVELOPMENT

    In connection with the acquisition of GEMS (see Note D) the Company acquired an option to purchase an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada located on the southeast corner of the intersection of Flamingo and Arville. In June 1994 the Company exercised its option and closed the purchase of the

Las Vegas land. Upon such purchase amounts previously capitalized as land purchase option costs were reclassified to land held for development. In February 1994 the Las Vegas land under option was appraised for approximately $20.3 million.


G - DEBT

    At April 30, 1995 SCGC had the following debt:


                  ---------------------------------------------------------------------------
                  Senior Note, net of discount of $118,397                        $21,811,603
                  Notes payable to Casino America                                   4,700,000
                                                                                  -----------
                                                                                  $26,511,603
                                                                                  ===========


    In June 1994 SCGC issued a $28 million Senior Secured Increasing Rate Note (the "Senior Note") to an institutional investor. The Senior Note was initially due on June 3, 1995, but was subsequently extended to August 31, 1995 and carried a 12% coupon increasing 67 basis points each quarter up to a maximum interest rate of 14%. The Senior Note was issued with a five year warrant to purchase 508,414 shares of the Company's common stock at an original exercise price of $6.00 per share, which was adjusted to $3.00 per share in December 1994 pursuant to an amendment to the warrant. The proceeds from the private placement were allocated between the Senior Note ($26.7 million) and the warrant ($1.3 million) based upon the relative fair value of each of the securities at the time of issuance. The resulting original issue discount has been amortized over the life of the Senior Note using the effective interest method.

    In August 1995 the Senior Note was paid off from the proceeds of $38.4 million of Senior Secured Increasing Rate Notes (the "New Notes"), issued jointly by SCGC and LRGP. The New Notes initially become due in August 1996, but can be extended up to an additional twelve months at the option of the issuers, and carry a 12% coupon increasing 25 basis points each quarter until maturity, and provide for contingent interest beginning in June 1996 equal to 7.5% of SCGC's and LRGP's consolidated cash flow, as defined. The New Notes are collaterlized by substantially all the assets of SCGC and LRGP and contain covenants relating to certain business, operational and financial matters including limitations on (i) incurring additional debt, (ii) paying dividends,
(iii) merging or consolidating with others, (iv) changes in control, (v) capital expenditures, (vi) investments and joint ventures, and (vii) the sale of assets. The New Notes are not guaranteed by the Company or any of its subsidiaries.

    In March 1995, pursuant to the Stock Purchase Agreement, SCGC issued promissory notes aggregating $4.7 million to Casino America (the "Casino America Notes"). The Casino America Notes bear interest at 11.5% per annum and are due three business days after the New Notes are paid in full. The Casino America Notes are not guaranteed by the Company or any of its subsidiaries.


H - SALES AND ISSUANCES OF COMMON STOCK

    During fiscal 1994 the Company conducted a private placement offering under Regulation D of the Securities Act of 1933 ("Securities Act") whereby the Company sold 2,690,056 shares of its common stock to accredited investors which resulted in gross proceeds of approximately $14.0 million. In connection with such private placement, the Company paid cash finder's fees of approximately $770,000. In May 1994 the Company sold an additional 636,700 shares of its common stock in the private placement offering which resulted in gross proceeds of approximately $3.7 million.

    In connection with the purchase of SCGC's riverboat the Company issued 433,333 shares of its common stock during fiscal 1994 to Kehl River Boats, Inc. ("KRB"). During fiscal 1995, after KRB was found suitable by the Louisiana gaming regulatory authorities, the Company issued KRB the remaining 623,334 shares of its common stock due under the vessel purchase agreement (see Note L).

    During fiscal 1995 the Company filed a registration statement with the Securities and Exchange Commission, which became effective in November 1994, to register a total of 10,121,869 shares of its common stock. The registration statement includes (i) 6,937,623 shares on behalf of certain selling shareholders, (ii) 1,184,246 shares representing the underlying shares of outstanding common stock purchase warrants, and (iii) 2,000,000 shares on behalf of the Company. Through April 30, 1995 the Company had sold 915,000 of the 2,000,000 shares included in the registration statement resulting in net proceeds of $3,545,500. In addition, during fiscal 1995 the Company (i) sold 150,000 shares of its common stock to foreign investors under the provisions of Regulation S under the Securities Act resulting in net proceeds of $461,406, and (ii) issued a total of 325,000 shares of its common stock for services rendered and the termination of a certain letter agreement pertaining to a proposed casino site in Lake Charles, Louisiana that was ultimately not pursued.


I - STOCK OPTIONS AND WARRANTS

    Options
    The Company has two stock option plans, the 1986 Incentive Stock Option Plan ("1986 Plan") for employees covering 1,250,000 shares of common stock and the 1991 Non-Qualified Stock Option Plan ("1991 Plan") for directors and key employees covering 250,000 shares of common stock. Under the 1991 Plan each non-employee director is entitled to an automatic annual grant to purchase 2,500 shares of common stock.

    Under the terms of the Plans, the purchase price of the shares will not be less than the fair market value of such shares on the date of grant. Options granted under the Plans expire in the years 1998 through 2005 and generally are exercisable on the date of grant, with the exception of options to purchase 325,000 shares which become exercisable from 1996 through 1999. At April 30, 1995, there were 223,575 and 135,000 shares of common stock available for grant in the 1986 Plan and 1991 Plan, respectively.

    The following is an aggregate summary of the 1986 Plan and 1991 Plan activity since April 30, 1992:

                                                        Number       Option Price              Proceeds
                                                     of Shares          per Share           on Exercise
          ---------------------------------------------------------------------------------------------
          Outstanding at April 30, 1992                 268,143        $ .63 to $ .72      $    174,313
             Granted                                      7,500                 $ .41             3,047
             Canceled                                   (38,500)       $ .63 to $ .72           (24,547)
                                                       --------                            ------------
          Outstanding at April 30, 1993                 237,143        $ .41 to $ .72           152,813
             Granted                                    507,500        $1.41 to $7.38         2,903,125
             Exercised                                  (77,500)       $ .63 to $1.41           (62,891)
                                                       --------                            ------------
          Outstanding at April 30, 1994                 667,143        $ .41 to $7.38         2,993,047
             Granted                                    480,000        $3.31 to $4.03         1,671,094
             Exercised                                  (39,500)       $ .41 to $1.41           (38,047)
             Canceled                                  (310,000)                $7.31        (2,266,875)
                                                       --------                            ------------

          Outstanding at April 30, 1995                 797,643        $ .41 to $7.31      $  2,359,219
                                                       ========                            ============

    Warrants
    During fiscal 1994 and 1995 the Company issued common stock purchase warrants to a variety of parties in connection with (i) the issuance of debt (558,414 underlying shares), (ii) finder's fees for private placements of common stock (314,952 underlying shares), (iii) a commitment fee for the issuance of a commitment letter (160,880 underlying shares), (iv) the purchase of its riverboat (100,000 underlying shares), and (v) a certain joint venture agreement (50,000 underlying shares). The warrants issued were valued based upon a composite of commonly accepted warrant valuation models.

    The following is an aggregate summary of warrant activity since April 30, 1993:

                                                      NUMBER OF
                                                     UNDERLYING       EXERCISE PRICE     PROCEEDS
                                                         SHARES            PER SHARE   ON EXERCISE
          ----------------------------------------------------------------------------------------
          Outstanding at April 30, 1993                      --                       $         --
               Issued                                   475,832      $6.00 to $12.00     3,327,420
                                                      ---------      -----    ------    ----------
          Outstanding at April 30, 1994                 475,832      $6.00 to $12.00     3,327,420
               Issued                                   708,414      $3.00 to $7.25      2,793,992
                                                      ---------      -----    ------    ----------

          Outstanding at April 30, 1995               1,184,246      $3.00 to $12.00    $6,121,412
                                                      ---------      -----    ------    ----------




    All of the warrants became exercisable upon their issuance. The warrants expire between 1997 and 1999, contain certain anti-dilution provisions and provide the holders with certain registration rights relative to the underlying shares.


J - INCOME TAXES

    The provision (benefit) for income taxes from continuing operations was as follows for the three fiscal years in the period ended April 30, 1995:

                                                       FISCAL             FISCAL             FISCAL
                                                         1995               1994               1993
          -----------------------------------------------------------------------------------------
          Provision (benefit) for income taxes:
             Current                              $    37,672        $   (43,359)         $ 125,626
             Deferred                              (3,940,000)        (1,062,574)          (258,730)
                                                  -----------        -----------          ---------
                                                  $(3,902,328)       $(1,105,933)         $(133,104)
                                                  ===========        ===========          =========

    The provision (benefit) for income taxes from continuing operations is different from the amount computed by applying the statutory federal income tax rate to loss from continuing operations before income taxes for the following reasons:

                                                      FISCAL              FISCAL             FISCAL
                                                        1995                1994               1993
          -----------------------------------------------------------------------------------------
          Federal statutory rate                       (34)%               (34)%             (34)%
          State income tax, net of federal benefit      (5)                 (3)
          Valuation allowance                           23
          Other                                                              2
                                                       ---                 ---               ---
                                                       (16)%               (35)%             (34)%
                                                       ===                 ===               ===

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets were as follows:

          APRIL 30,                                                         1995               1994
          -----------------------------------------------------------------------------------------
          Deferred tax liabilities:
              License costs                                          $ 3,442,030         $3,442,030
              Land held for development                                1,792,255          1,792,255
              Other                                                       19,975            165,475
                                                                       ---------          ---------
                 Total deferred tax liabilities                        5,254,260          5,399,760
                                                                       ---------          ---------
          Deferred tax assets:
              Pre-opening expenses                                     6,471,000            692,530
              Net operating loss carryforward                          3,589,150            195,600
              Barge reserve                                              269,000
              Bad debt expense                                            47,525             68,000
              Other                                                        9,779              3,630
                 Total deferred tax assets                            10,386,454            959,760
                                                                       ---------          ---------
                 Valuation allowance                                  (5,632,194)
                                                                       ---------

                 Net deferred tax liability                          $   500,000         $4,440,000
                                                                       =========          =========


    The Company recorded a valuation allowance for the year ended April 30, 1995 to reduce the carrying value of deferred tax assets. The valuation allowance relates to management's estimate of the realization of such deferred tax assets. At April 30, 1995 the Company had a net operating loss carryforward for tax purposes of approximately $9,477,000 which expires in 2009 and 2010.


K - LEASES

    In March and July 1995, SCGC entered into agreements to lease the two parcels of land that comprise the Calcasieu Parish riverboat casino site. The leases have an initial term of five years with seven five year renewal options. During the initial term, the leases require annual aggregate rental payments of $850,000 in years one through four, and $1,000,000 in year five, payable monthly. During the first renewal term, the rent will be increased annually by the greater of (i) 5%, or (ii) the percentage increase in the average consumer price index for Calcasieu Parish, Louisiana for the previous twelve month period. During the second through seventh renewal terms, the lessor and SCGC will attempt to set the rent equal to 100% of the rent paid by other riverboat gaming operators in Louisiana and Mississippi for comparable property usages, or if no agreement can be made, then the parties will appoint real estate appraisers to set the rent for such renewal term. However, in no event shall the annual rent be less than $1.6 million during the fourth and all subsequent renewal terms. In addition, SCGC will pay all real estate taxes, except for taxes due on the unimproved value of the property. The Company has guaranteed the obligations of SCGC under these leases.

    In addition to the Calcasieu Parish site leases, the Company has also entered into various operating leases for equipment and office facilities. The aggregate rentals due under such leases were not significant at April 30, 1995.

    Rent expense for all operating leases during the last three fiscal years was as follows:

                                                    FISCAL              FISCAL               FISCAL
                                                      1995                1994                 1993
          -----------------------------------------------------------------------------------------
          Continuing operations                    $93,888             $39,483              $35,970
          Discontinued operations                                       23,727               46,105
                                                   -------             -------              -------
                                                   $93,888             $63,210              $82,075
                                                   =======             =======              =======


    The Company has also entered into various capital leases for equipment. As of April 30, 1995 future minimum lease payments under capital leases were as follows:

                     FISCAL YEAR                                               AMOUNT
                     -----------------------------------------------------------------
                     1996                                                  $ 3,294,610
                     1997                                                    2,234,605
                     1998                                                       84,420
                     1999                                                       79,476
                     2000                                                        6,622
                                                                            ----------
                     Total minimum lease payments                            5,699,733
                     Less amount representing interest                        (551,624)
                                                                            ----------
                     Present value of future minimum lease payments          5,148,109
                     Less current portion                                   (2,876,632)
                                                                            ----------

                     Capital lease obligations, less current portion       $ 2,271,477
                                                                            ==========


L - COMMITMENTS AND CONTINGENCIES

    Common Stock Pending Issuance
    In February, 1995 the Company made a commitment to issue 50,000 shares of its common stock (representing $200,000) to a consultant upon commencement of SCGC's riverboat gaming operations in Calcasieu Parish, Louisiana. In July 1995 such operations commenced and subsequently the shares due were issued.

    At April 30, 1994 the Company was committed to issue 333,334 shares of its common stock (representing $1,500,000) to KRB, the Company's riverboat contractor, upon KRB being found suitable as a 5% or greater shareholder of the Company by the Louisiana gaming regulatory authorities. In December 1994, KRB was found suitable and the Company issued the total shares then due (623,334) to KRB.

    Common Stock Subject to Redemption
    At April 30, 1994 the Company was required to make recission offers to certain investors covering 151,000 shares of its common stock (representing $829,500) to satisfy securities laws in certain states in which the Company conducted a private placement offering of its securities. The recission offers expired at various times through September 1994, at which time the respective amounts included in common stock subject to redemption were reclassified to additional paid-in capital.

    Litigation
    On September 21, 1994, an action was filed against the Company and SCGC in the 24th Judicial District Court for the Parish of Jefferson, Louisiana by Avondale Industries, Inc. ("Avondale"). In this action, Avondale alleges that the Company was contractually obligated to Avondale for the construction of SCGC's riverboat vessel based upon a letter of intent (allegedly reaffirming a previous agreement entered into between Avondale and the Company). Avondale alleges that the Company breached a duty to negotiate in good faith toward the execution of a definitive vessel construction contract. Alternatively, Avondale alleges that a separate oral contract for the construction of the vessel existed and that the Company committed unspecified unfair trade practices and made certain misrepresentations. Avondale seeks unspecified damages including "all lost profits and lost overhead" and attorneys fees. The Company intends to vigorously contest liability in this matter.

    Commitments to Calcasieu Parish
    In January 1995, SCGC made a commitment to Calcasieu Parish to provide certain payments to the Parish above and beyond the statutory admissions tax. SCGC committed to a $1 million initial payment, which was paid upon the opening of the casino, and a $1 million annual payment for as long as the casino is operating at its site in the Parish, but in no event less than six years. In June 1995 SCGC and the Parish entered into a definitive development agreement whereby, in consideration for the payments to be made by SCGC to the Parish, the Parish is required to cooperate with and provide assistance to SCGC in obtaining and maintaining necessary permits and approvals to operate its riverboat gaming casino.

    Teaming Agreement
    In June 1994 the Company entered into a teaming agreement with a group of individuals for the purpose of pursuing a gaming license in the State of Illinois. The agreement requires the Company to issue warrants to purchase up to 250,000 shares of the Company's common stock, and to make certain payments in cash upon the occurrence of specified events, including the issuance of a gaming license.


M - RELATED PARTY TRANSACTIONS

    During fiscal 1994, in connection with the acquisition of SCGC (see Note
D), the Company issued 400,000 shares of restricted common stock as a finder's fee to a company whose principal shareholder is a director of the Company. In March 1995, this director became an executive officer of the Company.

    The Company incurred legal fees of approximately $259,000 and $218,000 during fiscal 1995 and 1994, respectively, from a law firm of which a director of the Company was a partner. In March 1995, this director became an executive officer of the Company.

    During fiscal 1994 the Company paid $24,000 for investment banking services to a company of which an outside director of the Company is an officer.

    During fiscal 1994 the Company borrowed an aggregate of $700,000 on a short-term basis from an individual who was a major beneficial shareholder of the Company at the time of such loan.

    During fiscal 1995 the Company entered into a teaming agreement (see Note
L) with an individual who subsequently became a director of the Company. Pursuant to such agreement, the Company issued warrants to purchase 50,000 shares of the Company's common stock.

N - DISCONTINUED OPERATIONS

    In July 1993 the Company made the decision to focus all its efforts in the gaming industry and discontinue operating in the cable programming industry. As a result, during fiscal 1994 the Company sold all its remaining cable assets for total consideration of $1,125,000.

    The loss on disposal of the Company's cable operations was as follows:


                                                 LOSS BEFORE            INCOME
                                                INCOME TAXES        TAX BENEFIT            NET LOSS
          -----------------------------------------------------------------------------------------
          Loss on disposal of cable operations     $(239,925)          $(81,575)          $(158,350)
          Operating loss from July 1993
             to February 1994 (disposal date)        (32,432)           (11,027)            (21,405)
                                                   ---------           --------           ---------

                                                   $(272,357)          $(92,602)          $(179,755)
                                                   =========           ========           =========



    The identifiable revenues and expenses from cable operations have been reclassified on the accompanying statements of operations from their historical classification to separately identify them as the net results of discontinued operations. Discontinued operations include allocations of general and administrative expenses that were determined to be directly related to such operations. The condensed statements of operations for discontinued operations for fiscal years 1994 and 1993 were as follows:

                                                             Fiscal 1994
                                              ----------------------------------
                                                   May-June           July-April
                                              (Pre-measure-       (Post-measure-             Fiscal
                                                 ment Date)           ment Date)               1993
          -----------------------------------------------------------------------------------------
          Revenues                               $  192,313            $ 412,050         $1,346,912
          Costs and expenses                        187,845              444,482          1,615,248
          Loss on disposal of cable operations                           239,925
                                                 ----------            ---------         ----------
             Income (loss) before income taxes        4,468             (272,357)          (268,336)
          Provision (benefit) for income taxes        1,519              (92,602)          (123,383)
                                                 ----------            ---------         ----------
             Net income (loss)                   $    2,949            $(179,755)        $ (144,953)
                                                 ==========            =========         ==========

O - SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow disclosures are as follows for the three fiscal years in the period ended April 30, 1995:

                                                          FISCAL            FISCAL           FISCAL
                                                            1995              1994             1993
          -----------------------------------------------------------------------------------------
          Continuing operations:
             Common stock issued in acquisitions                        $9,582,500
             Common stock issued for equipment         $1,450,000          550,000
             Common stock issued for services and other 1,300,000
             Equipment acquired under capital leases    5,778,767
             Equipment acquired with debt                                5,000,000
             Note payable converted to common stock                      3,000,000
             Note payable exchanged for land              471,465
             Retirement of debt with property                              200,000
             Warrants issued for equipment and services   337,500          951,664
             Interest paid, net of amount capitalized   6,132,059           11,474       $    3,886
             Income taxes paid, net of refunds           (124,328)        (141,359)         226,351

          Discontinued operations:
             Cable assets sold for note receivable                         250,000


P - SUBSEQUENT EVENTS

    On June 9, 1995 the Company sold a 50% interest in SCGC to LRGP for approximately $22 million total consideration (see Note C).

    On July 14, 1995 the Company entered into a definitive asset purchase agreement to acquire the Bourbon Street Casino located in Las Vegas, Nevada for a purchase price of $10 million. The Bourbon Street Casino has approximately 430 slot machines and 15 table games over its 15,000 square feet of gaming space, 166 hotel rooms, including 16 suites, and has reported annual revenues of approximately $12 million. Closing is expected to occur by October 1995.

    On July 29, 1995 SCGC's riverboat casino commenced gaming operations in Calcasieu Parish, Louisiana.

    On August 7, 1995 SCGC and LRGP jointly issued $38.4 million of senior secured increasing rate notes and paid off SCGC's Senior Note (see Note G).

CONSOLIDATED BALANCE SHEETS                            Crown Casino Corporation

                                                                                        July 31, 1995    April 30, 1995
                                                                                         (Unaudited)       (Audited)
                                                                                         ------------    --------------
                                                          ASSETS
Current assets:
   Cash and cash equivalents                                                              $    154,123     $ 1,692,440
   Cash held in escrow                                                                         900,000
   Receivables                                                                               1,388,660
   Prepaid expenses and other                                                                  615,866         931,935
                                                                                          ------------     -----------
         Total current assets                                                                3,058,649       2,624,375
                                                                                          ------------     -----------
Property and equipment:
   Construction in progress                                                                                  1,565,739
   Furniture, fixtures and equipment                                                         1,550,747       8,887,241
   Riverboat and barges                                                                                     15,256,140
   Land held for development                                                                16,660,555      16,608,555
                                                                                          ------------     -----------
                                                                                            18,211,302      42,317,675
   Less accumulated depreciation                                                              (108,165)       (223,055)
                                                                                          ------------     -----------
                                                                                            18,103,137      42,094,620
                                                                                          ------------     -----------
Other assets:
   Note receivable, less current portion                                                    18,823,529
   Non-compete agreement, net                                                                                  316,674
   Debt issuance costs, net                                                                                    345,963
   License costs                                                                                             9,125,000
                                                                                          ------------     -----------
                                                                                            18,823,529       9,787,637
                                                                                          ------------     -----------
                                                                                          $ 39,985,315     $54,506,632
                                                                                          ============     ===========
                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                       $    131,268     $   999,611
   Accrued liabilities                                                                         518,346       1,038,587
   Advances from LRGP                                                                                        2,179,083
   Capital lease obligations                                                                     5,666       2,876,632
   Notes payable                                                                                            26,511,603
                                                                                          ------------     -----------
         Total current liabilities                                                             655,280      33,605,516
                                                                                          ------------     -----------
Capital lease obligations, less current portion                                                  4,834       2,271,477
Deferred income taxes                                                                        8,598,000         500,000
Common stock pending issuance                                                                                  200,000
Investment in SCGC                                                                           1,828,865
Commitments and contingencies
Stockholders' equity:
   Preferred stock, par value $.01 per share, 1,000,000 shares authorized; none issued or outstanding
   Common stock, par value $.01 per share, 50,000,000 shares authorized
      11,741,459 issued and outstanding (11,678,459 at April 30, 1995)                         117,415         116,785
   Additional paid-in capital                                                               42,081,992      41,859,407
   Accumulated deficit                                                                    ( 13,301,071)    (24,046,553)
                                                                                          ------------     -----------
         Total stockholders' equity                                                         28,898,336      17,929,639
                                                                                          ------------     -----------
                                                                                          $ 39,985,315     $54,506,632
                                                                                          ============     ===========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS                  Crown Casino Corporation
(Unaudited)

                                                                                               Three Months Ended
                                                                                                    July 31,
                                                                                              1995            1994
                                                                                          -----------     -----------
Revenues                                                                                  $       -       $       -

Costs and expenses:
   General and administrative                                                                 614,794         420,289

   Gaming pre-opening and development                                                         601,064         948,458
   Depreciation and amortization                                                               43,527          60,783
                                                                                          -----------     -----------
                                                                                            1,259,385       1,429,530
                                                                                          -----------     -----------
Other income (expense):
   Interest expense                                                                          (965,417)     (1,104,790)
   Interest income                                                                            495,679          81,331
   Equity in loss of SCGC                                                                    (940,035)
   Gain on sale of 50% of SCGC                                                             21,512,640
                                                                                          -----------     -----------
                                                                                           20,102,867      (1,023,459)
                                                                                          -----------     -----------
      Income (loss) before income taxes                                                    18,843,482      (2,452,989)

Provision (benefit) for income taxes                                                        8,098,000        (928,100)
                                                                                          -----------     -----------
      Net income (loss)                                                                   $10,745,482     $(1,524,889)
                                                                                          ===========     ===========

Income (loss) per share                                                                   $       .87     $      (.16)
                                                                                          ===========     ===========
Weighted average common and common
   equivalent shares outstanding                                                           12,318,684       9,479,447
                                                                                          ===========     ===========




See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                  Crown Casino Corporation
(Unaudited)

                                                                                                Three Months Ended
                                                                                                     July 31,
                                                                                               1995            1994
                                                                                           -----------    ------------
Operating activities:
   Net income (loss)                                                                       $10,745,482    $ (1,524,889)
   Adjustments to reconcile net income (loss)
      to net cash used by operating activities:
      Depreciation and amortization                                                             43,527          60,783

      Amortization of debt issuance costs/discount                                             389,360         460,404
      Warrant issued for services                                                                               62,500
      Deferred income taxes                                                                  8,098,000        (928,100)
      Equity in loss of SCGC                                                                   940,035
      Gain on sale of 50% of SCGC                                                          (21,512,640)
      Changes in assets and liabilities, net of disposition:
          Receivables, net                                                                    (212,189)         47,866
          Prepaid expenses and other                                                          (511,753)     (1,087,750)
          Accounts payable and accrued liabilities                                               1,428       1,211,633
                                                                                           -----------    ------------
       Net cash used by operating activities                                                (2,018,750)     (1,697,553)
                                                                                           -----------    ------------

Investing activities:
   Purchases of property and equipment                                                      (4,130,293)   ( 15,344,572)
   Transfer to restricted cash, net                                                                         (6,545,001)
                                                                                           -----------    ------------
       Net cash used by investing activities                                                (4,130,293)   ( 21,889,573)
                                                                                           -----------    ------------
Financing activities:
   Issuance of common stock                                                                     23,215       3,358,537
   Issuance of debt and warrants                                                                            28,000,000
   Debt issuance costs                                                                                      (1,475,099)
   Advances from LRGP                                                                        4,627,897
   Payments of capital lease obligations                                                       (40,386)         (2,285)
                                                                                           -----------    ------------

       Net cash provided by financing activities                                             4,610,726      29,881,153
                                                                                           -----------    ------------
Increase (decrease) in cash and cash equivalents                                            (1,538,317)      6,294,027
Cash and cash equivalents at:     Beginning of period                                        1,692,440       1,778,939
                                                                                           -----------    ------------
                                  End of period                                            $   154,123    $  8,072,966
                                                                                           ===========    ============




See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS             CROWN CASINO CORPORATION
(Unaudited)
FOR THE THREE MONTHS ENDED JULY 31, 1995

NOTE A - BASIS OF PRESENTATION

Crown Casino Corporation and subsidiaries ("Crown" or the "Company") (i) owns a 50% interest in St. Charles Gaming Company, Inc. ("SCGC") which owns and operates a riverboat gaming casino located in Calcasieu Parish, Louisiana that opened on July 29, 1995, (ii) owns an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada which is being held for development of a hotel and casino, and (iii) in July 1995 entered into a definitive purchase agreement to acquire the Bourbon Street Hotel and Casino (the "Bourbon Street Casino") located in Las Vegas, Nevada. The Company is also actively pursuing other gaming opportunities in these and other jurisdictions.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended July 31, 1995 are not necessarily indicative of the results that may be expected for the year ended April 30, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended April 30, 1995.


NOTE B - SALE OF 50% OF SCGC

On June 9, 1995 pursuant to a definitive Stock Purchase Agreement ("Stock Purchase Agreement") the Company sold a 50% interest in SCGC to Louisiana Riverboat Gaming Partnership ("LRGP"), a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc. LRGP owns the Isle of Capri(SM) dockside riverboat casino in Bossier City, Louisiana. The purchase price consisted of (i) a five-year $20 million note (the "LRGP Note"), (ii) $1 million cash, and (iii) a warrant (which may only be exercised by converting a portion of the LRGP Note) to purchase 416,667 shares of Casino America common stock at $12 per share.

The LRGP Note bears interest at 11.5% per annum, payable monthly, and is secured by LRGP's 50% interest in SCGC. Principal is payable in seventeen equal quarterly installments beginning in June 1996. If the distributions from SCGC to LRGP during any quarter are less than the principal installment due for such quarter, LRGP will only be obligated to pay the amount of such distribution and any deficiency will be deferred to the next installment due under the LRGP Note. All principal and interest not previously paid will be due and payable in June 2000.

Also, pursuant to the Stock Purchase Agreement, LRGP will lend funds, or will provide a financing source for SCGC, to provide for the development of the Calcasieu Parish project in amounts to be agreed upon between LRGP and the Company. The maximum amount of all loans funded or guaranteed by LRGP will not exceed $45 million, unless agreed to by the parties. In August 1995 SCGC and LRGP jointly issued $38.4 million of senior secured increasing rate notes the proceeds of which were used to retire all of SCGC's senior debt ($21.9 million) and certain LRGP obligations ($8.4 million). The balance of the proceeds will be used in the development of the Calcasieu Parish project (see Note C).

In connection with the Stock Purchase Agreement, SCGC bought out its prior casino management agreement and entered into a new casino management agreement with Casino America. The Casino America management agreement has a term of 99 years and provides for a management fee of (i) 2% of "Revenues," as defined in the agreement (generally net gaming revenues less gaming and admission taxes plus all other operating revenues) plus (ii) 10% of "Net Operating Income," as defined in the agreement, provided however, the total management fee shall not exceed 4% of "Revenues." In the event the LRGP Note goes into default and the Company reacquires LRGP's 50% interest in SCGC, SCGC will have the right to terminate the Casino America management agreement.

In addition to the foregoing, the Company granted LRGP a right of first refusal to jointly develop its 18.6 acre tract of land in the gaming district of Las Vegas in the event the Company chooses to develop such project on a joint venture basis.

The Company has included 100% of SCGC's operating results in its consolidated results of operations through June 8, 1995. From and after June 9, 1995 (the date of sale of 50% of SCGC), the Company has accounted for its investment in SCGC on the equity method, and accordingly has included its proportionate share of SCGC's operating results in its consolidated results of operations.

The Company's gain on the sale of 50% of SCGC is calculated as follows (in thousands):

         Consideration for sale of a 50% interest in SCGC                                                      $21,000

         Crown's negative basis in SCGC stock sold:
             Deficit in SCGC                                                                            1,778
             Percentage sold                                                                              50%
                                                                                                        -----
                                                                                                                   889
         Transaction and other costs                                                                              (376)
                                                                                                               -------
            Gain on sale of 50% of SCGC                                                                        $21,513
                                                                                                               =======
At July 31, 1995 the Company's investment in SCGC is calculated as follows (in thousands):

         Remaining negative basis in SCGC after sale of 50%                                                    $  (889)
         Crown's portion of SCGC's loss from June 9, 1995 to July 31, 1995                                        (940)
                                                                                                               -------
            Crown's investment in SCGC                                                                         $(1,829)
                                                                                                               =======


Since the Company anticipates SCGC will have future income (operations commenced on July 29, 1995), its investment in SCGC is carried below zero and is shown as a liability at July 31, 1995.



NOTE C - SCGC DEBT

In June 1994 SCGC issued a $28 million Senior Secured Increasing Rate Note (the "Senior Note") to an institutional investor. The Senior Note was initially due on June 3, 1995, but was subsequently extended to August 31, 1995 and carried a 12% coupon increasing 67 basis points each quarter up to a maximum interest rate of 14%. The Senior Note was issued with a five-year warrant to purchase 508,414 shares of the Company's common stock at an original exercise price of $6.00 per share, which was adjusted to $3.00 per share in December 1994 pursuant to an amendment to the warrant. The proceeds from the private placement were allocated between the Senior Note ($26.7 million) and the warrant ($1.3 million) based upon the relative fair value of each of the securities at the time of issuance. The resulting original issue discount has been amortized over the life of the Senior Note using the effective interest method.

In August 1995, SCGC's Senior Note was paid off from the proceeds of $38.4 million of Senior Secured Increasing Rate Notes (the "New Notes"), issued jointly by SCGC and LRGP (collectively, the "Issuers"). The New Notes initially become due on July 27, 1996, but can be extended up to an additional twelve months at the option of the Issuers provided no event of default has occurred and is continuing, carry a 12% coupon increasing 25 basis points each quarter until maturity, and provide for contingent interest beginning in May 1996 equal to 7.5% of the Issuers' consolidated cash flow, as defined. The New Notes are collateralized by substantially all the assets of the Issuers and the agreement governing the New Notes contains covenants relating to certain business, operational and financial matters including limitations on (i) incurring additional debt, (ii) paying dividends, (iii) merging or consolidating with others, (iv) changes in control, (v) capital expenditures,
(vi) investments and joint ventures, and (vii) the sale of assets, and financial covenants pertaining to (i) minimum cash flow, (ii) minimum fixed charge ratio, (iii) maximum leverage ratio, and (iv) minimum net worth. The Company anticipates that SCGC will fail to meet certain financial covenants of the agreement governing the New Notes which, if not amended or waived, would result in an event of default. The Issuers are currently having discussions with the holder of the New Notes regarding the anticipated event of default. While no assurance can be given that a satisfactory waiver or amendment will be forthcoming, the Company expects the Issuers will obtain such waiver or amendment to cure the anticipated event of default. The New Notes are not guaranteed by the Company or any of its consolidated subsidiaries.

NOTE D - LAND HELD FOR DEVELOPMENT

In connection with the acquisition of Gaming Entertainment Management Services, Inc. in December 1993, the Company acquired an option to purchase an 18.6 acre tract of land in the gaming district of Las Vegas, Nevada located on the southeast corner of the intersection of Flamingo and Arville. In June 1994 the Company exercised its option and closed the purchase of the Las Vegas land. In February 1994 the Las Vegas land under option was appraised for approximately $20.3 million.



NOTE E - PENDING ACQUISITION

On July 14, 1995 the Company entered into a definitive asset purchase agreement to acquire the Bourbon Street Casino located in Las Vegas, Nevada for a purchase price of $10 million. The Bourbon Street Casino has approximately 430 slot machines and 15 table games over its 15,000 square feet of gaming space, 166 hotel rooms, including 16 suites, and has reported annual revenues of approximately $12 million. Closing is expected to occur by October 1995.



NOTE F - CONTINGENCY

On September 21, 1994, an action was filed against the Company and SCGC in the 24th Judicial District Court for the Parish of Jefferson, Louisiana by Avondale Industries, Inc. ("Avondale"). In this action, Avondale alleges that the Company was contractually obligated to Avondale for the construction of SCGC's riverboat vessel based upon a letter of intent (allegedly reaffirming a previous agreement entered into between Avondale and SCGC). Avondale alleges that the Company breached a duty to negotiate in good faith toward the execution of a definitive vessel construction contract. Alternatively, Avondale alleges that a separate oral contract for the construction of the vessel existed and that the Company committed unspecified unfair trade practices and made certain misrepresentations. Avondale seeks unspecified damages including "all lost profits and lost overhead" and attorneys fees. The Company intends to vigorously contest liability in this matter.



NOTE G - SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow disclosures are as follows for the three months ended July 31, 1995 and 1994:

                                                                             Three Months Ended
                                                                                     July 31,
                                                                           1995               1994
                                                                          ------             ------
             Note received for sale of 50% of SCGC stock               $20,000,000
             Equipment acquired under capital leases                                        $5,268,408
             Property acquired in exchange for note receivable                                 471,465
             Warrants issued for property and services                                         212,500
             Interest paid, net of amount capitalized                    1,045,162               7,756

                          CROWN CASINO CORPORATION
                       PRO-FORMA FINANCIAL INFORMATION



                             SALE OF 50% OF SCGC

On June 9, 1995 pursuant to a definitive stock purchase agreement Crown Casino Corporation ("Crown" or the "Company") sold a 50% interest in St. Charles Gaming Company, Inc. ("SCGC") to Louisiana Riverboat Gaming Partnership ("LRGP"), a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc. LRGP owns the Isle of Capri(SM) dockside riverboat casino in Bossier City, Louisiana. The purchase price consisted of
(i) a five-year $20 million note (the "LRGP Note"), (ii) $1 million cash, and
(iii) a warrant (which may only be exercised by converting a portion of the LRGP Note) to purchase 416,667 shares of Casino America common stock at $12 per share. The LRGP Note bears interest at 11.5% per annum, payable monthly, and is secured by LRGP's 50% interest in SCGC. On July 29, 1995 SCGC's riverboat casino commenced gaming operations in Calcasieu Parish, Louisiana.


                PENDING ACQUISITION OF BOURBON STREET CASINO

On July 14, 1995 the Company entered into a definitive asset purchase agreement to acquire substantially all the assets, except for certain current assets, of the Bourbon Street Hotel and Casino (the "Bourbon Street Casino") located in Las Vegas, Nevada for a purchase price of $10 million. As of July 31, 1995, the Company had deposited $500,000 in an escrow account to be used toward the purchase and anticipates raising the remaining $9.5 million purchase price through some combination of (i) conversion of $5 million of the LRGP Note into 416,667 shares of Casino America common stock and the subsequent sale of such shares, (ii) the sale of all or a portion of the LRGP Note, (iii) the public or private sale of the Company's common stock, including 1,085,000 shares registered for sale pursuant to a registration statement filed with the Securities and Exchange Commission, and/or (iv) the issuance of debt. Closing is scheduled to occur in October 1995, unless extended by mutual consent. For purposes of these pro-forma financial statements, it is assumed that the Company will issue 1,000,000 shares of its common stock and $5 million in debt to raise the $9.5 million necessary to complete the acquisition.


                       PRO-FORMA FINANCIAL STATEMENTS

The following pro-forma condensed consolidated balance sheet of Crown as of July 31, 1995 gives effect to the acquisition of the Bourbon Street Casino as if the purchase had been consummated on July 31, 1995. The sale of 50% of SCGC has already been reflected in the historical consolidated balance sheet of Crown at such date and accordingly no adjustments are needed to reflect such transaction.

The following pro-forma consolidated statements of operations of Crown for the three months ended July 31, 1995 and for the year ended April 30, 1995 gives effect to (i) the sale of 50% of Crown's interest in SCGC, and (ii) the acquisition of the Bourbon Street Casino as if such transactions had occurred at the beginning of the respective periods. The pro-forma information is based on the historical financial statements of Crown, SCGC and the Bourbon Street Casino giving effect to the transactions described above and the adjustments described in the accompanying notes to pro-forma condensed consolidated financial statements and may not be indicative of the results that actually would have occurred had the transactions taken place on the dates indicated or the results which may be obtained in the future.

                          CROWN CASINO CORPORATION
               PRO-FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  UNAUDITED
                                JULY 31, 1995
                               (IN THOUSANDS)



                                                                                            Acquisition       Pro-Forma
                                                         Historical                          of Bourbon       Condensed
                                                           Crown         Adjustments       Street Casino    Consolidated
                                                         ----------      -----------       -------------    ------------
Current assets:
    Cash                                                 $  1,054           $9,500(a)       $ (9,500)          $ 1,054
    Bourbon Street deposit                                    500                               (500)
    Other current assets                                    1,505                                                1,505
                                                         --------           ------          --------           -------
        Total current assets                                3,059            9,500           (10,000)            2,559

Property and equipment, net                                18,103                             10,000            28,103
                                                         --------           ------          --------           -------

Note receivable, less current portion                      18,823                                               18,823
                                                         --------           ------          --------           -------

                                                         $ 39,985           $9,500          $   -              $49,485
                                                         ========           ======          ========           =======



Current liabilities:
    Accounts payable and accrued liabilities             $    650                                              $   650
    Capital lease obligations                                   5                                                    5
                                                         --------                                              -------
        Total current liabilities                             655                                                  655

Debt and capital lease obligations                              5           $5,000(a)                            5,005
Investment in SCGC                                          1,829                                                1,829
Deferred income taxes                                       8,598                                                8,598

Stockholders equity                                        28,898            4,500(a)                           33,398
                                                         --------           ------                             -------

                                                         $ 39,985           $9,500                             $49,485
                                                         ========           ======                             =======




See accompanying Notes to Pro-Forma Condensed Consolidated Financial
Statements.

                            CROWN CASINO CORPORATION
                 PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED APRIL 30, 1995
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                      Historical
                                                                                       Bourbon
                                                   Historical                           Street
                                                     Crown                            Year Ended
                                                   Year Ended        Deconsolidate     March 31,                      Pro-Forma
                                                  April 30,1995          SCGC            1995        Adjustments    Consolidated
                                                  -------------      -------------    ----------     -----------    ------------
      Revenues:
          Casino                                                                        $ 8,150                      $  8,150
          Food and beverage                                                               2,710                         2,710
          Rooms and other                                                                 2,446                         2,446
          Less promotional allowances                                                    (1,427)                       (1,427)
                                                                                        -------                      --------
                                                                                         11,879                        11,879
      Costs and expenses:                                                               -------                      --------
          Casino                                                                          4,128                         4,128
          Food and beverage                                                               2,046                         2,046
          Rooms and other                                                                 1,367                         1,367
          General and administrative               $  2,008                               3,633                         5,641
          Gaming pre-opening and development          8,190             $ (7,677)                                         513
          Site abandonment and contract buy-out       7,131               (7,131)
          Depreciation and amortization                 248                 (111)           617                           754
                                                   --------             --------        -------                      --------
                                                     17,577              (14,919)        11,791                        14,449
                                                   --------             --------        -------                      --------
      Other income (expense):
          Interest expense                           (6,827)               6,810             (5)       (500) (a)         (522)
          Interest income                               177                                           2,300  (b)        2,477
          Equity in loss of SCGC                                                                     (9,451) (c)       (9,451)
          Gain on sale of 50% of SCGC                                                                 1,513  (d)       21,513
                                                   --------             --------        -------                      --------
                                                     (6,650)               6,810             (5)      3,862            14,017
                                                   --------             --------        -------                      --------

              Income (loss) before taxes            (24,227)              21,729             83      13,862            11,447

      Provision (benefit) for income taxes           (3,902)               2,827                      8,859  (e)        7,784
                                                   --------             --------        -------                      --------

              Net income (loss)                    $(20,325)            $ 18,902        $    83     $ 5,003          $  3,663
                                                   ========             ========        =======     =======          ========

      Income (loss) per share                      $  (2.01)                                                         $    .32
                                                   ========                                                          ========

      Weighted average common and common
          equivalent shares outstanding              10,104                                                            11,576
                                                   ========                                                          ========




See accompanying Notes to Pro-Forma Condensed Consolidated Financial Statements

                            CROWN CASINO CORPORATION
                 PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED JULY 31, 1995
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       Historical
                                                                                        Bourbon
                                                   Historical                            Street
                                                     Crown                            Three Months
                                                   Year Ended        Deconsolidate       Ended                         Pro-Forma
                                                  July 31, 1995          SCGC        June 30, 1995   Adjustments     Consolidated
                                                  -------------      -------------   -------------   -----------     ------------
      Revenues:
          Casino                                                                        $   2,101                      $  2,101
          Food and beverage                                                                   707                           707
          Rooms and other                                                                     635                           635
          Less promotional allowances                                                        (353)                         (353)
                                                                                        ---------                      --------
                                                                                            3,090                         3,090
                                                                                        ---------                      --------
      Costs and expenses:
          Casino                                                                            1,077                         1,077
          Food and beverage                                                                   625                           625
          Rooms and other                                                                     365                           365
          General and administrative               $     615                                  872                         1,487
          Gaming pre-opening and development             601          $    (536)                                             65
          Site abandonment and contract buy-out
          Depreciation and amortization                   44                (16)              108                           136
                                                   ---------          ---------         ---------                      --------
                                                       1,260               (552)            3,047                         3,755
                                                   ---------          ---------         ---------                      --------
      Other income (expense):
          Interest expense                              (965)               965                (1)    (125) (f)            (126)
          Interest income                                495                                            95  (g)             590
          Equity in loss of SCGC                        (940)                                         (759) (h)          (1,699)
          Gain on sale of 50% of SCGC                 21,513                                                             21,513
                                                   ---------          ---------         ---------                      --------
                                                      20,103                965                (1)    (789)              20,278
                                                   ---------          ---------         ---------                      --------

              Income (loss) before taxes              18,843              1,517                42     (789)              19,613


      Provision (benefit) for income taxes             8,098                                           (11) (i)           8,087
                                                   ---------          ---------         ---------                      --------
              Net income (loss)                    $  10,745          $   1,517         $      42    $(778)            $ 11,526
                                                   =========          =========         =========    =====             ========

      Income (loss) per share                      $     .87                                                           $    .87
                                                   =========                                                           ========

      Weighted average common and common
          equivalent shares outstanding               12,319                                                             13,319
                                                   =========                                                           ========





See accompanying Notes to Pro-Forma Condensed Consolidated Financial Statements

                           CROWN CASINO CORPORATION
        NOTES TO PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




The sale of a 50% interest in SCGC by Crown causes Crown's remaining 50% interest in SCGC to be accounted for under the equity method of accounting as opposed to consolidating such results. Accordingly, all revenues and expenses of SCGC have been removed from Crown's historical consolidated financial statements. For balance sheet purposes, Crown's remaining 50% interest in SCGC is reflected in the "Investment in SCGC" account. Similarly, Crown's 50% interest in the operations of SCGC have been reflected in the "Equity in loss of SCGC" account in the accompanying Pro-Forma Statements of Operations.


BALANCE SHEET NOTE:

a - To record the issuance of $5,000 in debt and $4,500 of common stock at a presumed rate of $4.5 per share.


STATEMENTS OF OPERATIONS NOTES:

                             TWELVE MONTH PERIOD

a - To record twelve months of interest expense at a presumed rate of 10% per annum on the $5,000 of debt to be issued in connection with the acquisition of the Bourbon Street Casino.

b - To record twelve months of interest income at a rate of 11.5% per annum on the $20,000 LRGP Note received in the sale of the 50% interest in SCGC.

c - To record Crown's proportionate share of the equity in net loss of SCGC for the twelve month period.

d - To record Crown's sale of a 50% interest in SCGC presumed to have occurred at the beginning of the period.

e - To record the impact of income taxes on the adjustments described above based upon a 38% effective income tax rate.


                              THREE MONTH PERIOD

f - To record three months of interest expense at a presumed rate of 10% per annum on the $5,000 of debt to be issued in connection with the acquisition of the Bourbon Street Casino.

g - To record interest income at a rate of 11.5% per annum on the $20,000 LRGP Note received in the sale of the 50% interest in SCGC from the beginning of the period to the point when interest on such LRGP Note has been included in the historical financial statements.

h - To record Crown's proportionate share of the equity in net loss of SCGC from the beginning of the period to June 8, 1995.

i - To record the impact of income taxes on the adjustments described above based upon a 38% effective income tax rate.

                       BOURBON STREET HOTEL AND CASINO

            (A Division Of Hotel Investors Corporation of Nevada)

                                 ------------


                    REPORT ON AUDITED FINANCIAL STATEMENTS

            For The Fiscal Years Ended December 31, 1994 and 1993

                                 ------------

[COOPERS & LYBRAND LOGO]                      COOPERS & LYBRAND L.L.P.

                                              a professional services firm


                      Report of Independent Accountants

                                ------------


To the Board of Directors and
 Shareholders of Crown Casino Corporation:

We have audited the accompanying combined balance sheets of the Bourbon Street Hotel and Casino division of Hotel Investors Corporation of Nevada ("Bourbon Street") as of December 31, 1994 and 1993, and the related combined statements of operations and cash flows for the years then ended. These financial statements are the responsibility of Bourbon Street's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Bourbon Street as of December 31, 1994 and 1993, and the combined results of its operations and its cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.


                                                        COOPERS & LYBRAND L.L.P.


Las Vegas, Nevada
August 25, 1995

                       BOURBON STREET HOTEL AND CASINO

                           COMBINED BALANCE SHEETS

                                ------------


                                             December 31,    December 31
                                                1994             1993
                                             ------------    -----------

                                    ASSETS:

Current assets:

   Cash                                      $     811,289   $    809,108
   Accounts receivable, net                         56,493         98,974
   Inventories                                      96,698         72,101
   Prepaid expenses                                189,318        234,617
                                             -------------   ------------
         Total current assets                    1,153,798      1,214,800

Property and equipment, net                      9,280,487      9,715,119

Other assets                                        81,159         96,241
                                             -------------   ------------
                                             $  10,515,444   $ 11,026,160
                                             =============   ============

            LIABILITIES AND EQUITY AND ADVANCES FROM AFFILIATES:

Current liabilities:
   Trade accounts payable                     $    313,009   $    336,386
   Accrued liabilities                             333,327        388,187
   Current portion of obligations
     under capital leases                           23,269         20,858
                                              ------------   ------------
         Total current liabilities                 669,605        745,431

   Obligations under capital leases,
     less current portion                           14,796         38,065
                                              ------------   ------------
         Total liabilities                         684,401        783,496
                                              ------------   ------------
Commitments and contingencies

Equity and advances from affiliates              9,831,043     10,242,664
                                              ------------   ------------
                                              $ 10,515,444   $ 11,026,160
                                              ============   ============

 The accompanying notes are an integral part of these financial statements.

                       BOURBON STREET HOTEL AND CASINO

                      COMBINED STATEMENTS OF OPERATIONS

                                ------------

                                                        For the years ended
                                                             December 31,
                                                     -------------------------
                                                         1994         1993
                                                     -----------   -----------
Operating revenues:
    Casino                                           $ 8,566,054   $ 8,750,183
    Food and beverage                                  2,735,029     2,880,901
    Rooms                                              1,794,731     1,766,667
    Gift shop and other                                  602,014       403,414
                                                     -----------   -----------
          Gross revenues                              13,697,828    13,801,165
    Less promotional allowances                        1,432,041     1,368,493
                                                     -----------   -----------
          Net revenues                                12,265,787    12,432,672
                                                     -----------   -----------
Operating expenses:
    Casino                                             4,159,127     4,071,430
    Food and beverage                                  2,023,617     2,293,994
    Rooms                                                890,223       907,075
    Gift shop and other                                  476,222       297,350
    General and administrative                         3,657,605     3,968,672
    Depreciation and amortization                        701,056       812,105
                                                     -----------   -----------
         Total operating expenses                     11,907,850    12,350,626
                                                     -----------   -----------
         Operating income                                357,937        82,046

Other expenses:
    Interest expense                                       5,444         7,605
                                                     -----------   -----------
         Net income                                  $   352,493   $    74,441
                                                     ===========   ===========





 The accompanying notes are an integral part of these financial statements.

                       BOURBON STREET HOTEL AND CASINO

                      COMBINED STATEMENTS OF CASH FLOWS

                                ------------

                                                          For the years ended
                                                              December 31,
                                                        -----------------------
                                                           1994          1993
                                                        ---------      --------
Cash flows from operating activities:
    Net income                                         $  352,493     $  74,441
      Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation and amortization                     701,056       812,105
        Gain on sale of assets                               -           (1,219)
      Changes in operating assets and liabilities:
         Accounts receivable, net                          42,481       (53,217)
         Inventories                                      (24,597)       27,134
         Prepaid expenses and other assets                 60,381       (14,659)
         Trade accounts payable                           (23,377)      (66,519)
         Accrued liabilities                              (54,860)      (46,333)
                                                       ----------     ---------

            Net cash provided by operating activities   1,053,577       731,733
                                                       ----------     ---------
Cash flows from investing activities:
      Capital expenditures                               (266,424)     (109,862)
      Proceeds from sale of assets                           -            1,219
                                                       ----------     ---------

            Net cash used by investing activities        (266,424)     (108,643)
                                                       ----------     ---------

Cash flows from financing activities:
      Distributions to affiliates                        (764,114)     (610,521)
      Payments under capital lease obligations            (20,858)      (18,697)
                                                       ----------     ---------

            Net cash used by financing activities        (784,972)     (629,218)
                                                       ----------     ---------

            Net increase (decrease) in cash                 2,181        (6,128)

Cash at beginning of year                                 809,108       815,236
                                                       ----------     ---------

Cash at end of year                                    $  811,289     $ 809,108
                                                       ==========     =========

Supplemental disclosure of cash flow information:
      Cash paid during the year for interest           $    5,444     $   7,605
                                                       ==========     =========



 The accompanying notes are an integral part of these financial statements.

                       BOURBON STREET HOTEL AND CASINO

                        NOTES TO FINANCIAL STATEMENTS

                                ------------

      1. Summary of Significant Accounting Policies:

         History and Basis of Presentation

         Bourbon Street Hotel & Casino ("Bourbon Street" or the "Company") operates a casino and related hotel in Las Vegas, Nevada. Bourbon Street is an operating division of Hotel Investors Corporation of Nevada ("HICN"), a Nevada corporation which also owns and operates another casino-hotel in Las Vegas through a separate operating division. HICN owns the Nevada gaming license for Bourbon Street and certain regulated gaming equipment (the "gaming assets") which are used in the Bourbon Street casino. HICN leases all of the remaining property and equipment used in the Company's operations and the land underlying the casino-hotel facility (collectively the "non-gaming assets") from SLT Realty Limited ("SLT"), a limited partnership affiliated with HICN through common ownership.

         Effective July 11, 1995, Crown Casino Corporation, through its wholly-owned subsidiary Crown Casino Nevada, Inc. ("Crown"), agreed to acquire substantially all of the gaming and non-gaming assets comprising the operations of Bourbon Street from HlCN and SLT, respectively for an aggregate purchase price of $10 million. In addition, Crown agreed to acquire a 24 unit apartment building and related land located adjacent to Bourbon Street (the "apartment assets") which are previously owned and managed by SLT.

         The accompanying combined financial statements reflect the historical financial position, results of operations and cash flows related to the operations of Bourbon Street, including the gaming, non-gaming, and apartment assets (collectively the "Bourbon Street Assets") to be acquired from HICN and SLT. All inter-entity transactions involving the Bourbon Street Assets have been eliminated for purposes of these financial statements.

         The acquisition by Crown of the non-gaming and apartment assets is expected to be completed by October 21, 1995 (the "first closing"), as defined in the Asset Purchase Agreement (the "Agreement") with the payment of $9 million in addition to the $500,000 deposit already made. Under the Agreement, the acquisition of the gaming assets by Crown is conditioned upon the approval of the Nevada gaming authorities, which approval is subject to licensing investigations of Crown and certain other regulatory procedures. Crown has applied for a gaming license in Nevada, in accordance with the terms of the Agreement. Prior to receipt of a gaming license, Crown may not own regulated gaming equipment or operate a gaming establishment in Nevada.

        Accordingly, from the date of the first closing, and until such time as Crown is found suitable and is issued a Nevada gaming license, Crown will lease (as lessor) the Bourbon Street Assets to HICN under an interim lease arrangement. The Agreement provides for a second closing within sixty-two (62) days after the receipt of a gaming license by Crown, at which time Crown will complete the purchase of the gaming assets with the payment of $500,000 and the interim lease will be terminated.

        Although Crown has no reason to believe it will not be awarded a gaming license, there can be no assurance that such license will be awarded. In the event Crown has not obtained a gaming license within sixteen (16) months following the first closing, the lease will terminate and HICN shall remove all of the gaming assets from Bourbon Street and shall have no further obligation to sell such gaming assets to Crown.

        Cash and Cash Equivalents

        For purposes of the statement of cash flows, Bourbon Street considers all cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

        Inventories

        Inventories are stated at the lower of cost or market and consist mainly of restaurant and gift shop inventory. Cost is determined by the first-in first-out method.

        Casino Revenue

        In accordance with industry practice, Bourbon Street recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses.

        Apartment Revenue

        The Company rents apartment units to tenants under short-term leases. Monthly rents vary based on unit size and location. The Company recognizes rental revenue as it becomes due. Apartment revenues are included in gift shop and other revenues in the accompanying financial statements.

        Promotional Allowances

        The retail value of hotel accommodations, food, beverage and gift shop items provided to customers without charge is included in gross revenues and then deducted as promotional allowances to arrive at net revenues. The estimated costs of providing such promotional allowances have been classified as casino expenses through interdepartmental allocations, as follows:

                                                 Year ended December 31,
                                                 -----------------------
                                                     1994        1993
                                                 ---------    ----------
Rooms                                            $ 104,738    $   82,950
Food and beverage                                  373,938       332,986
                                                 ---------    ----------
                                                 $ 478,676    $  415,936
                                                 =========    ==========


        Property and Equipment

        Property and equipment are stated at cost, less any applicable write downs for impairment of value. During 1991, a write down of approximately $12.8 million was allocated to the non-gaming and apartment assets owned by SLT and leased to Bourbon Street, through HICN. Additionally, in 1991 a write-down of approximately $900,000 was allocated to the gaming assets used by Bourbon Street. The write downs were made in connection with an adjustment to market value of SLT's overall portfolio of assets, due to the anticipated sale of such assets. The sale was never completed, however, the property and equipment continue to be presented net of the write down.

        Expenditures for additions, renewals and improvements are capitalized. Costs of repairs and maintenance are expensed as incurred. Upon sale, retirement, or other disposal of property, the cost and accumulated depreciation are eliminated from the accounts and the resulting gain or loss is credited or charged to income, as appropriate. Depreciation is computed using the straight-line method over the following estimated useful lives:

             Furniture and equipment                     3 to 5 years
             Buildings and building improvements       30 to 35 years

        Income Taxes

        HICN is a member of a consolidated group of companies which files a consolidated federal income tax return. The consolidated group adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") effective January 1, 1993. Under SFAS 109, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The adoption of SFAS 109 did not have a material impact on Bourbon Street.

        The consolidated group allocates income tax expense or benefit to HICN and, accordingly, Bourbon Street, as if it were filing separate tax returns. No book provision or benefit was recognized by Bourbon Street in these separate financial statements for the years ended December 31, 1994 and 1993, given the cumulative net operating loss position of Bourbon Street for tax purposes. The tax benefit associated with these operating losses and other net deductible temporary differences relating to fixed assets have been fully reserved by Bourbon Street as its realization is not expected to be available following the acquisition by Crown.

     2. Property and Equipment:

        Property and equipment consisted of the following:

                                                           December 31,
                                                   ---------------------------
                                                       1994           1993
                                                   ------------   ------------
         Land                                      $  4,719,000   $  4,719,000
         Buildings and improvements                   5,572,717      5,515,418
         Furniture and equipment                      3,139,786      3,034,695
         Gaming equipment                             3,142,407      3,038,373
                                                   ------------   ------------

                                                     16,573,910     16,307,486
         Less accumulated depreciation
           and amortization                           7,293,423      6,592,367
                                                   ------------   ------------
                                                   $  9,280,487   $  9,715,119
                                                   ============   ============

         All non-gaming and apartment assets are owned by SLT and leased to Bourbon Street (through HICN) under a noncancelable operating lease which expires on December 31, 1999. Lease terms, as amended on January 1, 1993, provide for an annual rent payment of $900,000 to SLT. Upon completion of the first closing, title to all non-gaming and apartment assets will transfer to Crown and the operating lease will be canceled. As of December 31, 1994 and 1993, gaming equipment owned directly by HICN had a net book value of $303,569 and $459,449, respectively.

      3. Accrued Liabilities:

         Major classes of accrued liabilities consisted of the following:

                                                           December 31,
                                                       --------------------
                                                         1994        1993
                                                       --------    --------
         Wages payable and accrued salaries           $  79,658   $  64,035
         Payroll and other taxes                         29,558      34,744
         Accrued professional fees                       35,000      36,309
         Progressive jackpot and outstanding
          chip liabilities                              107,210     159,492
         Accrued workers compensation premiums           34,649      35,736
         Other accrued liabilities                       47,252      57,871
                                                      ---------   ---------
               Total                                  $ 333,327   $ 388,187
                                                      =========   =========


         All of the above accrued liabilities are the responsibility of Bourbon Street and HICN and will not be assumed by Crown in connection with the acquisition.

      4. Commitments and Contingencies:

         Capital Leases

         Bourbon Street, through HICN, leases certain gaming equipment under a capital lease. The agreement has been capitalized at the present value of the future minimum lease payments at lease inception and is included in property and equipment at a cost of $100,810 at December 31, 1994 and 1993 and related accumulated amortization of $68,887 and 48,725 at December 31, 1994 and 1993, respectively.

         Future minimum lease payments, by year and in the aggregate, under the capital lease consist of the following at December 31, 1994:


                 1995                                          $ 26,302
                 1996                                            15,343
                                                               --------
                      Total minimum lease payments               41,645
                 Less amount representing interest               (3,580)
                                                               --------
                 Present value of net minimum lease payments     38,065
                 Less current portion                           (23,269)
                                                               --------
                 Obligations under capital leases, noncurrent  $ 14,796
                                                               ========

      5. Related Party Transactions:

         Equity and Advances from Affiliates

         Changes in equity and advances from affiliates for each of the two years in the period ended December 31, 1994 were as follows:

         Balance at January 1, 1993              $10,778,744
           Net income for the year                    74,441
           Distributions to affiliates, net         (610,521)
                                                 -----------

         Balance at December 31, 1993             10,242,664
           Net income for the year                   352,493
           Distributions to affiliates, net         (764,114)
                                                 -----------

         Balance at December 31, 1994            $ 9,831,043
                                                 ===========

         For purposes of these financial statements, all advances from affiliates have been reclassified to equity and advances from affiliates as they will not be repaid. No interest has been charged to Bourbon Street for such advances for the years ended December 31, 1994 and 1993.

         Insurance

         During the years ended December 31, 1994 and 1993, Bourbon Street paid an affiliate approximately $106,000 and $123,000, respectively, for an allocated portion of the property and liability insurance premiums for insurance purchased by the affiliate on behalf of Bourbon Street.

      6. Defined Contribution Plan:

         Prior to the completion of the acquisition by Crown, substantially all employees of Bourbon Street are eligible to participate in a 401(k) Retirement Plan sponsored by HICN. Employee contributions to the plan may be matched by Bourbon Street as determined by the plan's governing body. Bourbon Street's contributions to the plan for the years ended December 31, 1994 and 1993 were approximately $23,000 and
         $22,000, respectively.

                       BOURBON STREET HOTEL AND CASINO

            (A Division Of Hotel Investors Corporation of Nevada)

                               ________________


                     UNAUDITED INTERIM FINANCIAL STATEMENTS

                               ________________

                       BOURBON STREET HOTEL AND CASINO

                            COMBINED BALANCE SHEET
                                 (Unaudited)

                                ------------

                                                            June 30,
                                                             1995
                                                         ------------
                                    ASSETS

Current assets:
    Cash                                                 $    833,493
    Accounts receivable, net                                   93,265
    Inventories                                               112,384
    Prepaid expenses                                          229,613
                                                         ------------
         Total current assets                               1,268,755

Property and equipment, net                                 9,102,854

Other assets                                                   96,867
                                                         ------------
                                                         $ 10,468,476
                                                         ============

             LIABILITIES AND EQUITY AND ADVANCES FROM AFFILIATES

Current liabilities:
    Trade accounts payable                               $    307,314
    Accrued liabilities                                       320,858
    Current portion of obligations under capital leases        24,577
                                                         ------------
      Total current liabilities                               652,749

Obligations under capital leases, less current portion          2,172
                                                         ------------
       Total liabilities                                      654,921
                                                         ------------
Commitments and contingencies

Equity and advances from affiliates                         9,813,555
                                                         ------------

                                                         $ 10,468,476
                                                         ============



           See accompanying note to combined financial statements.

                       BOURBON STREET HOTEL AND CASINO

                      COMBINED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                                ------------

                                               For the six months ended
                                                       June 30,
                                               -------------------------
                                                  1995           1994
                                               ----------     ----------
Operating revenues:
    Casino                                    $ 4,059,747    $ 4,701,939
    Food and beverage                           1,395,477      1,427,977
    Rooms                                         971,856        858,266
    Gift shop and other                           284,412        307,798
                                              -----------    -----------
         Gross revenues                         6,711,492      7,295,980
    Less promotional allowances                   730,542        742,459
                                              -----------    -----------
         Net revenues                           5,980,950      6,553,521
                                              -----------    -----------

Operating expenses:
    Casino                                      2,144,262      2,168,450
    Food and beverage                           1,160,792      1,041,010
    Rooms                                         457,074        437,751
    Gift shop and other                           234,545        247,087
    General and administrative                  1,731,464      1,789,449
    Depreciation and amortization                 232,607        442,167
                                              -----------    -----------

         Total operating expenses               5,960,744      6,125,914
                                              -----------    -----------

         Operating income                          20,206        427,607

Other expenses:
    Interest expense                                1,835          3,007
                                              -----------    -----------
         Net income                           $    18,371    $   424,600
                                              ===========    ===========





           See accompanying note to combined financial statements.

                       BOURBON STREET HOTEL AND CASINO

                      COMBINED STATEMENTS OF CASH FLOWS
                                 (Unaudited)

                                ------------

                                                     For the six months ended
                                                             June 30,
                                                     ------------------------
                                                        1995          1994
                                                     ---------     ----------
Cash flows from operating activities:
    Net income                                       $  18,371      $ 424,600
    Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization                    232,607        442,167
      Gain on sale of assets                               ---         (1,219)
    Changes in operating assets and liabilities
      Accounts receivable, net                         (36,772)      (230,471)
      Inventories                                      (15,686)         4,447
      Prepaid expenses and other assets                (56,003)       (26,414)
      Trade accounts payable                            (5,695)       151,994
      Accrued liabilities                              (12,469)        35,730
                                                     ---------      ---------
        Net cash provided by operating activities      124,353        800,834
                                                     ---------      ---------
Cash flows from investing activities:
     Capital expenditures                              (54,974)       (32,581)
     Proceeds from sale of assets                                       1,219
                                                     ---------      ---------
        Net cash used in investing activities          (54,974)       (31,362)

Cash flows from financing activities:
     Distributions to affiliates                       (35,859)      (817,946)
     Payments under capital lease obligations          (11,316)       (10,144)
                                                     ---------      ---------
        Net cash used in financing activities          (47,175)      (828,090)
                                                     ---------      ---------
        Net increase (decrease) in cash                 22,204        (58,618)

Cash at beginning of period                            811,289        809,108
                                                     ---------      ---------
Cash at end of period                                $ 833,493      $ 750,490
                                                     =========      =========

Supplemental disclosure of cash flow information:
     Cash paid during the period for interest        $   1,835      $   3,007
                                                     =========      =========


           See accompanying note to combined financial statements.

                        BOURBON STREET HOTEL AND CASINO

                     NOTE TO COMBINED FINANCIAL STATEMENTS

                                ------------

      1. History and Basis of Presentation

         Bourbon Street Hotel & Casino ("Bourbon Street" or the "Company") operates a casino and related hotel in Las Vegas, Nevada. Bourbon Street is an operating division of Hotel Investors Corporation of Nevada ("HICN"), a Nevada corporation which also owns and operates another casino-hotel in Las Vegas through a separate operating division. HICN owns the Nevada gaming license for Bourbon Street and certain regulated gaming equipment (the "gaming assets") which are used in the Bourbon Street casino. HICN leases all of the remaining property and equipment used in the Company's operations and the land underlying the casino-hotel facility (collectively the "non-gaming assets") from SLT Realty Limited ("SLT"), a limited partnership affiliated with HICN through common ownership.

         Effective July 11, 1995, Crown Casino Corporation, through its wholly-owned subsidiary Crown Casino Nevada, Inc. ("Crown"), agreed to acquire substantially all of the gaming and non-gaming assets comprising the operations of Bourbon Street from HICN and SLT, respectively for an aggregate purchase price of $10 million. In addition, Crown agreed to acquire a 24 unit apartment building and related land located adjacent to Bourbon Street (the "apartment assets") which are owned and managed by SLT.

         The accompanying combined financial statements reflect the historical financial position, results of operations and cash flows related to the operations of Bourbon Street, including the gaming, non-gaming, and apartment assets (collectively the "Bourbon Street Assets") to be acquired from HICN and SLT. All inter-entity transactions involving the Bourbon Street Assets have been eliminated for purposes of these financial statements.

         The interim financial statements are unaudited however, in the opinion of management, the interim statements include all adjustments necessary for a fair presentation of the combined financial position, results of operations and cash flows of Bourbon Street. The interim financial statements should be read in conjunction with the historical financial statements and notes thereto of Bourbon Street as of December 31, 1994 and 1993 and for the years then ended.

                        ST. CHARLES GAMING COMPANY, INC.
                        (A Development Stage Enterprise)


                              FINANCIAL STATEMENTS


                      with Report of Independent Auditors


               for the year ended April 30, 1995 and the periods


        from June 25, 1993 (acquisition date) to April 30, 1994 and 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS





To the Stockholders
St. Charles Gaming Company, Inc.:



We have audited the accompanying balance sheets of St. Charles Gaming Company, Inc. (A Development Stage Enterprise) as of April 30, 1995 and 1994, and the related statements of operations, stockholder's equity, and cash flows for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. Charles Gaming Company, Inc. as of April 30, 1995 and 1994, and the results of its operations and its cash flows for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994, in conformity with generally accepted accounting principles.

As discussed in Note D to these financial statements, in August 1995 the Company and Louisiana Riverboat Gaming Partnership jointly issued $38.4 million of Senior Secured Increasing Rate Notes. The Company believes it has failed to meet certain financial covenants of the agreement governing the notes. The Company and Louisiana Riverboat Gaming Partnership are conducting discussions with the holder of the notes regarding modification of the related borrowing agreements or obtaining waivers in order for the Company to maintain compliance in the future. The ultimate outcome of these discussions cannot be presently determined. Accordingly, no modifications have been made to the accompanying financial statements regarding the possible effects of this uncertainty.






Dallas, Texas                                           Coopers & Lybrand L.L.P.
August 7, 1995, except as to the third paragraph of Note D for which the date is September 21, 1995

                        ST. CHARLES GAMING COMPANY, INC.
                        (A Development Stage Enterprise)
                                 BALANCE SHEETS

                                                      Assets

                                                                                         April 30,
                                                                                 1995                  1994
                                                                                 ----                  ----
Current assets:
  Cash and cash equivalents                                                 $       9,522        $      23,027
  Prepaid expenses                                                                769,527               55,962
                                                                            -------------        -------------
      Total current assets                                                        779,049               78,989
                                                                            -------------        -------------

Property and equipment:
  Land deposit and site costs                                                                        1,261,273
  Construction in progress                                                      1,539,627
  Furniture, fixtures and equipment                                             7,618,268              606,571
  Riverboat and barges                                                         15,256,140            9,329,024
                                                                            -------------        -------------
                                                                               24,414,035           11,196,868
  Less accumulated depreciation                                                   (14,563)              (3,234)
                                                                            -------------        -------------
                                                                               24,399,472           11,193,634
                                                                            -------------        -------------
Other assets:
  Debt issuance costs, net                                                        345,963
  Non-compete agreement, net                                                      316,674              416,670
  License costs                                                                 9,125,000            9,125,000
                                                                            -------------        -------------
                                                                                9,787,637            9,541,670
                                                                            -------------        -------------
                                                                            $  34,966,158        $  20,814,293
                                                                            =============        =============


                                  Liabilities and Stockholder's Equity (Deficit)

Current liabilities:
  Accounts payable                                                          $     738,861
  Accrued liabilities                                                             768,834        $      25,754
  Advances from LRGP                                                            2,079,083
  Advances from Crown                                                           3,076,887            9,304,590
  Capital lease obligations                                                     2,871,104
  Notes payable                                                                26,511,603
                                                                            -------------        -------------
      Total current liabilities                                                36,046,372            9,330,344
                                                                            -------------        -------------

Capital lease obligations, less current portion                                 2,265,641
Deferred income taxes                                                                                2,827,483
Commitments and contingencies

Stockholder's equity:
  Common stock, no par value, 100,000 shares

    authorized, issued and outstanding                                          5,600,000            5,600,000
  Additional paid-in capital                                                   10,900,000            4,000,000
  Deficit accumulated during the development stage                            (19,845,855)            (943,534)
                                                                            -------------        -------------
      Total stockholder's equity (deficit)                                     (3,345,855)           8,656,466
                                                                            -------------        -------------
                                                                            $  34,966,158        $  20,814,293
                                                                            =============        =============

See accompanying notes to financial statements.

                        ST. CHARLES GAMING COMPANY, INC.
                        (A Development Stage Enterprise)
                            STATEMENTS OF OPERATIONS



                                                            June 25, 1993                         June 25, 1993
                                                          (acquisition date)                    (acquisition date)
                                                                  to             Year ended              to
                                                            April 30, 1995     April 30, 1995    April 30, 1994
                                                            --------------     --------------    --------------
       Revenues                                          $           -        $           -        $          -

       Costs and expenses:
         Gaming pre-opening and development                  8,858,313            7,676,762           1,181,551
         Buy out of management contract                      4,000,000            4,000,000
         St. Charles Parish site abandonment                 3,131,359            3,131,359

         Depreciation and amortization                         445,655              111,326             334,329
         Interest expense                                    6,810,528            6,810,357                 171
                                                         -------------        -------------        ------------
                                                            23,245,855           21,729,804           1,516,051
                                                         -------------        -------------        ------------
           Loss before income taxes                       ( 23,245,855)        ( 21,729,804)       ( 1,516,051)

       Benefit for income taxes                             (3,400,000)          (2,827,483)           (572,517)
                                                         -------------        -------------        ------------

           Net loss                                      $( 19,845,855)       $( 18,902,321)       $   (943,534)
                                                         =============        =============        ============

See accompanying notes to financial statements.

                        ST. CHARLES GAMING COMPANY, INC.
                        (A Development Stage Enterprise)
                            STATEMENTS OF CASH FLOWS



                                                               June 25, 1993                      June 25, 1993
                                                             (acquisition date)                (acquisition date)
                                                                     to           Year ended           to
                                                               April 30, 1995   April 30, 1995   April 30, 1994
                                                               --------------   --------------   --------------
       Operating activities:
         Net loss                                             $(19,845,855)    $ (18,902,321)      $   (943,534)
         Adjustments to reconcile net loss to net
           cash used by operating activities:
           Depreciation and amortization                           447,890           111,326            336,564
           Amortization of debt issuance costs/discount          3,376,392         3,376,392
           Write-down of assets                                  3,131,359         3,131,359
           Deferred income taxes                                (3,400,000)       (2,827,483)          (572,517)
           Changes in assets and liabilities:
             Prepaid expenses                                     (894,933)         (838,971)           (55,962)
             Accounts payable and accrued liabilities            1,366,905         1,416,151            (49,246)
                                                              ------------     -------------       ------------
               Net cash used by operating activities           (15,818,242)      (14,533,547)        (1,284,695)
                                                              ------------     -------------       ------------
       Investing activities:
         Purchase of property and equipment                    (19,991,932)       (8,795,064)       (11,196,868)
         Purchase of other assets                                 (350,000)                            (350,000)
                                                              ------------     -------------       ------------
               Net cash used by investing activities           (20,341,932)       (8,795,064)       (11,546,868)
                                                              ------------     -------------       ------------
       Financing activities:
         Capital contributions from Crown                        7,022,655         3,522,655          3,500,000
         Advances from (payments to) Crown                       3,076,887        (6,227,703)         9,304,590
         Advances from LRGP                                      2,079,083         2,079,083
         Issuance of debt                                       32,700,000        32,700,000
         Debt issuance costs                                    (1,633,407)       (1,633,407)
         Payments of debt and capital lease obligations         (7,125,522)       (7,125,522)
                                                              ------------     -------------       ------------
               Net cash provided by financing activities        36,119,696        23,315,106         12,804,590
                                                              ------------     -------------       ------------

       Decrease in cash and cash equivalents                       (40,478)          (13,505)           (26,973)
       Cash and cash equivalents at:

                Beginning of period                                 50,000            23,027             50,000
                                                              ------------     -------------       ------------
                End of period                                 $      9,522     $       9,522       $     23,027
                                                              ============     =============       ============


See accompanying notes to financial statements.

                        ST. CHARLES GAMING COMPANY, INC.
                        (A Development Stage Enterprise)
                  STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
 For the period from June 25, 1993 (acquisition date) to April 30, 1994 and the year ended April 30, 1995




                                                                  Additional                           Total
                                                    Common          Paid-in      Accumulated      Stockholder's
                                                     Stock          Capital        Deficit       Equity (Deficit)
                                                 -----------     ------------  --------------    ----------------

Balance at June 25, 1993 (before acquisition)    $   339,051                   $     (60,061)      $    278,990

  Acquisition adjustments                          5,260,949     $    500,000         60,061          5,821,010
                                                 -----------     ------------  -------------       ------------
Balance at June 25, 1993 (after acquisition)       5,600,000          500,000                         6,100,000

  Capital contribution                                              3,500,000                         3,500,000


  Net loss                                                                     $    (943,534)          (943,534)
                                                 -----------     ------------  -------------       ------------
Balance at April 30, 1994                          5,600,000        4,000,000       (943,534)         8,656,466

  Capital contribution                                              6,900,000                         6,900,000


  Net loss                                                                       (18,902,321)       (18,902,321)
                                                 -----------     ------------  -------------       ------------
Balance at April 30, 1995                        $ 5,600,000     $ 10,900,000  $ (19,845,855)      $ (3,345,855)
                                                 ===========     ============  =============       ============


See accompanying notes to financial statements.

                        ST. CHARLES GAMING COMPANY, INC.
                        (A Development Stage Enterprise)
                         NOTES TO FINANCIAL STATEMENTS



A - ORGANIZATION AND DESCRIPTION OF BUSINESS

St. Charles Gaming Company, Inc., a Louisiana corporation, (the "Company") was incorporated on January 18, 1993 for the purpose of operating a riverboat gaming casino to be based in St. Charles Parish, Louisiana (near New Orleans). In January 1995, the Company changed its riverboat berthing site from St. Charles Parish to Calcasieu Parish, Louisiana (near Lake Charles). In July 1995 the Company commenced riverboat gaming operations.

Effective June 25, 1993, the Company was acquired by Crown Casino Corporation ("Crown"). Crown completed its acquisition of the Company at a price which exceeded the book value of the net assets of the Company at the acquisition date and accounted for the transaction using the purchase method of accounting. Accordingly, Crown allocated the excess purchase price to the identifiable assets acquired and liabilities assumed. This allocation established a new basis for the Company's assets and liabilities which is reflected in the accompanying financial statements. The principal result of the creation of a new basis was an increase in license costs ($9,025,000), the recording of a related deferred tax liability ($3,400,000), the addition of a non-compete agreement ($500,000), and an increase in common stock and additional paid-in-capital ($5,260,949 and $500,000, respectively). The amounts recorded as common stock were attributed to the value of the Crown shares issued in the transaction, while the amount recorded as additional paid-in-capital was related to cash paid for the non-compete agreement. The Company has adopted the fiscal year of Crown which ends on April 30.

Effective June 9, 1995, Crown sold a 50% interest in the Company to Louisiana Riverboat Gaming Partnership ("LRGP"), a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc. LRGP owns the Isle of Capri dockside riverboat casino in Bossier City, Louisiana.

As the Company's planned principal operations had not yet commenced as of April 30, 1995, the Company is reporting as a development stage enterprise. Since inception, the Company's activities have focused on the pursuit of a riverboat gaming license and other regulatory approvals, the raising of capital, the construction of the riverboat casino and land based facilities, and the development of the project in general. The Company has received substantial financial support from Crown, LRGP and Casino America.



B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS
The Company considers cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

CASINO PRE-OPENING AND DEVELOPMENT COSTS
All casino pre-opening and development costs are expensed as incurred. Pre-opening and development costs consist principally of personnel costs, advertising, insurance, travel, consulting and professional fees.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Expenditures for additions, renewals and improvements are capitalized. Interest costs during construction of facilities are capitalized. Costs of repairs and maintenance are expensed as incurred. Depreciation will be charged on gaming related equipment and facilities beginning in July 1995 (commencement of gaming operations). Depreciation is computed using the straight-line method over the following estimated useful lives.

         Furniture, fixtures and equipment                       5 to 10 years
         Riverboat and barges                                         15 years

NON-COMPETE AGREEMENT

In connection with the acquisition of the Company by Crown, the Company's former owner agreed not to compete with the Company in the Louisiana market for a period of five years. The non-compete agreement is stated at the cost allocated by Crown to the agreement, net of accumulated amortization of $183,326 and $83,330 as of April 30, 1995 and 1994, respectively. Amortization is recorded using the straight-line method over a period of five years.

DEBT ISSUANCE COSTS
In connection with the issuance of the Senior Note and amendments to the agreement governing the Senior Note, the Company incurred debt issuance costs of $2,569,717. These costs have been amortized over the term of the Senior Note using the effective interest method.

LICENSE COSTS
License costs principally represent the excess purchase price Crown paid in acquiring the Company's net identifiable tangible assets. These costs will be amortized beginning in July 1995 (commencement of operations) over the remaining license term using the straight-line method. The Louisiana license was issued on March 29, 1994 and has a five year initial term, which is subject to renewal.

INCOME TAXES
The Company is included in Crown's consolidated federal income tax return. The provision for income taxes in the accompanying financial statements is computed on a separate return basis.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.


C - LICENSING

The Company has received a certificate of final approval from the Louisiana Riverboat Gaming Commission ("Gaming Commission") and a license with certain conditions from the Louisiana Riverboat Gaming Enforcement Division of the Office of State Police (the "Enforcement Division"). The conditions to the license include (i) the Enforcement Division's approval of the operation of the riverboat under an approved plan of security and internal controls for a period of six months, (ii) the exercise of due diligence in the development of its planned hotel in Calcasieu Parish and (iii) obtaining the Enforcement Division's prior written approval to any modifications to its plans for such hotel, including the abandonment of any portion of the project. Upon satisfaction of the conditions to the license, a permanent license will be issued by the Enforcement Division.



D - DEBT

At April 30, 1995, the Company had the following debt:

         Senior Note, net of unamortized discount of $118,397             $21,811,603
         Notes payable to Casino America                                    4,700,000
                                                                          -----------

                                                                          $26,511,603
                                                                          ===========

In June 1994, the Company issued a $28 million Senior Secured Increasing Rate Note (the "Senior Note") to an institutional investor. The Senior Note was initially due on June 3, 1995, but was subsequently extended to August 31, 1995 and carried a 12% coupon increasing 67 basis points each quarter up to a maximum interest rate of 14%. The Senior Note was issued with a warrant to purchase 508,414 shares of Crown's common stock. The proceeds from the private placement were allocated between the Senior Note ($26.7 million) and the warrant ($1.3 million) based upon the relative fair value of each of the securities at the time of issuance. The amount allocated to the warrant has been recorded as an increase in the advances from Crown account. The resulting original issue discount has been amortized over the life of the Senior Note using the effective interest method.

On August 7, 1995, SCGC and LRGP (collectively, the "Issuers") jointly issued $38.4 million of Senior Secured Increasing Rate Notes (the "New Notes"), the proceeds of which were used to retire the Senior Note ($21.9 million) and certain LRGP obligations ($8.4 million). The balance of the proceeds will be used in the development of the Calcasieu Parish project. The New Notes initially become due on July 27, 1996, but can be extended up to an additional twelve months at the option of the Issuers provided no event of default has occurred and is continuing, carry a 12% coupon increasing 25 basis points each quarter until maturity, and provide for contingent interest beginning in May 1996 equal to 7.5% of the Issuers' consolidated cash flow, as defined. The New Notes are collateralized by substantially all the assets of the Issuers and contain covenants relating to certain business, operational and financial matters including limitations on (i) incurring additional debt, (ii) paying dividends, (iii) merging or consolidating with others, (iv) changes in control,
(v) capital expenditures, (vi) investments and joint ventures, and (vii) the sale of assets, and financial covenants pertaining to (a) minimum cash flow,
(b) minimum fixed charge ratio, (c) maximum leverage ratio, and (d) minimum net worth. Management of the Company anticipates that the Company will fail to meet certain financial covenants of the agreement governing the New Notes which, if not amended or waived, would result in an event of default. The Issuers are currently having discussions with the holder of the New Notes regarding the anticipated event of default. While no assurance can be given that a satisfactory waiver or amendment will be forthcoming, management of the Company expects the Issuers will obtain such waiver or amendment to cure the anticipated event of default.

In March 1995, the Company issued promissory notes aggregating $4.7 million to Casino America (the "Casino America Notes"). The Casino America Notes bear interest at 11.5% per annum and are due three business days after the New Notes are paid in full.

In May 1995, the Company issued a promissory note to LRGP equal to the lesser of (i) $15 million, or (ii) the aggregate unpaid principal amount of advances made by LRGP to the Company. The note bears interest at the same rate of interest LRGP is charged on certain bank indebtedness, and is due three business days after the New Notes are paid in full. The proceeds from the issuance of the note has been used to develop the Calcasieu Parish project.

In addition, LRGP has made certain advances to the Company. Interest accrues on such advances at the rate of 11.5% per annum. There is no stated maturity date of such advances. The proceeds from the advances have been used to develop the Calcasieu Parish project.


E - INCOME TAXES

The components of the Company's income tax benefit for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994 are as follows:

                                                               1995                      1994
                                                           -------------              -----------
               Current                                     $           -              $         -
               Deferred                                       (2,827,483)                (572,517)
                                                           -------------              -----------

                                                           $  (2,827,483)            $   (572,517)
                                                           =============             ============

The benefit for income taxes is different from the amount computed by applying the statutory income tax rate to loss before income taxes for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994 for the following reasons:

                                                             1995                 1994
                                                             ----                 ----
Federal statutory rate                                       (34)%                (34)%
Valuation allowance                                           26
State income tax, net of federal benefit                      (5)                  (3)
Other                                                                              (1)
                                                             ---                  ---

                                                             (13)%                (38)%
                                                             ===                  ===


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets were as follows:


                                                                                    April 30,               April 30,
                                                                                      1995                     1994
                                                                               -----------------        -----------------
Deferred tax liabilities:
  License costs                                                                $       3,442,030        $       3,442,030
  Other                                                                                    1,807                    1,752
                                                                               -----------------        -----------------
      Total deferred tax liabilities                                                   3,443,837                3,443,782
                                                                               -----------------        -----------------

Deferred tax assets:
  Pre-opening expenses                                                                6,149,2555                  488,412
  Net operating loss carryforward                                                      2,719,000                  127,887
  Other                                                                                  272,571
                                                                               -----------------        -----------------
      Total deferred tax assets                                                        9,140,826                  616,299
      Less valuation allowance                                                         5,696,989                   -
                                                                               -----------------        -----------------

      Net deferred tax liability                                               $          -             $       2,827,483
                                                                               =================        =================


At April 30, 1995 the Company recorded a valuation allowance equal to the excess of deferred tax assets over deferred tax liabilities because the realization of such excess deferred tax assets was not reasonably assured. At April 30, 1995 the Company had a net operating loss carryforward for federal income tax purposes of approximately $2,836,000 which expires in 2009 and 2010.


F - LEASES

In March and July 1995, the Company entered into agreements to lease the two parcels of land that comprise the Calcasieu Parish riverboat casino site. The leases have an initial term of five years with seven five year renewal options. During the initial term, the leases require annual aggregate rental payments of $850,000 in years one through four, and $1,000,000 in year five, payable monthly. During the first renewal term, the rent will be increased annually by the greater of (i) 5%, or (ii) the percentage increase in the average consumer price index for Calcasieu Parish, Louisiana for the previous twelve month period. During the second through seventh renewal terms, the lessor and the Company will attempt to set the rent equal to 100% of the rent paid by other riverboat gaming operators in Louisiana and Mississippi for comparable property usages, or if no agreement can be made, then the parties will appoint real estate appraisers to set the rent for such renewal term. However, in no event shall the annual rent be less than $1.6 million during the fourth and all subsequent renewal terms. In addition, the Company will pay all real estate taxes, except for taxes due on the unimproved value of the property.

In addition to the Calcasieu Parish site leases, the Company has entered into various operating leases for equipment and office facilities. The aggregate rentals due under such leases were not significant at April 30, 1995. Rent expense for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994 was $61,539 and $15,483, respectively.

The Company has also entered into various capital leases for equipment. As of April 30, 1995 future minimum lease payments under capital leases were as follows:

              Fiscal Year                                                           Amount
              -----------                                                         ---------
              1996                                                                $3,287,194
              1997                                                                 2,227,807
              1998                                                                    84,420
              1999                                                                    79,476
              2000                                                                     6,623
                                                                                  ----------
              Total minimum lease payments                                         5,685,520
              Less amount representing interest                                     (548,775)
                                                                                   ----------
              Present value of future minimum lease payments                       5,136,745
              Less current portion                                                (2,871,104)
                                                                                   ---------

              Capital lease obligations, less current portion                     $2,265,641
                                                                                   =========


G - COMMITMENTS AND CONTINGENCIES

COMMITMENTS TO CALCASIEU PARISH
In January 1995, the Company made a commitment to Calcasieu Parish to provide certain payments to the Parish above and beyond the statutory admissions tax. The Company committed to a $1 million initial payment, which was paid upon the opening of the casino, and a $1 million annual payment for as long as the casino is operating at its site in the Parish, but in no event less than six years. In June 1995 the Company and the Parish entered into a definitive development agreement whereby, in consideration for the payments to be made by the Company to the Parish, the Parish is required to cooperate with and provide assistance to the Company in obtaining and maintaining necessary permits and approvals to operate its riverboat gaming casino.

LITIGATION
On September 21, 1994, an action was filed against Crown and the Company in the 24th Judicial District Court for the Parish of Jefferson, Louisiana by Avondale Industries, Inc. ("Avondale"). In this action, Avondale alleges that the Company was contractually obligated to Avondale for the construction of the Company's riverboat vessel based upon a letter of intent (allegedly reaffirming a previous agreement entered into between Avondale and the Company). Avondale alleges that the Company breached a duty to negotiate in good faith toward the execution of a definitive vessel construction contract. Alternatively, Avondale alleges that a separate, oral contract for the construction of the vessel existed and that the Company committed unspecified unfair trade practices and made certain misrepresentations. Avondale seeks unspecified damages including "all lost profits and lost overhead" and attorneys fees. The Company intends to vigorously contest liability in this matter.


H - SITE CHANGE AND BUY OUT OF MANAGEMENT CONTRACT

In January 1995, the Company made the decision to abandon its site in St. Charles Parish, Louisiana in favor of a new site in Calcasieu Parish, Louisiana. As a result of this decision the Company recorded a charge of approximately $3.1 million which represents the write-off of previously capitalized costs specific to the St. Charles Parish site.

In March 1995, in connection with Crown's pending sale of a 50% interest in the Company's common stock to LRGP, the Company bought out its existing casino management agreement for $4 million and entered into a new management agreement with Casino America. The Casino America management agreement has a term of 99 years and provides for a management fee of (i) 2% of "Revenues", as defined in the agreement (generally net gaming revenues less gaming and admission taxes plus all other operating revenues), plus (ii)

10% of "Net Operating Income", as defined in the agreement, provided however, the total management fee shall not exceed 4% of "Revenues."


I - RELATED PARTY TRANSACTIONS

The Company had net advances from Crown of $3,076,887 and $9,304,590 as of April 30, 1995 and 1994, respectively. The Crown advances are noninterest bearing. Advances from Crown have been used to fund the construction of the riverboat and support pre-opening and development activities. Included in net advances at April 30, 1995 is $1,500,000 relating to Crown common stock issued as payment for expenses of the Company. In June 1995, in connection with Crown's sale of a 50% interest in the Company's common stock to LRGP, Crown contributed the balance in its advance account to the Company.

Advances from LRGP bear interest at 11.5 % per annum and are due three business days after the New Notes are paid in full.

The Company incurred legal costs of $269,771 and $122,289 for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994, respectively, from a law firm of which a director of the Company is a partner. In March 1995, this director became an executive officer of Crown.


J - SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow disclosures for the year ended April 30, 1995 and the period from June 25, 1993 (acquisition date) to April 30, 1994 are as follows:

                                                                                    1995                      1994
                                                                                 ----------                   ----
Equipment acquired under capital leases                                          $5,762,267
Interest paid, net of amount capitalized                                          6,115,878                   $171
Non-cash capital contributions                                                    3,377,345


K - SUBSEQUENT EVENTS

On June 9, 1995 Crown sold a 50% interest in the Company's common stock to LRGP for approximately $22 million total consideration.

On July 29, 1995 the Company's riverboat casino commenced gaming operations in Calcasieu Parish, Louisiana.

On August 7, 1995 SCGC and LRGP jointly issued $38.4 million of senior secured increasing rate notes and retired the Company's Senior Note (see Note D).

                        ST. CHARLES GAMING COMPANY, INC.
                                 BALANCE SHEET
                                 JULY 31, 1995
                                  (UNAUDITED)


                                     Assets

Current assets:
    Cash and cash equivalents                               $  2,369,315
    Prepaid expenses                                             246,815
    Deferred tax asset                                         1,843,775
                                                            ------------
        Total current assets                                   4,459,905
                                                            ------------


Property and equipment:
    Land and improvements                                      2,793,398
    Construction in progress                                   9,952,401
    Furniture, fixtures and equipment                          8,688,014
    Riverboat and barges                                      17,333,481
                                                            ------------
                                                              38,767,294
    Less accumulated depreciation                               (156,844)
                                                            ------------
                                                              38,610,450
                                                            ------------

Other assets:
    Non-compete agreement, net                                   291,675
    License costs                                              9,125,000
                                                            ------------
                                                               9,416,675
                                                            ------------
                                                            $ 52,487,030
                                                            ============


                    Liabilities and Stockholders' Deficit

Current liabilities:
    Accounts payable                                        $  2,223,159
    Accrued liabilities                                        2,031,626
    Advances from LRGP                                         6,286,682
    Capital lease obligations                                  2,875,706
    Notes payable to related parties                          18,546,818
    Note payable                                              21,930,000
                                                            ------------
        Total current liabilities                             53,893,991
                                                            ------------

Capital lease obligations, less current portion                2,250,771


Commitments and contingencies

Stockholders' deficit:
    Common stock, no par value, 100,000 shares

        authorized, issued and outstanding                     5,600,000
    Additional paid-in capital                                13,985,388
    Accumulated deficit                                      (23,243,120)
                                                            ------------
        Total stockholders' deficit                           (3,657,732)
                                                            ------------
                                                            $ 52,487,030
                                                            ============


See accompanying notes to unaudited financial statements.

                        ST. CHARLES GAMING COMPANY, INC.
                            STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED JULY 31, 1995
                                  (UNAUDITED)


                                                                                      Three months ended
                                                                                            July 31,
                                                                                     1995            1994
                                                                                 -----------     -----------
Revenues:
   Casino                                                                        $   508,426             --
   Food, beverage and other                                                           29,605             --
                                                                                 -----------     -----------
                                                                                     538,031             --
                                                                                 -----------     -----------

Costs and expenses:
    Food, beverage and other                                                          19,866             --
    Gaming taxes                                                                     118,393             --
    Casino, gaming pre-opening and development                                     4,128,345         767,009
    Depreciation and amortization                                                    167,280          26,793
    Interest expense                                                               1,347,205       1,097,233
                                                                                 -----------     -----------
                                                                                   5,781,089       1,891,035
                                                                                 -----------     -----------

        Loss before income taxes                                                  (5,243,058)     (1,891,035)

Benefit for income taxes                                                          (1,845,793)       (737,500)
                                                                                 -----------     -----------

        Net loss                                                                 $(3,397,265)    $(1,153,535)
                                                                                 ===========     ===========



See accompanying notes to unaudited financial statements.

                        ST. CHARLES GAMING COMPANY, INC.
                            STATEMENT OF CASH FLOWS
                    FOR THE THREE MONTHS ENDED JULY 31, 1995
                                  (UNAUDITED)



                                                                        Three months ended
                                                                              July 31,
                                                                       1995            1994
                                                                   -----------     -----------
Operating activities:
    Net loss                                                       $(3,397,265)     (1,153,535)
    Adjustments to reconcile net loss to
      net cash used by operating activities:
        Depreciation and amortization                                  167,280          26,793
        Deferred income tax benefit                                 (1,843,775)       (737,500)
        Amortization of debt issuance costs/discount                   389,360         460,404
        Changes in assets and liabilities:
            Prepaid expenses                                           597,712        (120,808)
            Accounts payable and accrued liabilities                 2,747,090         579,182
                                                                   -----------     -----------
               Net cash used by operating activities                (1,339,598)       (945,464)
                                                                   -----------     -----------


Investing activities:

    Purchases of property and equipment                            (14,353,259)     (5,986,518)
                                                                   -----------     -----------

                Net cash used by investing activities              (14,353,259)     (5,986,518)
                                                                   -----------     -----------


Financing activities:

    Capital contributions from Crown                                     8,501      (4,873,446)
    Advances from LRGP                                               4,207,599             --
    Issuance of debt                                                13,846,818      28,000,000
    Payments of capital lease obligations                              (10,268)            --
    Debt issuance costs                                                    --       (1,600,099)
                                                                   -----------     -----------

                Net cash provided by financing activities           18,052,650      21,526,455
                                                                   -----------     -----------


Increase in cash and cash equivalents                                2,359,793      14,594,473
Cash and cash equivalents at:        Beginning of period                 9,522          23,027
                                                                   -----------     -----------


                                     End of period                 $ 2,369,315     $14,617,500
                                                                   ===========     ===========


See accompanying notes to unaudited financial statements.

                        ST. CHARLES GAMING COMPANY, INC.
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                 JULY 31, 1995


A - ORGANIZATION AND DESCRIPTION OF BUSINESS

St. Charles Gaming Company, Inc., a Louisiana corporation, (the "Company") was incorporated on January 18, 1993 for the purpose of operating a riverboat gaming casino to be based in St. Charles Parish, Louisiana (near New Orleans). In January 1995, the Company changed its riverboat berthing site from St. Charles Parish to Calcasieu Parish, Louisiana (near Lake Charles). On July 29, 1995 the Company commenced riverboat gaming operations.

Effective June 25, 1993, the Company was acquired by Crown Casino Corporation ("Crown"). Crown completed its acquisition of the Company at a price which exceeded the book value of the net assets of the Company at the acquisition date and accounted for the transaction using the purchase method of accounting. Accordingly, Crown allocated the excess purchase price to the identifiable assets acquired and liabilities assumed. The Company has adopted the fiscal year of Crown which ends on April 30.

Effective June 9, 1995, Crown sold a 50% interest in the Company to Louisiana Riverboat Gaming Partnership ("LRGP"), a joint venture owned 50% by Casino America, Inc. ("Casino America") and 50% by Louisiana Downs, Inc. LRGP owns the Isle of Capri(SM) dockside riverboat casino in Bossier City, Louisiana.

Since inception, the Company's activities have focused on the pursuit of a riverboat gaming license and other regulatory approvals, the raising of capital, the construction of the riverboat casino and land based facilities, and the development of the project in general. The Company has received substantial financial support from Crown, LRGP and Casino America.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the quarter ended July 31, 1995 are not necessarily indicative of the results that may be expected for the year ended April 30, 1996. For further information, refer to St. Charles Gaming Company, Inc.'s financial statements and footnotes for the year ended April 30, 1995.



B - DEBT

At July 31, 1995, the Company had the following debt:

         Senior Note                                           $21,930,000
         Notes payable to Casino America                         4,700,000
         Note payable to LRGP                                   13,846,818
                                                               -----------

                                                               $40,476,818
                                                               ===========


In June 1994, the Company issued a $28 million Senior Secured Increasing Rate Note (the "Senior Note") to an institutional investor. The Senior Note was initially due on June 3, 1995, but was subsequently extended to August 31, 1995 and carried a 12% coupon increasing 67 basis points each quarter up to a maximum interest rate of 14%.

On August 7, 1995, SCGC and LRGP (collectively, the "Issuers") jointly issued $38.4 million of Senior Secured Increasing Rate Notes (the "New Notes"), the proceeds of which were used to retire the Senior Note ($21.9 million) and certain LRGP obligations ($8.4 million). The balance of the proceeds were used in the development of the Calcasieu Parish project. The New Notes initially become due on July 27, 1996, but can be extended up to an additional twelve months at the option of the Issuers provided no event of default has occurred and is continuing, carry a 12% coupon increasing 25 basis points each quarter until maturity, and provide for contingent interest beginning in May 1996 equal to 7.5% of the Issuers' consolidated cash flow, as defined. The New Notes are collateralized by substantially all the assets of the Issuers and contain covenants relating to certain business, operational and financial matters including limitations on
(i) incurring additional debt, (ii) paying dividends, (iii) merging or consolidating with others, (iv) changes in control, (v) capital expenditures,
(vi) investments and joint ventures, and (vii) the sale of assets, and financial covenants pertaining to (i) minimum cash flow, (ii) minimum fixed charge ratio, (iii) maximum leverage ratio, and (iv) minimum net worth. Management of the Company anticipates that the Company will fail to meet certain financial covenants of the agreement governing the New Notes which, if not amended or waived, would result in an event of default. The Issuers are currently having discussions with the holder of the New Notes regarding the anticipated event of default. While no assurance can be given that a satisfactory waiver or amendment will be forthcoming, management of the Company expects the Issuers will obtain such waiver or amendment to cure the anticipated event of default.

In March 1995, the Company issued promissory notes aggregating $4.7 million to Casino America (the "Casino America Notes"). The Casino America Notes bear interest at 11.5% per annum and are due three business days after the New Notes are paid in full.

In May 1995, the Company issued a promissory note to LRGP equal to the lesser of (i) $15 million, or (ii) the aggregate unpaid principal amount of advances made by LRGP to the Company. The note bears interest at the same rate of interest LRGP is charged on certain bank indebtedness (10% at July 31, 1995), and is due three business days after the New Notes are paid in full. The proceeds from the issuance of the note has been used to develop the Calcasieu Parish project.

In addition, LRGP has made certain advances to the Company. Interest accrues on such advances at the rate of 11.5% per annum. There is no stated maturity date of such advances. The proceeds from the advances have been used to develop the Calcasieu Parish project.



C - DEFERRED TAX ASSET

Effective June 9, 1995 (date of Crown's sale of 50% of the Company to LRGP), the Company began recording a deferred tax asset to reflect the tax benefit of net operating losses incurred from such date forward. The Company has evaluated the realization of net operating loss carryforwards in light of initial operating results and future projections, and has determined that the realization of a deferred tax benefit from a portion of such net operating losses is reasonably assured.



D - COMMITMENTS AND CONTINGENCIES

LITIGATION
On September 21, 1994, an action was filed against Crown and the Company in the 24th Judicial District Court for the Parish of Jefferson, Louisiana by Avondale Industries, Inc. ("Avondale"). In this action, Avondale alleges that the Company was contractually obligated to Avondale for the construction of the Company's riverboat vessel based upon a letter of intent (allegedly reaffirming a previous agreement entered into between Avondale and the Company). Avondale alleges that the Company breached a duty to negotiate in good faith toward the execution of a definitive vessel construction contract. Alternatively, Avondale alleges that a separate oral contract for the construction of the vessel existed and that the Company committed unspecified unfair trade practices and made certain misrepresentations. Avondale seeks unspecified damages including "all lost profits and lost overhead" and attorneys fees. The Company intends to vigorously contest liability in this matter.

CONSTRUCTION
At July 31, 1995 the Company was committed under various contracts relating to construction of its land based facilities and certain road improvements. The total amount of non-cancelable commitments as of July 31, 1995 was approximately $3 million.

===============================================

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON
HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR
TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH
THIS OFFERING OTHER THAN THOSE CONTAINED IN
THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY OR ANY UNDERWRITER.  NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,
CREATE ANY IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE
DATE HEREOF OR THAT THE INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO
THE DATE HEREOF.  THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF
AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE
REGISTERED SECURITIES TO WHICH IT RELATES OR AN
OFFER TO, OR A SOLICITATION OF, ANY PERSON IN
ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR
SOLICITATION IS UNLAWFUL.

                  __________


               TABLE OF CONTENTS

                                           Page
                                           ----
Available Information . . . . . . . . . .    2
Prospectus Summary  . . . . . . . . . . .    3
The Company . . . . . . . . . . . . . . .    6
Risk Factors  . . . . . . . . . . . . . .    6
Dividend Policy . . . . . . . . . . . . .   14
Use of Proceeds . . . . . . . . . . . . .   14
Market Price of and Dividends on
   Common Stock . . . . . . . . . . . . .   15
Selected Financial Information  . . . . .   16
Management's Discussion and Analysis
   of Financial Condition and
   Results of Operations  . . . . . . . .   17
Business  . . . . . . . . . . . . . . . .   21
Management  . . . . . . . . . . . . . . .   39
Executive Compensation  . . . . . . . . .   41
Certain Transactions  . . . . . . . . . .   43
Change in Independent Auditors  . . . . .   44
Security Ownership of Certain
   Beneficial Owners and
   Management . . . . . . . . . . . . . .   45
Selling Shareholders  . . . . . . . . . .   47
Description of Capital Stock  . . . . . .   57
Plan of Distribution  . . . . . . . . . .   59
Legal Matters . . . . . . . . . . . . . .   60
Experts . . . . . . . . . . . . . . . . .   60
Financial Statements  . . . . . . . . . .  F-1

                  ----------

===============================================

===============================================


                 10,121,869 SHARES

                   CROWN CASINO
                    CORPORATION

                   COMMON STOCK


                 ----------------

                    PROSPECTUS

                 ----------------



                October    , 1995
                        ---

===============================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All fees shall be paid by the Registrant. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission:

   SEC Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . .     $22,978
   Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .     $15,000
   Printing and Engraving Expenses  . . . . . . . . . . . . . . . . . . .     $20,000
   Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . .     $90,000
   Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . .     $35,000
   Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $17,022
                                                                              -------
      Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $200,000
                                                                             ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company's Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that such provision shall not eliminate or limit the liability of a director for (a) a breach of the director's duty of loyalty to the Company or its shareholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (d) an act or omission for which the liability of a director is expressly provided by an applicable statute.

        The Company's Articles of Incorporation also provide that if applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as amended.

        Article XI of the Company's Bylaws provides that the Company shall indemnify a director or officer who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director or officer of the Company, against reasonable expenses incurred by him in connection with such defense.

        The Company's Bylaws also provide that the Company may indemnify or obligate itself to indemnify an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer against liability incurred in the proceeding if (a) acting in his official capacity as a director or officer of the Company, he acted in a manner he believed in good faith to be in the best interests of the Company,
(b) in all other cases, his conduct was at least not opposed to the Company's best interests, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company may not indemnify a director or officer (a) in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the corporation, or (b) in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

        Since August 31, 1992, the Company has not issued any securities which are not registered pursuant to the federal Securities Act of 1933, except the following:

        On June 25, 1993, the Company acquired all of the issued and outstanding common stock of St. Charles Gaming Company, Inc. in exchange for 1,200,000 shares of the Company's Common Stock being issued to the one shareholder of St. Charles Gaming Company, Inc.

        In July 1993, the Company issued 400,000 shares of Common Stock to 10 Westpark Corporation as a finder's fee for introducing the Company to St. Charles Gaming Company, Inc.

        In October 1993 and in April 1994, the Company issued an aggregate of 433,333 shares of Common Stock, and in July 1994 issued a warrant to purchase 100,000 shares of Common Stock to Kehl River Boats, Inc., all in partial payment of the purchase price of the Casino pursuant to an agreement for such purchase entered into in October 1993, as amended. In December 1994, upon obtaining certain regulatory approvals, the Company issued an additional 623,334 shares of Common Stock for the balance of the purchase price.

        On December 13, 1993, the Company acquired all of the issued and outstanding common stock of Gaming Entertainment Management Services, Inc. ("GEMS") in exchange for 885,000 shares of the Company's Common Stock being issued to the 44 shareholders of GEMS and one corporation as a finder's fee.

        On January 5, 1994, in partial consideration for its services as placement agent in connection with a proposed private placement of debt securities which was never consummated, the Company granted Dabney/Resnick, Inc. a warrant to purchase 80,440 shares of the Company's Common Stock. In connection with introducing the Company to Dabney/Resnick, Inc., the Company undertook to grant to one individual a warrant to purchase 50,000 shares of Common Stock, which warrant was issued in October 1994.

        On January 5, 1994, the Company issued a warrant to purchase 80,440 shares of its Common Stock to Sun Life Insurance Company of America, Inc. ("Sun Life") as a commitment fee in connection with services rendered to the Company by Sun Life relating to a proposed private placement of debt securities which was never consummated.

        On May 26, 1994, the Company concluded a private placement of 3,316,756 shares of its Common Stock to an aggregate of 182 accredited investors for an aggregate purchase price of approximately $17.7 million. On March 18, 1994, the Company issued a warrant to purchase 120,000 shares of its Common Stock to Dabney/Resnick, Inc. and in April 1994, the Company issued warrants to purchase an aggregate of 194,952 shares of Crown Common Stock to two individuals and one corporation, all in consideration of their services as finders of purchasers of Common Stock in the private placement.

        In June 1994, the Company undertook to grant to one individual a warrant to purchase 50,000 shares of Common Stock in consideration of services to the Company in connection with the Company's efforts to obtain a gaming license in the State of Illinois. Such warrant was issued in October 1994.

        In connection with the sale by SCGC of a one-year note to an institutional investor in June 1994, the Company issued to such investor a warrant to purchase 508,414 shares of the Company's Common Stock.

        In March 1995, the Company issued 200,000 shares of Crown Common Stock to Calcasieu Development Corporation ("CDC") in consideration for the mutual release and termination of a previous agreement relating to certain land in the city of Lake Charles, and CDC's cooperation in effecting SCGC's development of its site in Calcasieu Parish.

        In March and July 1995, the Company issued an aggregate of 100,000 shares of Crown Common Stock as partial consideration for consulting services rendered by a single individual.

        In February and March 1995, the Company completed the sale of 150,000 shares of Common Stock to certain foreign investors under the provisions of Regulation S under the Securities Act.

        In April 1995, the Company issued an aggregate of 75,000 shares of its Common Stock to three individuals in connection with consulting services performed by such individuals on behalf of the Company.

        Except as otherwise noted, all issuances of securities described above were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and/or Rules 505 and/or 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The Company believes that all of the securities were acquired by the recipients thereof for investment for their own accounts and with no view toward the resale or distribution thereof. With respect to issuances made in reliance only upon Section 4(2) of the Securities Act, each of the recipients of such securities had a preexisting business relationship with the Company or its principals, the offers and sales were made without any public solicitation and the certificates bear restrictive legends. No underwriter was involved in such transactions. In late 1993 and early 1994, the Company agreed to file a registration statement covering the shares of certain purchasers in the private placements, and was obligated to file such registration statement no later than May 31, 1994. The Company therefore has filed this Registration Statement covering all shares issued in the private placements. In each instance, the offers and sales were made without any public solicitation, the certificates bear restrictive legends and appropriate stop transfer instructions have been or will be given to the transfer agent. No underwriter was involved in the transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        The exhibits listed below are filed with or incorporated by reference into this Registration Statement.

      EXHIBIT
      NUMBER                                           DESCRIPTION OF EXHIBITS
      ------                                           -----------------------
      2.1          Stock Purchase Agreement dated November 1, 1993 by and among Crown Casino Corporation ("Crown")
                   and Charles Golding Jr., Michael Bailey, William M. Dougal, Timothy M. Dougal, William Saetveit
                   and WDT Associates, Inc. (the "Principal Shareholders"). (11)

      2.1.1        Form of Stock Purchase Agreement between Crown and certain other Gaming Entertainment
                   Management Services, Inc. ("GEMS") selling shareholders. (11)

      2.1.2        First Amendment to Stock Purchase Agreement dated December 13, 1993 by and between Crown and the Principal Shareholders. (11)

      2.2          Amended Stock Purchase Agreement dated June 9, 1995 between Crown and Louisiana Riverboat
                   Gaming Partnership. (14)

      EXHIBIT
      NUMBER                                           DESCRIPTION OF EXHIBITS
      ------                                           -----------------------
      2.3          Asset Purchase Agreement dated July 11, 1995 by and between Crown and SLT Realty Limited
                   Partnership and Hotel Investors Corporation of Nevada, Inc. (14)

      3.1          Articles of Incorporation of Skylink America Incorporated (formerly SKAI, Inc.). (4)

      3.1.1        Articles of Merger of Skylink America Incorporated and SKAI, Inc. filed with the Secretary of
                   State of the State of Alabama on September 29, 1989. (4)

      3.1.2        Articles of Merger of Skylink America Incorporated and SKAI, Inc. filed with the Secretary of
                   State of the State of Texas on October 10, 1989. (4)

      3.1.3        Articles of Amendment filed with the Secretary of State of the State of Texas on October 7,
                   1993. (12)

      3.1.4        Articles of Amendment filed with the Secretary of State of the State of Texas on October 5,
                   1994. (12)

      3.2          By-Laws dated August 24, 1989. (5)

      4.1          Specimen stock certificate. (13)

      4.2          Form of Registration Rights Agreement dated January 5, 1994 by and between Crown and Dabney-
                   Resnick, Inc. (12)

      4.2.1        Form of Stock Purchase Warrant dated January 5, 1994 allowing Dabney-Resnick, Inc. to purchase shares of common stock of Crown. (12)

      4.3          Form of Registration Rights Agreement dated January 5, 1994 by and between Crown and Sun Life
                   Insurance Company of America, Inc. (12)

      4.3.1        Form of Stock Purchase Warrant dated January 5, 1994 allowing Sun Life Insurance Company of
                   America, Inc. to purchase shares of common stock of Crown. (12)

      4.4.1        Stock Purchase Warrant dated June 3, 1994, allowing Nomura Holding America, Inc. ("Nomura") to purchase shares of Common Stock of Crown. (13)

      4.4.2        Amendment to Stock Purchase Warrant dated as of December 3, 1994. (12)

      4.5          Form of Stock Purchase Warrant dated as of April 15, 1994 allowing the following parties to purchase shares of Common Stock of Crown: Daniel G. Goggin (38,990 shares), Gerard M. Jacobs
                   (77,981 shares), and The Hubbard Company, Inc. (77,981 shares). (13)

      4.6          Form of Stock Purchase Warrant dated March 18, 1994 granting Dabney-Resnick, Inc. the right to purchase 120,000 shares of Common Stock of Crown. (12)

      4.7          Common Stock Purchase Warrant dated July 8, 1994 granting Kehl River Boats, Inc. the right to purchase 100,000 shares of Common Stock of Crown. (12)

      4.8          Common Stock Purchase Warrant dated October 6, 1994 granting Don Farris the right to purchase
                   50,000 shares of Common Stock of Crown. (12)

      4.9          Common Stock Purchase Warrant dated June 2, 1994 granting Gerard M. Jacobs the right to purchase 50,000 shares of Common Stock of Crown. (12)

      4.10.1       Note Purchase Agreement dated as of July 20, 1995, by and among LRGP, SCGC, Nomura and First
                   National Bank of Commerce, as agent for Nomura ("First NBC"). (15)

      EXHIBIT
      NUMBER                                           DESCRIPTION OF EXHIBITS
      ------                                           -----------------------
      4.10.2       $38,400,000 Senior Secured Increasing Rate Note due July 27, 1996, issued by LRGP and SCGC to
                   Nomura. (15)

      4.10.3       Pledge Agreement dated as of July 20, 1995 made by Crown in favor of First NBC. (15)

      4.10.4       Crown Subordination Agreement dated as of July 20, 1995, among Crown, LRGP, Nomura and First
                   NBC. (15)

      4.10.5       Security Agreement dated as of July 20, 1995, made by SCGC and LRGP in favor of First NBC. (15)

      5.1          Opinion of Smith, Gambrell & Russell. (12)

      10.1         Skylink America Incorporated 1986 Incentive Stock Option Plan. (2)

      10.1.1       Amendment to Incentive Stock Option Plan adopted September 27, 1990. (6)

      10.2         Lease Agreement dated April 2, 1991 between the Registrant and FDIC as Manager of the FSLIC
                   Resolution Fund as Receiver for First Gibraltar. (6)

      10.3         Employment Agreement dated as of January 1, 1988 between Registrant and Edward R. McMurphy. (3)

      10.3.1       Amendment to Employment Agreement dated February 25, 1991 between Registrant and Edward R.
                   McMurphy. (7)

      10.4         Severance Agreement dated March 26, 1992 between the Registrant and Mark D. Slusser. (8)

      10.5         Skylink America Incorporated 1991 Non-Qualified Stock Option Plan. (8)

      10.6         Form of Indemnification Agreement between the Registrant and Edward R. McMurphy, Mark  D.
                   Slusser, T.J. Falgout III, David J. Douglas, J. David Simmons and Michael B. Cloud. (9)

      10.7         LRGP $20,000,000 Promissory Note dated June 9, 1995 in favor of Crown. (14)

      10.8         Shareholders Agreement dated June 9, 1995 by and between LRGP and Crown. (14)

      10.9         Management Agreement dated March 2, 1995 by and between SCGC and Riverboat Services, Inc. (14)

      10.10        Lease Agreement dated May 20, 1994 by and between IGT-North America and SCGC. (13)

      10.10.1      Modification of Lease Agreement dated December 23, 1994 between IGT-North America and SCGC. (12)

      10.11        Teaming Agreement dated June 2, 1994 between Crown and Gerard M. Jacobs. (12)

      10.12        Stock Option Agreement dated December 28, 1993 between the Company and Paul J. Murray, III and
                   Ray A. Davezak (as shareholders of Murzac, Inc.). (12)

      10.12.1      First Amendment to Stock Option Agreement dated January 4, 1994. (12)

      10.13        Compromise Agreement dated January 27, 1995 among Crown, SCGC and Century Casinos Management, Inc. (12)

      EXHIBIT
      NUMBER                                           DESCRIPTION OF EXHIBITS
      ------                                           -----------------------
      10.14        Development Agreement dated June 9, 1995 by and between SCGC and Calcasieu Parish Police Jury. (14)

      10.14.1      First Amendment to Development Agreement dated July 25, 1995 by and between SCGC and Calcasieu
                   Parish Police Jury. (14)

      10.15        Lease (South  Tract) dated March 24, 1995 by and among Port Resources, Inc. and CRU. Inc.
                   (collectively, "Landlord"), SCGC and Crown. (14)

      10.15.1      Amendment to Lease (South Tract) dated May 3, 1995 by and among Landlord, SCGC, Crown and LRGP. (14)

      10.15.2      Second Amendment to Lease (South Tract) dated May 16, 1995 by and among Landlord, SCGC, Crown and LRGP. (14)

      10.16        Lease (North Tract) dated July 17, 1995 by and among Landlord, SCGC and Crown. (15)

      10.16.1      Amendment to Lease (North Tract) dated July 17, 1995 by and among Landlord, SCGC, Crown and
                   LRGP. (15)

      10.16.2      Second Amendment to Lease (North Tract) dated July 29, 1995 by and among Landlord, SCGC, Crown and LRGP. (15)

      16.1         Letter from Ernst & Young LLP, the Company's former independent auditor, regarding the Company's statements in its current report concerning the resignation of Ernst & Young LLP as the Company's independent auditor. (12)

      21.1         Subsidiaries of the Registrant. (1)

      23.1         Consent of Ernst & Young LLP. (1)

      23.2         Consent of Coopers & Lybrand L.L.P. (1)

      23.3         Consent of Smith, Gambrell & Russell (contained in their opinion filed as Exhibit 5.1). (12)

      24.1         Powers of Attorney (included on the original Signature Page to this Registration Statement). (12)

      24.2         Power of Attorney of Robert J. Kehl. (12)

      24.3         Power of Attorney of Gerard M. Jacobs. (12)

--------------------
(1)    Filed herewith.

(2) Previously filed as an Exhibit to the Registrant's Registration Statement on Form 10, as amended (No. 0-14939) and incorporated herein by reference.

(3) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1988 and incorporated herein by reference.

(4) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended October 31, 1989 and incorporated herein by reference.

(5) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1990 and incorporated herein by reference.

(6) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1991 and incorporated herein by reference.

(7) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1991 and incorporated herein by reference.

(8) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1992 and incorporated herein by reference.

(9) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1993 and incorporated herein by reference.

(10) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated October 26, 1993 and incorporated herein by reference.

(11) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated December 13, 1993 and incorporated herein by reference.

(12) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1, as amended, initially filed with the Securities and Exchange Commission on May 31, 1994 (No. 33-79484) and incorporated herein by reference.

(13) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1994 and incorporated herein by reference.

(14) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended April 30, 1995 and incorporated herein by reference.

(15) Previously filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 31, 1995 and incorporated herein by reference.

   (d) The financial statements and schedule filed as a part of this Registration Statement are as follows:

         1. Financial Statements. See Index to Financial Statements on page F-1 of the Prospectus included in this Registration Statement.

         2.   Financial Statement Schedule

                     Schedule II         -     Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

        (a) The undersigned Registrant hereby undertakes:

            1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material changes to such information in the Registration Statement.

            2. That, for the purpose of determining any liability under the
               Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c) The undersigned Registrant hereby undertakes that:

            1. For purposes of determining any liability under the Securities
               Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            2. For the purpose of determining any liability under the
               Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            Crown Casino Corporation
                    (Formerly Skylink America Incorporated)
                Schedule II - Valuation and Qualifying Accounts


                                   Balance at      Charged to                                      Balance at
                                  Beginning of     Costs and        Charged to      Deductions-      End of
 Description                         Period         Expenses      Other Accounts     Describe(1)     Period
-------------------------------------------------------------------------------------------------------------
 Year ended April 30, 1995:
        Allowance for doubtful        $200,000                                         $ 60,629      $139,371
 accounts

 Year ended April 30, 1994:
        Allowance for doubtful        $ 38,500        $218,510                         $ 57,010      $200,000
 accounts
 Year ended April 30, 1993:
        Allowance for doubtful        $ 86,308        $ 16,374                         $ 64,182      $ 38,500
 accounts


(1)  Uncollectible accounts written off, net of recoveries.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on September 29, 1995.

                                   CROWN CASINO CORPORATION

                         By:                             *
                              --------------------------------------------------
                              Edward R. McMurphy
                              President and Chief Executive Officer
                              (principal executive officer)


                         By:  /s/ Mark D. Slusser
                              --------------------------------------------------
                              Mark D. Slusser
                              Vice President Finance and Chief Financial Officer (principal accounting officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                                    Title                              Date
            ---------                                    -----                              ----
                    *                        Chairman of the Board, Chief Executive    September 29, 1995
 -----------------------------------         Officer and President
 Edward R. McMurphy

                    *                        Director                                  September 29, 1995
 -----------------------------------
 Tilman J. Falgout, III

                    *                        Director                                  September 29, 1995
 ------------------------------------
 David J. Douglas

                    *                        Director                                  September 29, 1995
 ------------------------------------
 John David Simmons

                    *                        Director                                  September 29, 1995
 ------------------------------------
 Gerald L. Adams

                    *                        Director                                  September 29, 1995
 -----------------------------------
 Gerard M. Jacobs

                    *                        Director                                  September 29, 1995
 -----------------------------------
 Robert J. Kehl

 * By/s/ Mark D. Slusser
     --------------------------------
      Mark D. Slusser as Attorney-
      in-Fact pursuant to Powers of
      Attorney filed as part of this
      Registration Statement


                                                      Exhibit Index


          Exhibit                                                                            Sequential
         Number                                  Description of Exhibits                      Page No.
         ------                 ---------------------------------------------------------   -----------
           21.1                 Subsidiaries of the Registrant

           23.1                 Consent of Ernst & Young LLP

           23.2                 Consents of Coopers & Lybrand L.L.P.
